                                                                    EXHIBIT 10.1

                                                                [EXECUTION COPY]

================================================================================

                              TRANSACTION AGREEMENT

                                      among

                            CENTERPOINT ENERGY, INC.,

                              UTILITY HOLDING, LLC,

                              NN HOUSTON SUB, INC.,

                           TEXAS GENCO HOLDINGS, INC.,

                              HPC MERGER SUB, INC.

                                       and

                            GC POWER ACQUISITION LLC

                  ----------------------------------------

                            Dated as of July 21, 2004

                  ----------------------------------------

================================================================================

                                TABLE OF CONTENTS

                                                                                       PAGE
ARTICLE I PUBLIC COMPANY MERGER.....................................................      3
Section 1.1    The Public Company Merger............................................      3
Section 1.2    Time and Place of Public Company Merger Closing......................      3
Section 1.3    Effective Time of the Public Company Merger..........................      4
Section 1.4    Directors and Officers...............................................      4
Section 1.5    Articles of Incorporation and Bylaws.................................      4
Section 1.6    Effect of Public Company Merger on Capital Stock.....................      4
Section 1.7    Exchange of Certificates.............................................      5

ARTICLE II OTHER TRANSACTIONS.......................................................      7
Section 2.1    Genco LP Division....................................................      7
Section 2.2    Merger Agreements....................................................      8
Section 2.3    Non-STP Acquisition..................................................      8
Section 2.4    Time and Place of Non-STP Acquisition Closing........................      9
Section 2.5    STP Acquisition......................................................      9
Section 2.6    Time and Place of STP Acquisition Closing............................     10
Section 2.7    FIRPTA Certificate...................................................     11
Section 2.8    Director and Officer Resignations....................................     11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF CENTERPOINT...........................     11
Section 3.1    Organization; Etc....................................................     11
Section 3.2    Authority Relative to this Agreement.................................     11
Section 3.3    Ownership of Shares..................................................     12
Section 3.4    Consents and Approvals; No Violations................................     12
Section 3.5    Affiliate Transactions...............................................     13
Section 3.6    Separation Transactions..............................................     13
Section 3.7    Brokers; Finders and Fees............................................     14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF GENCO HOLDINGS.........................     14
Section 4.1    Organization; Etc....................................................     14
Section 4.2    Authority Relative to this Agreement.................................     15
Section 4.3    Capitalization.......................................................     16
Section 4.4    Ownership of Shares, Company Securities..............................     17
Section 4.5    Consents and Approvals; No Violations................................     17
Section 4.6    Reports and Financial Statements.....................................     18
Section 4.7    Absence of Undisclosed Liabilities...................................     20
Section 4.8    Absence of Certain Changes...........................................     20
Section 4.9    Litigation...........................................................     20
Section 4.10   Compliance with Law..................................................     20
Section 4.11   Employee Benefit Plans...............................................     21
Section 4.12   Labor and Employment Matters.........................................     24
Section 4.13   Taxes................................................................     24
Section 4.14   Title, Ownership and Related Matters.................................     26

Section 4.15   Environmental........................................................     27
Section 4.16   Brokers; Finders and Fees............................................     29
Section 4.17   Texas Business Combination Law.......................................     30
Section 4.18   Intellectual Property................................................     30
Section 4.19   Contracts............................................................     30
Section 4.20   Insurance............................................................     31
Section 4.21   Regulatory Matters...................................................     32
Section 4.22   Affiliate Transactions...............................................     35
Section 4.23   Derivative Products..................................................     36
Section 4.24   Fairness Opinion.....................................................     36
Section 4.25   Board Recommendation.................................................     36
Section 4.26   Ownership of Assets..................................................     37

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER...................................     37
Section 5.1    Organization; Etc....................................................     37
Section 5.2    Authority Relative to this Agreement.................................     37
Section 5.3    Consents and Approvals; No Violations................................     38
Section 5.4    Debt Financing.......................................................     38
Section 5.5    Litigation...........................................................     38
Section 5.6    Investigation by Buyer...............................................     38
Section 5.7    Brokers; Finders and Fees............................................     40
Section 5.8    Buyer's ERCOT Generation.............................................     40
Section 5.9    Ownership of Genco Holding Stock.....................................     40

ARTICLE VI COVENANTS OF THE PARTIES.................................................     40
Section 6.1    Covenants of Genco Holdings..........................................     40
Section 6.2    Access to Information................................................     44
Section 6.3    Consents; Cooperation................................................     45
Section 6.4    Commercially Reasonable Efforts......................................     48
Section 6.5    Public Announcements.................................................     48
Section 6.6    Tax Matters..........................................................     49
Section 6.7    Debt Financing.......................................................     55
Section 6.8    Employees; Employee Benefits.........................................     58
Section 6.9    Insurance............................................................     66
Section 6.10   No Solicitation of Transactions......................................     69
Section 6.11   Tax Exempt Financing.................................................     70
Section 6.12   NRC Approval.........................................................     75
Section 6.13   Preparation of Information Statement; SEC Filings....................     76
Section 6.14   Directors' and Officers' Indemnification and Insurance...............     78
Section 6.15   Section 16 Matters...................................................     78
Section 6.16   Intercompany Accounts and Agreements.................................     78
Section 6.17   Transition Services and Other Intercompany Arrangements..............     80
Section 6.18   Power Purchase Agreement.............................................     80
Section 6.19   Decommissioning Undertakings.........................................     80
Section 6.20   True-up Proceeds.....................................................     81
Section 6.21   Environmental Reporting Regarding NOx Emission Reductions............     81

Section 6.22   Leases...............................................................     82

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE PUBLIC COMPANY MERGER.................     82
Section 7.1    Conditions to Genco Holdings and Merger Sub's Obligations
               to Consummate the Public Company Merger..............................     82

ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE NON-STP ACQUISITION..................     83
Section 8.1    Conditions to Buyer, Genco Holdings and CenterPoint's
               Obligations to Consummate the Non-STP Acquisition....................     83
Section 8.2    Further Conditions to Genco Holdings and CenterPoint's Obligations...     83
Section 8.3    Further Conditions to Buyer's Obligations............................     84
Section 8.4    Additional Conditions to Genco Holdings and CenterPoint's
               Obligations..........................................................     85
Section 8.5    Additional Conditions to Buyer's Obligations.........................     86

ARTICLE IX CONDITIONS TO CONSUMMATION OF THE STP ACQUISITION........................     86
Section 9.1    Conditions to CenterPoint and Buyer's Obligations to
               Consummate the STP Acquisition.......................................     86
Section 9.2    Further Conditions to Buyer's Obligations............................     87

ARTICLE X TERMINATION AND ABANDONMENT...............................................     88
Section 10.1   Termination..........................................................     88
Section 10.2   Procedure for and Effect of Termination..............................     89

ARTICLE XI MISCELLANEOUS PROVISIONS.................................................     90
Section 11.1   Representations and Warranties.......................................     90
Section 11.2   Amendment and Modification...........................................     90
Section 11.3   Entire Agreement; Assignment.........................................     90
Section 11.4   Severability.........................................................     91
Section 11.5   Notices..............................................................     91
Section 11.6   Governing Law........................................................     93
Section 11.7   Descriptive Headings.................................................     93
Section 11.8   Counterparts.........................................................     93
Section 11.9   Fees and Expenses....................................................     93
Section 11.10  Interpretation.......................................................     94
Section 11.11  Third-Party Beneficiaries............................................     95
Section 11.12  No Waivers...........................................................     95
Section 11.13  Specific Performance.................................................     96
Section 11.14  Acknowledgments......................................................     96
Section 11.15  Parent Undertaking...................................................     96
Section 11.16  Special Committee....................................................     96

Exhibit A -- Form of Parent Written Consent

Exhibit B -- Form of MergerAgreement for the Genco LP Division

Exhibit C -- Form of Merger Agreement for the Genco II LP Acquisition

Exhibit D -- Form of Merger Agreement for the Genco Services Acquisition

Exhibit E -- Form of Transition Services Agreement

Schedule 2.3   -- Non-STP Purchase Price Allocation

Schedule 6.17(b) -- Separation Amendments

Schedule 6.18 -- Power Purchase Arrangements

                              TRANSACTION AGREEMENT

            TRANSACTION AGREEMENT, dated as of July 21, 2004 (this "AGREEMENT"), by and among CenterPoint Energy, Inc., a Texas corporation ("CENTERPOINT"), Utility Holding, LLC, a Delaware limited liability company and wholly-owned subsidiary of CenterPoint ("UTILITY HOLDING" and, together with CenterPoint, sometimes collectively referred to as "PARENTS" and, individually, a "PARENT"), NN Houston Sub, Inc., a Texas corporation and a direct wholly-owned subsidiary of Utility Holding ("MERGER SUB"), Texas Genco Holdings, Inc., a Texas corporation ("GENCO HOLDINGS"), GC Power Acquisition LLC, a Delaware limited liability company ("BUYER"), and HPC Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of Buyer ("STP MERGER SUB"). Parents, Merger Sub, Genco Holdings, Buyer and STP Merger Sub are hereinafter collectively referred to as the "parties" and each individually as a "party."

            WHEREAS, Utility Holding owns 64,764,240 shares (the "SHARES") of common stock, par value $.001 per share ("COMMON STOCK"), of Genco Holdings; and

            WHEREAS, the Shares represent approximately 80.96% of the total outstanding shares of Common Stock of Genco Holdings; and

            WHEREAS, Genco Holdings, through its direct and indirect subsidiaries identified in Section 4.3(a) of the Companies Disclosure Letter (as defined below) (Genco Holdings and such direct and indirect subsidiaries and any direct or indirect subsidiaries of Genco Holdings formed after the date hereof are collectively referred to herein as the "COMPANIES," and, individually, each as a "COMPANY"), (a) owns 11 electric power generation facilities, and a 30.8% (subject to potential increase pursuant to the exercise of a right of first refusal) interest in South Texas Project Nuclear Electric Generating Station (the "SOUTH TEXAS PROJECT" or "STP"), all of which are located in Texas, and (b) sells wholesale electric generation capacity, energy and ancillary services in the Electric Reliability Council of Texas, Inc. market (the "ERCOT MARKET") (such business referred to herein as the "GENCO BUSINESS"); and

            WHEREAS, the respective Boards of Directors of CenterPoint, Genco Holdings and Merger Sub, and the sole manager of Utility Holding, have approved, and deem it advisable to consummate, the merger of Merger Sub with and into Genco Holdings (the "PUBLIC COMPANY MERGER"), with Genco Holdings surviving as the Surviving Corporation (as defined below), on terms and subject to the conditions set forth in this Agreement; and

            WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Buyer's willingness to enter into this Agreement, Utility Holding will deliver its written consent in the form attached hereto as Exhibit A (the "PARENT WRITTEN CONSENT"), pursuant to which Utility Holding will approve this Agreement and the transactions contemplated hereby (including the Public Company Merger); and

            WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Buyer's willingness to enter into this Agreement, Texas Genco, LP, a Texas limited partnership and an indirect wholly-owned subsidiary of Genco Holdings ("GENCO LP"), has entered into a Master Power Purchase and Sale Agreement between Genco LP and J. Aron & Company, dated the date hereof (the "POWER PURCHASE AGREEMENT"); and

            WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parents' and Genco Holdings' willingness to enter into this Agreement, Buyer has entered into a commitment letter (the "DEBT FINANCING LETTER") with financing sources with respect to the debt financing (the "DEBT FINANCING") for the transactions contemplated hereby other than the Public Company Merger, which financing will include (a) a $775.0 million senior first prior secured term loan facility, (b) a $475.0 million delayed draw term loan facility (the "DELAYED DRAW TERM FACILITY"), (c) a $200.0 million senior first priority secured revolving credit facility, (d) a $200.0 million senior first priority secured letter of credit facility, (e) a $425.0 million senior first priority secured letter of credit facility, and (f) the issuance of $1,250.0 million of senior second priority secured notes or, alternatively, $1,250.0 million under senior second priority secured increasing rate bridge loans; and

            WHEREAS, Annex E to the Debt Financing Letter (the "PUBLIC COMPANY MERGER DEBT TERM SHEET") provides for debt financing to Genco Holdings for the Public Company Merger, which financing will consist of a $717.0 million overnight bridge loan (the "OVERNIGHT BRIDGE LOAN"); and

            WHEREAS, prior to the Public Company Merger Closing Date (as defined below), upon the terms and subject to the conditions set forth in this Agreement, a Texas limited partnership to be formed by Genco Holdings as a wholly-owned indirect subsidiary of Genco Holdings ("GENCO II LP"), will merge with Genco LP, and as a result of that merger be allocated all of the Non-STP Assets and Liabilities (as defined below) other than those held by Texas Genco Services, LP, a Texas limited partnership wholly-owned by Genco Holdings ("GENCO SERVICES") (such transaction, the "GENCO LP DIVISION"); and

            WHEREAS, on the first business day following consummation of the Public Company Merger or as soon as possible thereafter, upon the terms and subject to the conditions set forth in this Agreement, (1) a Texas limited partnership to be formed by Buyer as a wholly-owned indirect subsidiary of Buyer ("NEWCO"), will merge with and into Genco II LP (such merger, the "GENCO II LP ACQUISITION"), with Genco II LP being the surviving entity in the Genco II LP Acquisition as an indirect wholly-owned subsidiary of Buyer, and (2) a Texas limited partnership to be formed by Buyer as a wholly-owned indirect subsidiary of Buyer ("NEWCO2") will merge with and into Genco Services (such merger, the "GENCO SERVICES ACQUISITION"), with Genco Services being the surviving entity in the Genco Services Acquisition as an indirect wholly-owned subsidiary of Buyer (the Genco II LP Acquisition and the Genco Services Acquisition, collectively, the "NON-STP ACQUISITION"); and

            WHEREAS, following consummation of the Public Company Merger and the Non-STP Acquisition, upon the terms and subject to the conditions set forth in this Agreement, STP Merger Sub will merge with and into Genco Holdings (the "STP ACQUISITION"), with Genco Holdings being the surviving corporation in the STP Acquisition as a direct wholly-owned subsidiary of Buyer; and

            WHEREAS, Buyer is owned by Blackstone Capital Partners IV L.P., Hellman & Friedman Capital Partners IV, L.P., KKR Millennium Fund, L.P., TPG Partners IV, L.P. and their respective affiliates (collectively, the "INVESTORS");

            NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

                                   ARTICLE I

                              PUBLIC COMPANY MERGER

            Section 1.1 The Public Company Merger. On the terms and subject to the conditions of this Agreement and in accordance with the Texas Business Corporation Act ("TBCA"), at the Public Company Merger Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Genco Holdings. As a result of the Public Company Merger, the separate corporate existence of Merger Sub shall cease and Genco Holdings shall survive the Public Company Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"). From and after the Public Company Merger Effective Time, the Public Company Merger shall have the effects provided in Article 5.06A of the TBCA. All rights, titles and interests to all properties owned by Genco Holdings and Merger Sub shall be allocated to and vested in the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing Liens thereon. All liabilities and obligations of Genco Holdings and Merger Sub shall become liabilities and obligations of the Surviving Corporation.

            Section 1.2 Time and Place of Public Company Merger Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Public Company Merger (the "PUBLIC COMPANY MERGER CLOSING") will take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002-4995 at 9:00 a.m. (local time) on the first business day (that is a day that is followed by three consecutive days that are all business days) following the date on which all of the conditions set forth in Article VII (other than those that by their nature are intended to be satisfied at the Public Company Merger Closing) have been satisfied or waived, or at such other date, place or time as the parties may agree. The date on which the Public Company Merger Closing occurs and the transactions contemplated by the Public Company Merger become effective is referred to as the "PUBLIC COMPANY MERGER CLOSING DATE."

            Section 1.3 Effective Time of the Public Company Merger. On the Public Company Merger Closing Date, the parties shall cause the Public Company Merger to be consummated by filing the articles of merger (the "ARTICLES OF MERGER") with the Secretary of State of the State of Texas (the "TEXAS SECRETARY OF STATE") in such form as is required by, and executed in accordance with, the relevant provisions of the TBCA and shall make any other filings or recordings required under the TBCA (the date and time of the issuance of a certificate of merger by the Texas Secretary of State pursuant to Article 5.05 of the TBCA (or such later time as is specified in the Articles of Merger) on the Public Company Merger Closing Date, being the "PUBLIC COMPANY MERGER EFFECTIVE TIME").

            Section 1.4 Directors and Officers. The directors of Merger Sub immediately prior to the Public Company Merger Effective Time shall be the initial directors of the Surviving Corporation following the Public Company Merger, and the officers of Genco Holdings immediately prior to the Public Company Merger Effective Time shall be the initial officers of the Surviving Corporation following the Public Company Merger, in each case until their respective successors are duly elected or appointed or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

            Section 1.5 Articles of Incorporation and Bylaws. Following the Public Company Merger Effective Time, the articles of incorporation of Genco Holdings shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law. Following the Public Company Merger Effective Time, the bylaws of Genco Holdings shall be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

            Section 1.6 Effect of Public Company Merger on Capital Stock. As of the Public Company Merger Effective Time, by virtue of the Public Company Merger and without any action on the part of Genco Holdings, Merger Sub or any holder of any shares of capital stock of Genco Holdings or any shares of capital stock of Merger Sub:

            (a) Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Public Company Merger Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of the Surviving Corporation (such shares, the "SURVIVING CORPORATION SHARES").

            (b) Cancellation of Certain Common Stock. Each share of Common Stock that is owned by CenterPoint or any of its subsidiaries (including Utility Holding, Genco Holdings or Merger Sub), in each case immediately prior to the Public Company Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

            (c) Conversion of Common Stock. Subject to the provisions of this
Section 1.6, each share of Common Stock, other than Dissent Shares and shares cancelled pursuant to Section 1.6(b), issued and outstanding immediately prior to the Public Company Merger Effective Time shall, by virtue of the Public Company Merger and without any action on the part of the holder thereof, be converted into the right to receive $47.00 in cash payable without interest (the "PUBLIC COMPANY MERGER CONSIDERATION") deliverable, in each case, to the holder of such share, upon surrender, in the manner provided in Section 1.7, of a certificate formerly evidencing such share (a "CERTIFICATE").

            (d) Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Public Company Merger Effective Time and that are held by any person who is entitled to dissent from and properly dissents from this Agreement pursuant to, and who complies in all respects with, Articles 5.11,
5.12 and 5.13 of the TBCA (the "DISSENTERS' STATUTE"), in each case to the extent applicable ("DISSENT SHARES"), shall not be converted into a right to receive the Public Company Merger Consideration as provided in Section 1.6(c), but rather the holders of Dissent Shares shall be entitled to the right to receive payment of the fair value of such Dissent Shares in accordance with the Dissenters' Statute upon surrender of the certificate or certificates duly endorsed representing such Dissent Shares; provided, however, that if any such holder shall fail to perfect or otherwise shall effectively waive, withdraw or lose the right to receive payment of the fair value under the Dissenters' Statute, then the right of such holder to be paid the fair value of such holder's Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Public Company Merger Effective Time into the right to receive the Public Company Merger Consideration as provided in Section 1.6(c). Genco Holdings shall give prompt notice to Buyer (and, until the STP Acquisition Closing (as defined in Section 2.6), CenterPoint) of any objections or demands received by Genco Holdings for payment of the fair value of Common Stock pursuant to the Dissenters' Statute, and Buyer (and, until the STP Acquisition Closing, CenterPoint) shall have the right to direct all negotiations and proceedings with respect to such objections or demands. Genco Holdings shall not, without the prior written consent of Buyer (and until the STP Acquisition Closing, CenterPoint), make any payment with respect to, or settle or offer to settle, any such objections or demands, or agree to do any of the foregoing.

            Section 1.7 Exchange of Certificates.

            (a) Deposit with Payment Agent. Prior to the Public Company Merger Effective Time, CenterPoint shall appoint a bank or trust company reasonably acceptable to Buyer and Genco Holdings to act as agent (the "PAYING AGENT") for the delivery of the Public Company Merger Consideration upon surrender of the Certificates in accordance with this Article I. At or promptly after the Public Company Merger Effective Time, the Surviving Corporation shall deposit with the Paying Agent an amount of cash required for the payment of the Public Company Merger Consideration upon surrender of Certificates in accordance with this
Article I. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500,000,000. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation.

            (b) Exchange and Payment Procedures. As soon as reasonably practicable after the Public Company Merger Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as the parties may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Public Company Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Public Company Merger Consideration in respect of the shares formerly represented by such Certificate pursuant to Section 1.6(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Common Stock that is not registered in the share transfer books of Genco Holdings, the Public Company Merger Consideration may be paid and delivered in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such Public Company Merger Consideration shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the Public Company Merger Consideration payable upon surrender of any Certificate.

            (c) No Further Ownership Rights in Common Stock. Until surrendered as contemplated by Section 1.7(b), each Certificate shall be deemed at any time after the Public Company Merger Effective Time to represent only the right to receive upon such surrender the Public Company Merger Consideration as contemplated by this Article I. The Public Company Merger Consideration delivered upon the surrender of a Certificate in accordance with the terms of this Article I shall be deemed to have been delivered at the Public Company Merger Effective Time in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificate. At the close of business on the date on which the Public Company Merger Effective Time occurs, the share transfer books of Genco Holdings shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Public Company Merger Effective Time. If, after the close of business on the date on which the Public Company Merger Effective Time occurs,

Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article I.

            (d) No Liability. None of the parties to this Agreement, the Surviving Corporation and the Paying Agent shall be liable to any person in respect of any cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Public Company Merger Consideration deposited with the Paying Agent pursuant to this
Article I which remains undistributed to the holders of the Certificates for twelve months after the Public Company Merger Effective Time (or immediately prior to such earlier date on which any cash or property in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority) shall be delivered to the Surviving Corporation, upon demand. Any holders of Certificates who have not theretofore complied with this
Article I shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim, if any, to which such holders may be entitled.

            (e) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Public Company Merger Consideration.

            (f) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold any applicable Taxes from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock.

                                   ARTICLE II

                               OTHER TRANSACTIONS

            Section 2.1 Genco LP Division . Prior to the Public Company Merger Closing Date, CenterPoint and Genco Holdings shall cause the Genco LP Division to be consummated, as follows: Genco LP and Genco II LP shall execute and deliver a merger agreement substantially in the form attached hereto as Exhibit B and consummate the Genco LP Division on the terms and conditions set forth therein pursuant to a multiple survivor merger of Genco LP and Genco II LP pursuant to which (i) except for the STP Assets and Liabilities (as defined below), all of Genco LP's right, title and interest in and to any and all properties, assets, rights, claims, Contracts and Permits and all debts, liabilities and obligations shall be allocated to Genco II LP (the "GENCO LP NON-STP ASSETS AND LIABILITIES"), (ii) all of the properties, assets, rights, claims, Contracts and Permits set forth in Section 2.1(a) of the Companies Disclosure Letter (as defined herein) shall be allocated to Genco LP (the "STP ASSETS") and (iii) all of the debts, liabilities and obligations set forth in
Section 2.1(b) of the Companies Disclosure Letter shall be allocated to Genco LP (the "STP LIABILITIES" and collectively with the STP Assets, the

"STP ASSETS AND LIABILITIES"). CenterPoint and Genco Holdings agree that after the date of this Agreement Buyer shall have the right to review the items set forth on Sections 2.1(a) and 2.1(b) of the Companies Disclosure Letter and the parties agree that to the extent the parties in good faith determine that any such items are more properly characterized as Non-STP Assets and Liabilities, as applicable, such items shall be removed from such Sections. The Genco LP Non-STP Assets and Liabilities together with the assets, rights, claims, Contracts, Permits, debts, liabilities and obligations of Genco Services immediately prior to the effective time of the Genco Services Acquisition are referred to collectively as the "NON-STP ASSETS AND LIABILITIES".

            Section 2.2 Merger Agreements.

            (a) On or prior to the Public Company Merger Date, Genco II LP and Newco shall execute and deliver a merger agreement substantially in the form of Exhibit C (the "GENCO II MERGER AGREEMENT").

            (b) On or prior to the Public Company Merger Date, Genco Services and Newco2 shall execute and deliver a merger agreement substantially in the form of Exhibit D (the "GENCO SERVICES MERGER AGREEMENT").

            Section 2.3 Non-STP Acquisition. On the first business day after the Public Company Merger Closing Date or as soon as possible thereafter (the "NON-STP ACQUISITION CLOSING DATE"), on the terms and subject to the conditions set forth in Article VIII, at the Non-STP Acquisition Closing (as defined below), Buyer shall cause Newco and Newco2, and CenterPoint and Genco Holdings shall cause Genco II LP and Genco Services, as applicable, to consummate the Non-STP Acquisition, as follows:

            (a) Genco II LP and Newco shall consummate the Genco II LP Acquisition on the terms and conditions set forth in the Genco II Merger Agreement, with Genco II LP being the surviving entity in the Genco II LP Acquisition as an indirectly wholly owned subsidiary of Buyer.

            (b) Genco Services and Newco2 shall consummate the Genco Services Acquisition on the terms and conditions set forth in the Genco Services Merger Agreement, with Genco Services being the surviving entity in the Genco Services Acquisition as an indirectly wholly owned subsidiary of Buyer.

            (c) In the Non-STP Acquisition, (i) Buyer shall cause to be paid in the Genco II LP Acquisition to the partners of Genco II LP total consideration of $2,789 million in cash without interest (the "GENCO II LP CONSIDERATION") by wire transfer of immediately available funds and (ii) Buyer shall cause to be paid in the Genco Services Acquisition to the partners of Genco Services total consideration of $24 million in cash without interest (together with the Genco II LP Consideration, the "NON-STP CONSIDERATION"), in each case to the accounts specified by Genco Holdings to Buyer in writing at least two business days prior to the Non-STP Acquisition Closing Date. To the extent Genco Holdings has received proceeds under the Overnight Bridge Loan prior to the Non-STP Acquisition Closing, a portion of the Non-STP Consideration shall be paid directly by Buyer to the lenders thereof to repay such borrowings and interest thereon in full.

            (d) The parties have agreed in Schedule 2.3 hereto to the proposed allocation of the Non-STP Consideration among the Non-STP Assets and Liabilities as of the date hereof in accordance with section 1060 of the Code and the regulations promulgated thereunder (the "1060 ALLOCATION"). Such 1060 Allocation shall be amended by agreement of the parties on the Non-STP Acquisition Closing Date to reflect any changes required by Section 1060 of the Code and the regulations promulgated thereunder (such 1060 Allocation as amended, the "FINAL 1060 ALLOCATION"). The Final 1060 Allocation shall be used by CenterPoint and Buyer in preparing Internal Revenue Service Form 8594, Asset Acquisition Statement (which Form 8594 shall be completed, executed and delivered by such parties as soon as practicable after the Non-STP Acquisition Closing Date but in no event later than 15 days prior to the date such form is required to be filed). CenterPoint and Buyer each shall file, or cause to be filed, Form 8594 prepared in accordance with this Section 2.3(d) with the U.S. federal income Tax Returns for the taxable period which includes the Non-STP Acquisition Closing Date. The Final 1060 Allocation shall be binding upon the parties hereto and upon each of their successors and assigns, and the parties hereto shall report for tax purposes the transactions contemplated by this Agreement in accordance with such allocations.

            Section 2.4 Time and Place of Non-STP Acquisition Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Non-STP Acquisition (the "NON-STP ACQUISITION CLOSING") will take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002-4995 at 9:00 a.m. (local time) on the Non-STP Acquisition Closing Date, or at such other date, place or time as CenterPoint and the Buyer may agree.

            Section 2.5 STP Acquisition. On the terms and subject to the conditions set forth in Article IX, and in accordance with the TBCA, at the STP Acquisition Closing (as defined below), the parties hereto shall cause the STP Acquisition to be consummated as follows:

            (a) STP Merger Sub shall be merged with and into Genco Holdings. As a result of the STP Acquisition, the separate corporate existence of STP Merger Sub shall cease and Genco Holdings shall survive the merger (sometimes hereinafter referred to as the "STP SURVIVOR"). From and after the STP Acquisition Effective Time (as defined below), the STP Acquisition shall have the effects provided in Article 5.06A of the TBCA. All rights, titles and interests to all properties owned by Genco Holdings and STP Merger Sub shall be allocated to and vested in STP Survivor without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing Liens thereon. All liabilities and obligations of Genco Holdings and STP Merger Sub shall become liabilities and obligations of STP Survivor.

            (b) As soon as practicable after the STP Acquisition Closing, the parties shall cause the STP Acquisition to be consummated by filing articles of merger (the "STP ARTICLES OF MERGER") with the Texas Secretary of State in such form as is required by, and executed in accordance with, the relevant provisions of the TBCA and shall make all other filings or recordings required under the TBCA (the date and time of the issuance of a certificate of merger by the Texas Secretary of State pursuant to Article 5.05 of the TBCA (or such later time as is specified in the STP Articles of Merger) on the STP Acquisition Closing Date, being the "STP ACQUISITION EFFECTIVE TIME").

            (c) Following the STP Acquisition Effective Time, the articles of incorporation of Genco Holdings shall be the articles of incorporation of the STP Survivor until thereafter changed or amended in accordance with the provisions thereof and applicable Law. Following the STP Acquisition Effective Time, the bylaws of Genco Holdings shall be the bylaws of the STP Survivor until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

            (d) As of the STP Acquisition Effective Time, by virtue of the STP Acquisition and without any action on the part of Genco Holdings, STP Merger Sub or any holder of any shares of capital stock of Genco Holdings or any shares of capital stock of STP Merger Sub:

                  (i) Each share of common stock of STP Merger Sub issued and outstanding immediately prior to the STP Acquisition Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of the STP Survivor.

                  (ii) The shares of capital stock in Genco Holdings issued and outstanding immediately prior to the STP Acquisition Effective Time shall, by virtue of the STP Acquisition and without any action on the part of the holder thereof, be converted into the right to receive total aggregate merger consideration of $700 million in cash without interest (the "STP CONSIDERATION") by wire transfer of immediately available funds to an account specified by Utility Holding to Buyer in writing at least two business days prior to the STP Acquisition Closing Date.

            Section 2.6 Time and Place of STP Acquisition Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1 and subject to the satisfaction or waiver of the conditions set forth in Article IX, the closing of the STP Acquisition (the "STP ACQUISITION CLOSING") will take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002-4995 at 9:00 a.m. (local time) on the fifth business day following the date on which all of the conditions to each party's obligations set forth in
Article IX (other than those that by their nature are intended to be satisfied at the STP Acquisition Closing) have been satisfied or waived, or at such other date, place or time as CenterPoint and Buyer may agree. The date on which the STP Acquisition Closing occurs, which shall be the date of the STP Acquisition Effective Time, is referred to as the "STP ACQUISITION CLOSING DATE."

            Section 2.7 FIRPTA Certificate. At each of the STP Acquisition Closing and the Non-STP Acquisition Closing, Parents shall deliver (or in the case of the Non-STP Acquisition, shall cause Genco Holdings to deliver) a duly executed and acknowledged certificate, in form and substance reasonably acceptable to Buyer and in accordance with the Code and Treasury Regulations, certifying Parents' non-foreign status as provided under Treasury regulation
Section 1.1445-2(b)(2).

            Section 2.8 Director and Officer Resignations. At or prior to the STP Acquisition Closing, all the directors of Genco Holdings and its subsidiaries shall deliver to Genco Holdings written resignations and all of the officers of Genco Holdings and its subsidiaries shall deliver to Genco Holdings written resignation, or CenterPoint shall cause such officers to be removed, in each case, from their positions as directors or officers of Genco Holdings and its subsidiaries, effective as of the STP Acquisition Closing.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF CENTERPOINT

            CenterPoint represents and warrants to Buyer as follows:

            Section 3.1 Organization; Etc. Each of the Parents and Merger Sub
(a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto (including the Parent Written Consent), to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and (c) is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect.

            Section 3.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto (including the Parent Written Consent) by the Parents and Merger Sub and the consummation of the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly and validly authorized by all requisite corporate or limited liability company action, as applicable, on the part of each of the Parents and Merger Sub and no other corporate or similar actions or proceedings on the part of either Parent is necessary to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by each of the Parents and Merger Sub or for the Parents or Merger Sub to consummate the transactions so contemplated. This Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto (including the Parent Written Consent) have been, or will be, duly and validly executed and delivered by each of the Parents and Merger Sub and, with respect to this Agreement and any other such agreement, assuming it has been duly authorized, executed and delivered by any other party (other than Parents, Merger Sub and any of their affiliates other than Genco Holdings and its controlled affiliates), constitutes, or will constitute when executed, a valid and binding agreement of such Parent and Merger Sub, enforceable against such Parent and Merger Sub in accordance with its terms, except that (a) enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and
(b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business or conducted any operations other than in connection with the transaction contemplated hereby.

            Section 3.3 Ownership of Shares

            (a) Except as set forth in Section 3.3(a) of the disclosure letter delivered by Parents to Buyer concurrently with the execution hereof (the "PARENTS DISCLOSURE LETTER"), (i) all the Shares are owned beneficially and of record by Utility Holding free and clear of all Liens and (ii) all of the membership interests of Utility Holding are owned beneficially and of record by CenterPoint free and clear of all Liens. The Shares represent approximately 80.96% of the issued and outstanding Common Stock on a primary and fully diluted basis.

            (b) Except as set forth in Section 3.3(b) of the Parents Disclosure Letter, after giving effect to the Public Company Merger, Utility Holding will own 100% of the outstanding capital stock of the Surviving Corporation, free and clear of all Liens. After giving effect to the merger contemplated by the STP Acquisition in Section 2.5(a), Buyer will own 100% of the outstanding capital stock of the STP Survivor, free and clear of all Liens, other than Liens granted by Buyer. After giving effect to the merger contemplated by the Non-STP Acquisition in Section 2.3, Buyer will own 100% of the interests in Genco II LP and 100% of the interests in Genco Services, in each case, free and clear of all Liens, other than Liens granted by Buyer.

            Section 3.4 Consents and Approvals; No Violations. Except for the Required Approvals (as defined in Section 4.5) or as set forth in Section 3.4 of the Parents Disclosure Letter, none of the execution, delivery and performance of this Agreement and any other agreements and instruments executed in connection herewith or delivered pursuant hereto (including the Parent Written Consent) by Parents, nor the consummation by Parents of the transactions contemplated by this Agreement, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, articles of incorporation, regulations, bylaws or similar documents, as applicable, of Parents, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to Parents under, any contract (written or oral), obligation, plan, undertaking, arrangement, commitment, note, bond, mortgage, indenture, agreement, lease, other instrument or Approval (as defined below) (collectively, "CONTRACTS" and individually, a "CONTRACT") to which either Parent is a party or by which any of them or any of their respective businesses, properties or assets are bound, (c) violate any Permit that is currently in effect applicable to either Parent or its business, properties or assets, or (d) require any permit, license, authorization, certification, tariff, consent, approval, concession or franchise from, action by, filing with or notification to (collectively, "APPROVALS" and, individually, an "APPROVAL"), any foreign, Federal, state, or local government or regulator or any court, arbitrator, administrative agency, regional transmission organization, the ERCOT Market independent system operator, or commission or other governmental, quasi-governmental, taxing or regulatory (including a stock exchange or other self-regulatory body) authority, official or agency (including a public utility commission, public services commission or similar regulatory body), domestic, foreign or supranational (a "GOVERNMENTAL AUTHORITY"), except in the case of clauses (b), (c) and (d) of this Section 3.4, those which would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, or which become applicable solely as a result of the business or activities in which Buyer is engaged.

            Section 3.5 Affiliate Transactions. Except as set forth in Section
3.5 of the Parents Disclosure Letter or as disclosed in Genco Holding's proxy statement relating to the election of directors dated April 23, 2004, there are no Contracts or transactions between any Company, on the one hand, and any (A) Parent or its controlled affiliates (other than the Companies), on the other hand, other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arm's-length basis that is not material to the Company, or (B) (i) officer or director of any Parent or its affiliates or (ii) affiliate of any such officer or director, on the other hand, in each case in this clause (B) other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arm's-length basis or that is not material to the Company (all Contracts and transactions, whether entered into before or after the date hereof, referred to in clauses (A) or (B), "PARENT AFFILIATE CONTRACTS"). True and complete copies of the Parent Affiliate Contracts have been made available to Buyer.

            Section 3.6 Separation Transactions

            (a) The transactions contemplated by the Separation Agreement (the "SPIN-OFF SEPARATION AGREEMENT") between CenterPoint and Genco Holdings dated August 31, 2002, including the contribution and transfer by Parents and their respective affiliates to the Companies of substantially all of the assets and related liabilities associated with the Genco Business on such date (the "SEPARATION TRANSACTIONS") have been consummated in all material respects as described in the Spin-off Separation Agreement. Parents have made available to Buyer a true and complete copy of the Spin-off Separation Agreement and all other Contracts among Parents or their affiliates or any of their respective predecessors (other than any Company) and any Company in connection with the transactions contemplated by the Spin-off Separation Agreement (collectively, the "SEPARATION DOCUMENTS"). Parents have made available to Buyer a true and complete copy of the Master Separation Agreement (the "MASTER SEPARATION AGREEMENT") between Reliant Energy, Incorporated and Reliant Resources, Inc. ("RRI") dated December 31, 2000.

            (b) The execution, delivery and performance of the Separation Documents by any of Parents and their respective affiliates (including the Companies) party thereto, and the consummation of the transactions contemplated thereby, were duly and validly authorized by all requisite action. Each of the Separation Documents was duly and validly executed and delivered by Parents and their respective affiliates (including the Companies) party thereto and constitutes a valid and binding agreement of such parties, enforceable against such persons in accordance with its terms, except that (a) enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (b) enforcement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            Section 3.7 Brokers; Finders and Fees. Except for Citigroup Global Markets Inc., whose fees will be paid by CenterPoint, neither of the Parents or their respective affiliates (other than the Companies) has employed, engaged or entered into a Contract with any investment banker, broker, finder, other intermediary or any other person or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions, finders' fees or any other fee in connection with this Agreement or the transactions contemplated by this Agreement.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF GENCO HOLDINGS

           Genco Holdings represents and warrants to Buyer as follows.

            Section 4.1 Organization; Etc. Each Company (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate, partnership or limited liability company power and authority, as applicable, to own, lease and operate all of its properties and assets and to carry on its business substantially as it is now being conducted, and (c) is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect. As used in this Agreement, the term "COMPANIES MATERIAL ADVERSE EFFECT" means any state of facts, change, development, event, effect, condition or occurrence materially adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Companies taken as a whole or that, directly or indirectly, prevents or materially impairs or delays the ability of any of the Parents or Genco Holdings to perform its obligations hereunder; provided, however, that (a) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, state or regional Governmental Authority (including, for the avoidance of doubt, the ERCOT Market), (b) changes or developments in national, regional or state wholesale or retail markets for fuel, including, without limitation, changes in commodity prices, or related products, (c) changes or developments in national, regional or state wholesale or retail electric power prices, (d) system-wide changes or developments in national, regional or state electric transmission or distribution systems, other than changes or developments involving physical damage or destruction thereto, and (e) changes or developments in financial or securities markets or the economy in general shall, in each case, be excluded from such determination to the extent any such Laws, changes and developments do not have a disproportionate effect on the Companies as compared to other entities engaged in the power generation business in any of the relevant geographic areas with respect to such Laws, changes or developments, as applicable. In interpreting the definition of "Companies Material Adverse Effect" with respect to plant outages, the parties agree that the effect of the unplanned plant outages at the Companies from August 31, 2002 to March 31, 2004 did not in and of themselves have a Companies Material Adverse Effect after taking into account all relevant facts and circumstances. Genco Holdings has made available to Buyer a true and complete copy of the certificates of incorporation and the bylaws (or similar organizational documents) of each of the Companies, in each case as currently in effect. Genco Holdings has made available to Buyer true and complete copies of the minutes of all meetings or written consents of the shareholders (or other equityholders) and the boards of directors (or similar body) and any committee thereof of each of the Companies (and, to the extent applicable to the Genco Business, any affiliate of Parent engaged in the Genco Business that transferred, directly or indirectly, assets or liabilities to any Company in the Separation Transactions), in each case, since January 1, 2001.

            Section 4.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, by the Companies and the consummation of the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly and validly authorized by all requisite corporate, partnership or limited liability company action, as applicable, on the part of the applicable Company and no other actions or proceedings on the part of any Company is necessary to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by any Company or, upon delivery of the Parent Written Consent, to consummate the transactions so contemplated. With the receipt of the Parent Written Consent, no vote of the holders of any class or series of the capital stock of Genco Holdings is necessary to approve this Agreement or to consummate the transactions contemplated hereby (including the Public Company Merger). This Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been, or will be, duly and validly executed and delivered by the applicable Company and, with respect to this Agreement and any other such agreement, assuming it has been duly authorized, executed and delivered by any other party (other than an affiliate of Genco Holdings other than Parents), constitutes, or will constitute when executed, a valid and binding agreement of such Company, enforceable against such Company in accordance with its terms, except that a enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            Section 4.3 Capitalization.

            (a) The authorized capital stock of Genco Holdings consists of 160,000,000 shares of Common Stock and no preferred stock. Section 4.3(a) of the disclosure letter delivered by Genco Holdings to Buyer concurrently with the execution hereof (THE "COMPANIES DISCLOSURE LETTER") sets forth the name, jurisdiction of incorporation or organization and capitalization of each Company. As of the date hereof, Genco Holdings has (i) 80,000,000 shares of Common Stock issued and outstanding and no other issued or outstanding shares of capital stock and (ii) no shares of Common Stock are held in the treasury of Genco Holdings. All outstanding shares of capital stock of or interests in each Company are validly issued, fully paid and nonassessable, and owned by a Company (except in the case of shares of Genco Holdings) free of preemptive (or similar) rights and free and clear of any security interests, liens, claims, pledges, Contracts, limitations in voting, dividend or transfer rights, charges or other encumbrances of any nature whatsoever ("LIENS"), except as set forth in Section 4.3(a) of the Companies Disclosure Letter. As of the date hereof, except as set forth in Section 4.3(a) of the Companies Disclosure Letter, there are not (A) any capital stock or other equity interests or voting securities, in any Company issued or outstanding, (B) any securities convertible into or exchangeable or exercisable for shares of any capital stock or equity interests or voting securities in any Company, (C) any subscriptions, options, warrants, calls, rights, convertible securities or other Contracts or commitments of any character obligating any Company to issue, transfer or sell any of its capital stock or other equity interests or voting securities, or (D) equity equivalents, interests in the ownership or earnings or similar rights, or any agreements, arrangements or understandings granting any person any rights in any Company similar to capital stock or other equity interests or voting securities (the items in clauses (A), (B), (C) or (D), collectively, "COMPANY SECURITIES"). Except as set forth in Section 4.3(a) of the Companies Disclosure Letter, none of the Parents and their respective affiliates (other than the Companies) owns any Company Securities. There are no (1) outstanding obligations of any Company to repurchase, redeem or otherwise acquire any Company Securities, (2) voting trusts, proxies, registration rights agreements or other agreements or understandings with respect to the voting, disposition, dividends or otherwise or concerning any Company Securities to which the Companies or Parents are a party or (3) outstanding obligations of any Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Company or any other person, including as a result of the transactions contemplated by this Agreement. All dividends on the Common Stock that have been declared or have accrued prior to the date of this Agreement have been paid in full, and, as of the date of this Agreement, no dividends have been declared since May 13, 2004.

            (b) No Company has any direct or indirect equity interest in any person, other than another Company. None of the Companies own any capital stock of Genco Holdings.

            (c) Section 4.3(c) of the Companies Disclosure Letter sets forth a true and complete list of each Contract in effect on the date of this Agreement pursuant to which any Indebtedness (as defined below) of any Company in excess of $1,000,000 is outstanding or may be incurred, together with the amount outstanding thereunder as of the date of this Agreement. No Contract pursuant to which any Indebtedness of any Company is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of any Company may vote. "INDEBTEDNESS" means (A) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), including indebtedness evidenced by a note, bond, debenture or similar instrument, (B) obligations required to be classified and accounted for as capital leases on a balance sheet under GAAP,
(C) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such person, (D) obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging or similar agreements, (E) to the extent not otherwise included in the foregoing, any financing of accounts receivable or inventory and (F) guarantees of any of the foregoing of another person. No event has occurred which either entitles, or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness described in Section 4.3(c) of the Companies Disclosure Letter to accelerate, or which does accelerate, the maturity of any such Indebtedness.

            (d) No Company has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan, or any similar plan, device or arrangement (a "RIGHTS PLAN"), and the board of directors of Genco Holdings has not adopted or authorized the adoption of such a plan, device or arrangement.

            Section 4.4 Ownership of Shares, Company Securities. Except as set forth in Section 4.4 of the Companies Disclosure Letter, all the Shares are owned beneficially and of record by Utility Holding and beneficially by CenterPoint free and clear of all Liens. The Shares represent approximately 80.96% of the issued and outstanding Common Stock on a primary and fully diluted basis.

            Section 4.5 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR ACT"), the filing with the SEC of the Information Statement and a

Rule 13e-3 Transaction Statement pursuant to the applicable requirements of the Exchange Act and the filing of applications for de-listing of the Common Stock with the New York Stock Exchange (the "NYSE"), approval from the Nuclear Regulatory Commission (the "NRC") of any indirect license transfer deemed to be created by the STP Acquisition (the "NRC APPROVAL"), certification that Genco II LP is an "exempt wholesale generator" ("EWG") as defined in Section 32 of the Public Utility Holding Company Act of 1935 ("PUHCA") by the Federal Energy Regulatory Commission ("FERC"), the filing of articles or certificates of merger, as applicable, with the Secretary of State of the State of Texas with respect to the Genco LP Division, the Genco II LP Acquisition, the Genco Services Acquisition and the STP Acquisition or as set forth in Section 4.5 of the Companies Disclosure Letter (collectively, the "REQUIRED APPROVALS"), none of the execution, delivery and performance of this Agreement by Genco Holdings, nor the consummation by Genco Holdings of the transactions contemplated by this Agreement, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, articles of incorporation, regulations, bylaws or similar documents, as applicable, of any Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to the Companies under, any Contract to which any Company is a party or by which any Company or its businesses, properties or assets are bound, (c) violate any Order, writ, injunction, decree, statute, rule or regulation (collectively, "LAWS," and individually, a "LAW") or Permit applicable to any Company or any of its businesses properties or assets, or (d) require any Approval from, by or to any Governmental Authority, except in the case of clauses (b), (c) and (d) of this Section 4.5 for those which would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, or which become applicable solely as a result of the business or activities in which Buyer is engaged.

            Section 4.6 Reports and Financial Statements.

            (a) Since the date Genco Holdings' registration statement on Form 10 was declared effective by the Securities and Exchange Commission (the "SEC") (December 11, 2002), Genco Holdings and, to the extent applicable, each of the other Companies, has timely filed (i) with the SEC all forms, reports, schedules, statements, registration statements and definitive proxy statements (all such filings, including such registration statement on Form 10, the "GENCO SEC REPORTS") required to be filed by the Companies under each of the Securities Act of 1933, as amended, and the respective rules and regulations thereunder (the "SECURITIES ACT") and the Securities Exchange Act of 1934, as amended, and the respective rules and regulations thereunder (the "EXCHANGE ACT"), and (ii) with the SEC, the NRC, the Public Utility Commission of Texas (the "PUC") and any other Governmental Authority with jurisdiction all material forms, reports, schedules, registrations, declarations and other filings required to be filed by it under all applicable Laws, including PUHCA, the Atomic Energy Act of 1954 ("AEA") and the Texas Public Utility Regulatory Act, and the respective rules and regulations thereunder ("PURA"), all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations promulgated thereunder. As of their respective dates the Genco SEC Reports (including exhibits and all other information incorporated by reference thereto) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the audited and unaudited consolidated financial statements (including any related notes) of Genco Holdings included in the Genco SEC Reports (including exhibits and all other information incorporated by reference thereto), including its Annual Report on Form 10-K for the year ended December 31, 2003 (the "GENCO HOLDINGS 10-K") when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, was prepared from, and is in accordance with, the books and records of the Companies, which books and records have been maintained, and which financial statements were prepared, in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of Genco Holdings and its subsidiaries as of the dates thereof and the results of their operations, cash flows and changes in financial position for the periods reported (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments that are immaterial to the Companies as a whole). All of the Companies are consolidated for accounting purposes.

            (b) Section 4.6(b) of the Companies Disclosure Letter contains true and complete copies of the audited balance sheet for South Texas Project, as of December 31, 2003, December 31, 2002 and December 31, 2001, and the audited statement of income of South Texas Project for the fiscal years ended December 31, 2003, December 31, 2002 and December 31, 2001 (collectively, the "STP FINANCIAL STATEMENTS"). Each of the STP Financial Statements was prepared from, and is in accordance with, the books and records of South Texas Project, which books and records have been maintained, and which financial statements were prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and, as of their respective dates, fairly presented in all material respects the financial position of South Texas Project as of the dates thereof and the results of their operations, cash flows and changes in financial position for the periods reported.

            (c) The management of Genco Holdings has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) intended to ensure that material information relating to the Companies is timely made known to the management of Genco Holdings by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to Genco Holdings' outside auditors and the audit committee of board of directors of Genco Holdings
(A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which could adversely affect Genco Holdings' ability to record, process, summarize and report financial information on a timely basis and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Genco Holdings' internal control over financial reporting. A summary of any such disclosure made by management to Genco Holdings' auditors and audit committee has been made available to Buyer.

            Section 4.7 Absence of Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since March 31, 2004, or (b) as otherwise disclosed in the audited financial statements included in the Genco Holdings 10-K or reflected in the notes thereto, in the unaudited interim financial statements included in Genco Holding's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 or reflected in the notes thereto, or in
Section 4.7 of the Companies Disclosure Letter, no Company has incurred any liabilities, debts or obligations of any nature (whether direct, indirect, accrued, asserted, unasserted, contingent, known or unknown, determined or determinable, matured or unmatured or otherwise) in excess of $10,000,000, individually or in the aggregate, that would be required to be reflected or reserved against in the consolidated balance sheet of Genco Holdings, or in the notes thereto, prepared in accordance with GAAP as used in preparing the December 31, 2003 balance sheet included in the audited financial statements in the Genco Holdings 10-K.

            Section 4.8 Absence of Certain Changes. Except as set forth in
Section 4.8 of the Companies Disclosure Letter or disclosed in the Genco SEC Reports filed and publicly available prior to the date of this Agreement, since December 31, 2003 and until the date of this Agreement, the Companies have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and since such date there has not been any state of facts, change, development, event, effect, condition or occurrence that has or would reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect. Since December 31, 2003, except as (i) specifically contemplated by this Agreement, (ii) disclosed in the Genco SEC Reports filed and publicly available prior to the date of this Agreement or
(iii) set forth in Section 4.8 of the Companies Disclosure Letter, there has not occurred any action, development, event or occurrence or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Buyer under Section 6.1.

            Section 4.9 Litigation. Except as set forth in Section 4.9 of the Companies Disclosure Letter, there is no litigation, suit, claim, action, administrative, arbitral or other proceeding, inquiry, audit, hearing petition, grievance, complaint or governmental or regulatory investigation (each an "ACTION") pending or, to the knowledge of the Companies, threatened against any Company, nor are there any outstanding Orders that affect or bind any Company or its businesses, properties or assets that would reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect.

            Section 4.10 Compliance with Law.

            (a) Each Company is, and since December 31, 2001, each Company (and to the extent related to the Genco Business, any affiliate of a Parent previously engaged in the Genco Business that transferred directly or indirectly, assets or liabilities to any Company in the Separation Transaction) has been in compliance with all applicable Law and none of the Companies has received any notice (including through any Action), and there has been no Action filed, commenced or, to the knowledge of the Companies, threatened against any Company, alleging any violation of Law, except for any noncompliance or violation that would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect.

            (b) Except as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, (1) the Companies hold all Approvals, authorizations, certificates, licenses, consents and permits of Governmental Authorities ("PERMITS") necessary for the Companies to own, lease and operate their respective properties and assets and to carry on their respective businesses as currently conducted, and (2) all such Permits are in full force and effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, (1) there has occurred no breach of or default under (with or without notice or lapse of time or both) any such Permit, and none of the Companies has received any notice (including through any Action), and (2) to the knowledge of any Company, there has been no Action filed, commenced or threatened against it, alleging any such breach or default or otherwise seeking to revoke, terminate, suspend or modify any Permit or impose any fine, penalty or other sanctions for violation of any Laws relating to any Permit.

            Section 4.11 Employee Benefit Plans

            (a) Section 4.11(a)(i) of the Companies Disclosure Letter sets forth, a true and complete list of all "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including multi-employer plans within the meaning of
Section 3(37) of ERISA, and all stock purchase, stock option, employment, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance and other employee benefit or fringe benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of any Company (the "COMPANY EMPLOYEES") has any present or future right to benefits and which are maintained or sponsored by or with respect to which contributions are made by any Company, Parent or any subsidiary of a Parent, in any such case, for the benefit of Company Employees, or (ii) any Company has had or has any present or future liability (collectively, the "PLANS" and individually, the "PLAN"). Section 4.11(a)(ii) of the Companies Disclosure Letter identifies each Plan that is sponsored, established, maintained or contributed to solely by any Company, or to which solely the Companies are required to contribute or under which any of the Companies has any liability (collectively, the "COMPANY PLANS" and individually, the "COMPANY PLAN"). With respect to each Plan, Genco Holdings has made available to Buyer true and complete copies of (i) the most recent Plan documents and any amendments thereto, (ii) the most recent summary plan description and all related summaries of material modifications, and (iii) for any Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), other than the TGN Retirement Plan and the TGN Savings Plan, as defined in Section 6.8(e) of this Agreement, a copy of the most recent favorable determination letter received from the Internal Revenue Service (the "IRS"), and (iv) for the three most recent years (A) the annual report on Form 5500 filed with the IRS, (B) audited financial statements, and (C) actuarial valuation reports (and, with respect to any Plan other than a Company Plan, such actuarial valuation separately indicates the valuation of the Plan liabilities to the Company Employees and a current statement of assets underlying such liabilities).

            (b) All Plans and their related trusts have been and are, in all material respects, maintained in accordance with each such Plan's terms and in operation in compliance with applicable requirements of ERISA, the Code, and all other applicable Law. Each Plan intended to be "qualified" within the meaning of
Section 401(a) of the Code is so qualified and, other than the TGN Retirement Plan and the TGN Savings Plan, as defined in Section 6.8(e) of this Agreement, has been determined to be so qualified by the IRS and, to the knowledge of the Companies, there are no facts which would adversely affect the qualified status of any such Plan. Except as would not reasonably be expected, individually or in the aggregate, to have a Companies Material Adverse Effect, no event has occurred and no condition exists that would subject any of the Companies, the Parents or Buyer, either directly or by reason of the Companies' or the Parents' affiliation with any ERISA Affiliate (as defined below), to any tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law. For each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof. Except as otherwise contemplated by this Agreement, there is no present intention that any Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Plan at any time within the 12 months immediately following the date of this Agreement.

            (c) No Plan or employee pension plan within the meaning of Section 3(2) of ERISA ("EMPLOYEE PENSION BENEFIT PLAN") maintained by any of the Companies, Parents, or any entity that is required to be treated as a single employer together with the Companies or Parents under Section 414 of the Code ("ERISA AFFILIATE") that is subject to Section 412 of the Code has had an "accumulated funding deficiency" (as such term is defined in Section 412 of the Code and in Section 303 of ERISA), that remains unsatisfied, whether or not waived, and no unsatisfied liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred with respect to any such plan by any Company.

            (d) None of the Companies, Parents or any ERISA Affiliate contributes to, has at any time within the last ten years had an obligation to contribute to, or has or had any liability (including withdrawal liability as defined in Section 4201 of ERISA) under, or with respect to, any multiemployer plan within the meaning of Section 3(37) of ERISA that remains unsatisfied.

            (e) The requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B ("COBRA") have been complied with in all material respects by each such Plan that is an employee welfare benefit plan, within the meaning set forth in Section 3(1) of ERISA ("EMPLOYEE WELFARE BENEFIT PLAN"), subject to COBRA. Except as set forth in Section 4.11(e) of the Companies Disclosure Letter, none of the Companies or Parents has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of any of the Companies, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

            (f) Except as set forth in Section 4.11(f) of the Companies Disclosure Letter, (i) no such Plan that is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event within the meaning of Section 4043 of ERISA during the six years preceding the Non-STP Acquisition Closing Date, and (ii) no proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or threatened and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other governmental agencies are pending, threatened or in progress (including any routine requests for information from the PBGC).

            (g) With respect to each Plan (i) there has been no prohibited transaction within the meaning of Section 406 of ERISA and Section 4975 of the Code, and no fiduciary within the meaning of Section 3(21) of ERISA has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Plan, and (ii) except as set forth in Section 4.11(g) of the Companies Disclosure Letter, no Action involving any Plan (other than routine claims for benefits) is pending or threatened, and, to the knowledge of the Companies or employees of the Companies with responsibility for employee benefits matters, there is no basis for any such Action.

            (h) Except as set forth in Section 4.11(h) of the Companies Disclosure Letter, no Plan is a split-dollar life insurance program or provides for loans to executive officers of the Companies (within the meaning of the Sarbanes-Oxley Act of 2002).

            (i) Except as set forth in Section 4.11(i) of the Companies Disclosure Letter, no Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (iii) limit or restrict the right of any Company to merge, amend or terminate any of the Plans, (iv) cause any Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Plans which would not be deductible under Section 280G of the Code.

            Section 4.12 Labor and Employment Matters. Except as set forth in
Section 4.12 of the Companies Disclosure Letter, as of the date of this Agreement there are no collective bargaining agreements or other labor Contracts relating to any Company or covering any Company Employee to which any Company is a party or by which it is bound, and, except as would not reasonably be expected, individually or in the aggregate, to have a Companies Material Adverse Effect, there are no (a) Actions or Orders pending or, to the knowledge of any Company, threatened, in each case relating to Company Employees or employment practices or asserting that any Company has committed an unfair labor practice or is seeking to compel any Company to bargain with any labor union or labor organization, (b) pending or, to the knowledge of any Company, threatened labor strikes or other labor troubles affecting any Company, (c) labor strikes, disputes, walk-outs, work stoppages, slow-downs, lockouts, arbitrations or grievances involving any Company (and there has been none with respect to any Company or the Genco Business in the last five years), (d) representation questions respecting any of the Company Employees (and there has been none with respect to any Company or the Genco Business in the last five years), (e) to the knowledge of any Company, campaigns conducted to solicit cards from Company Employees to authorize representation by a labor organization or (f) unfair labor practices committed by the Companies or their employees. Except as would not reasonably be expected, individually or in the aggregate, to have a Companies Material Adverse Effect, each Company is in compliance in all respects with all collective bargaining agreements and all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

            Section 4.13 Taxes. Except as set forth in Section 4.13 of the Companies Disclosure Letter:

            (a) With respect to each Company, (i) all material Tax Returns required to be filed have been or will be timely filed in accordance with any applicable Laws and all such Tax Returns are or will be true and complete in all material respects, and (ii) all Taxes due have been or will be paid (whether or not such Taxes are shown as being due on any Tax Returns).

            (b) With respect to each Company, (i) there is no material action, suit, proceeding, audit, written claim or assessment pending or proposed with respect to Taxes or with respect to any Tax Return, (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return which remain in effect, and
(iii) there are no material Liens for Taxes upon the assets of any Company, except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP.

            (c) Genco Holdings is and will be a member of an affiliated group filing a consolidated federal income tax return of which CenterPoint is the common parent. None of the Companies (i) is currently or has ever been a member of an affiliated group (other than a group the common parent of which is CenterPoint or any Company) filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any person (other than the affiliated group of which CenterPoint is the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws), or as a transferee or successor, by contract or otherwise.

            (d) None of the Companies is a party to, bound by or has any obligation under, any Tax sharing, Tax indemnity or similar contract with a party that is not a member of the affiliated group of which CenterPoint is the common parent.

            (e) Each Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all respects with all information reporting requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

            (f) No property of any Company is property that any Company or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax exempt use property" within the meaning of Code Section 168(h).

            (g) None of the Companies has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

            (h) No actions have been taken by Parents or any of their affiliates that would reasonably be expected to, individually or in the aggregate, have jeopardized the qualification of the interest as tax-exempt on any tax-exempt bonds that relate to any assets of the Companies.

            (i) None of the Companies is required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the STP Acquisition Closing Date (a "POST-CLOSING TAX PERIOD") as a result of (i) a change in method of accounting, (ii) a closing agreement as described in section 7121 of the Code (or corresponding or similar provision of state, local or foreign Tax Laws), (iii) an installment sale or open transaction arising in a taxable period ending on or before the STP Acquisition Closing Date (a "PRE-CLOSING TAX PERIOD"), (iv) a prepaid amount received, or paid, in a Pre-Closing Tax Period or (v) deferred gains that could be recognized in a Post-Closing Tax Period.

            (j) None of the Companies has engaged in any "reportable transactions" within the meaning of Treas. Reg. Section 1.6011-4(b).

            (k) All assets that are owned by each Company and required to be listed on the property tax rolls have been properly listed and described on the property tax rolls for 2004 and all Pre-Closing Tax Periods and no portion of each Company's assets constitutes omitted property for property tax purposes.

            (l) Genco Holdings does not hold an interest in any entity treated as a corporation or partnership for federal income tax purposes and all of the Companies (other than Genco Holdings) are treated as disregarded entities for federal income tax purposes.

            Section 4.14 Title, Ownership and Related Matters. Each Company has good title to, or rights by license, lease or other agreement to use, all properties and assets (or rights thereto) (other than cash, cash equivalents and securities and except as contemplated in this Agreement) necessary to permit each Company to conduct its business as currently conducted, except as set forth in Section 4.14 of the Companies Disclosure Letter or otherwise where the failure to have such title or rights would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect. Without limiting the generality of the foregoing:

            (a) Section 4.14(a)(i) of the Companies Disclosure Letter lists and identifies the owner of all material real property and material interests in real property owned by each Company (such real property and interests in real property, together with (A) all the buildings, improvements, structures and fixtures now or subsequently located on the fee property owned by each Company (excluding those structures and fixtures for which title was retained by RRI in the vesting deeds ("RRI RETAINED STRUCTURES"), and (B) such buildings, improvements, structures and fixtures now or subsequently located on the property a non-fee interest in which is owned by each Company that were either
(i) conveyed to such Company by RRI in the vesting deed or easement or (ii) built by or for such Company or its predecessors (excluding RRI Retained Structures) (collectively, the "OWNED REAL PROPERTY"). For purposes of this
Section 4.14(a) only, each Company's "predecessors" shall include Genco Holdings, CenterPoint, Reliant Energy, Incorporated, Houston Lighting & Power Company and all other predecessors in title of each such entity with respect to the Real Property. The "ENERGY DEVELOPMENT CENTER" means the tract of land identified in paragraph (Q) of Section 4.14(a)(i) of the Companies Disclosure Letter and all the buildings, improvements, structures and fixtures now or subsequently located thereon. Section 4.14(a)(ii) of the Companies Disclosure Letter lists all agreements other than easements or rights of way (together with any amendments, modifications or supplements thereto, the "LEASES") pursuant to which any Company leases, subleases, licenses or otherwise occupies (whether as landlord, tenant, subtenant or other occupancy arrangement) any real property or interest in real property that is material to the Genco Business taken as a whole (collectively, the "LEASED REAL PROPERTY", together with the Owned Real Property, the "REAL PROPERTY") and identifies the Company party thereto. With respect to each of the Real Property and except as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse
Effect:

                  (i) the identified owner of each parcel of Owned Real Property has good, valid and indefeasible fee simple title to the Owned Real Property that consists of fee property as contrasted with some lesser estate therein, and the identified owner of each parcel of Owned Real Property that does not consist of fee property has good title to such Owned Real Property, free and clear of all Liens other than (A) Liens for current taxes and assessments not yet due and payable, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Companies consistent with past practice, and (D) all Liens and other imperfections of title and encumbrances which would not reasonably be expected to materially interfere with the conduct of the Genco Business, taken as a whole (collectively, "PERMITTED LIENS");

                  (ii) each Leased Real Property is held subject to a Lease that is a valid and subsisting agreement in full force and effect and constitutes a valid and binding obligation of, and is legally enforceable against, the respective parties thereto and each Company, as applicable, has good and valid title to the leasehold estate in the Leased Real Property, free and clear of any Liens other than Permitted Liens;

                  (iii) there are no pending or, to the knowledge of the Companies, threatened condemnation, expropriation or taking proceedings against the Real Property; and

                  (iv) there are no outstanding options or rights of first refusal to purchase or lease the Real Property, or any portion thereof or interest therein.

            (b) Section 4.14(b) of the Companies Disclosure Letter sets forth a true and complete list of all material real property or material interests in real property sold, leased, transferred or disposed of since August 31, 2002.

            (c) Except as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, (1) all of the Companies' properties, rights and assets are in good operating condition and repair, subject to continued repair and replacement consistent with past practice, and (2) there are no structural defects in any such properties, rights and assets.

            Section 4.15 Environmental. Except as set forth in Section 4.15 of the Companies Disclosure Letter, or as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect:

            (a) The Companies are in compliance with all applicable Environmental Laws, and no Company or Parent has received any written communication from any Governmental Authority that alleges that any of the Companies (or, to the extent applicable to the Genco Business, any affiliate of Parents previously engaged in the Genco Business that transferred, directly or indirectly, assets or liabilities to any Company in the Separation Transactions) is not in compliance with applicable Environmental Laws;

            (b) Each Company has obtained and possesses all environmental, health and safety Permits, including all air emissions allowances and water rights (collectively, the "ENVIRONMENTAL PERMITS") necessary for the construction and operation of its facilities or the conduct of its business, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending approval by any Governmental Authority, and the Companies are in compliance with all terms and conditions of the Environmental Permits.

            (c) There is no Environmental Claim (as defined below) (i) pending or, to the knowledge of the Companies, threatened against any Company or (ii) to the knowledge of the Companies, pending or threatened against any real or personal property or operations that any Company owns, leases or uses, in whole or in part, including any off-site facility used by any Company for the treatment, storage and disposal of any Hazardous Substance.

            (d) To the knowledge of the Companies, there has been no Release (as defined below) of any Hazardous Substance (as defined below) that has formed or would reasonably be expected to form the basis of (i) any Environmental Claim against any Company or against any person (including any predecessor of the Companies) whose liability for such claim the Companies has or may have retained or assumed, either by operation of Law or by Contract, or (ii) any requirement on the part of any Company to undertake Remedial Action.

            (e) To the knowledge of the Companies, each Company has disclosed to Buyer all facts which such Company reasonably believes forms the basis of (i) any Environmental Claim against any such Company or (ii) any obligation of any such Company currently required, or known to be required in the future, to incur costs for pollution control equipment or environmental remediation under, or otherwise to comply with, applicable Environmental Laws.

            For purposes of this Agreement:

            "ENVIRONMENTAL CLAIM" means any and all Actions, demands, demand letters, directives, Liens or notices of noncompliance or violation by any person (including any Governmental Authority) alleging potential liability (including potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Substances at any location, whether or not owned, operated, leased or managed by the Companies or joint ventures;
      (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all Actions by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances;

            "ENVIRONMENTAL LAW" means all Laws relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health and safety as it relates to the environment, including Laws relating to Releases or threatened Releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance including the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.
      Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such Laws have been and may be amended or supplemented to the date of this Agreement;

            "HAZARDOUS SUBSTANCE" means any substance listed, defined or classified as hazardous, toxic or radioactive pursuant to any applicable Environmental Law, including petroleum and any derivative or by-product thereof, and any other substance regulated pursuant to, or the presence or exposure to which may form the basis for liability under, any applicable Environmental Law;

            "RELEASE" means any spilling, emitting, leaking, pumping, pouring, emptying, injecting, escaping, dumping, disposing, discharging, or leaching into the environment, or into or out of any property owned, operated or leased by the applicable party; and

            "REMEDIAL ACTION" means all actions, including any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (a) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substance in the environment; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (d) bring the applicable party into compliance with any Environmental Law.

            Section 4.16 Brokers; Finders and Fees

            (a) Except for RBC Capital Markets Corporation, whose fees will be paid by Genco Holdings, none of the Companies and their respective controlled affiliates has employed, engaged or entered into a Contract with any investment banker, broker, finder, other intermediary or any other person or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions, finders' fees or any other fee in connection with this Agreement or the transactions contemplated by this Agreement.

            (b) Set forth in Section 4.16(b) of the Companies Disclosure Letter is the Genco Holdings' reasonable estimate of the fees and expenses incurred or payable, or to be incurred or payable, by any Company in connection with this Agreement and the consummation of the transactions contemplated hereby.

            Section 4.17 Texas Business Combination Law. Genco Holdings validly elected in its original bylaws not to be governed by Part Thirteen of the TBCA such that Part Thirteen of the TBCA would not apply to the Public Company Merger and the other transactions contemplated hereby.

            Section 4.18 Intellectual Property. Except as set forth in Section
4.18 of the Companies Disclosure Letter, or as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect:
(i) the Companies own or have the valid right to use all the Intellectual Property necessary or desirable to conduct their businesses as currently conducted and consistent with past practice free and clear of all Liens; (ii) the Company IP is valid, enforceable and unexpired, has not been abandoned, and does not infringe, impair, misappropriate, dilute, make unauthorized use of, or otherwise violate ("INFRINGE") the Intellectual Property of any third party and is not being Infringed by any third party; (iii) no Action or Order is outstanding or pending, or to the knowledge of the Companies, threatened that seeks to cancel, limit or challenge the ownership, use, value, validity or enforceability of any Company IP, and to the knowledge of the Companies, there is no valid basis for same; (iv) each Company has taken all necessary steps (including executing non-disclosure and intellectual property assignment agreements and filing for statutory protections) to protect, preserve, police, maintain and safeguard the value, validity and their ownership of its Company IP, including any confidential Company IP; and (v) each Company has executed all appropriate agreements with current and past employees, contractors and agents to assign to the Companies all of their right, title and interest in any Company IP.

            Section 4.19 Contracts. Section 4.19 of the Companies Disclosure Letter contains a true and complete list of the following Contracts to which any Company is a party or by which any Company properties are bound or affected as of the date of this Agreement:

            (a) Contracts containing covenants restricting the payment of dividends or limiting the freedom in any material respect of any Company or any of their respective affiliates to engage in any line of business or compete with any person or operate at any location;

            (b) Joint venture agreements, limited liability company agreements, partnership agreements or similar agreements;

            (c) the Transition Services Agreement, dated as of August 31, 2002, between CenterPoint and Genco Holdings (the "CURRENT TRANSITION SERVICES AGREEMENT"), the Technical Services Agreement (the "TECHNICAL SERVICES AGREEMENT") between Genco Holdings and RRI dated as of December 31, 2000, and the Contract (the "PIPELINE SERVICES AGREEMENT"), effective April 1, 2002 between Genco Holdings and CenterPoint Energy Pipeline Services;

            (d) Contracts (other than employment agreements) involving expenditures which are reasonably expected to be in excess of $1,000,000 per annum pursuant to which any person is engaged to perform services replacing, or similar in nature to, any services provided since July 1, 2003 by any of Parent, RRI and their respective affiliates in connection with any of the Current Transition Services Agreement, the Technical Services Agreement and the Pipeline Services Agreement;

            (e) Contracts involving expenditures (capital or otherwise), liabilities or revenues to the Companies which are reasonably expected to be in excess of $5,000,000 per annum or $25,000,000 in the aggregate;

            (f) Contracts with terms of one year or longer, unless expenditures, liabilities or revenues thereunder are not reasonably expected to be in excess of $1,000,000 per annum;

            (g) Each lease of personal property (i) requiring lease payments equal to or exceeding $250,000 per annum or (ii) the loss of which would reasonably be expected to, individually or in the aggregate with other such losses, have a Companies Material Adverse Effect;

            (h) The Second Amended and Restated Decommissioning Master Trust Agreement for the South Texas Project (the "Decommissioning Trust Agreement") made August 31, 2002, by and between Genco Holdings and Mellon Bank, N.A. and all Contracts related thereto; and

            (i) Contracts otherwise material to the Companies.

True and complete copies of the written Contracts required to be identified in Sections 4.3(c), 4.11(a), 4.12, 4.19, 4.20, 4.22 and 4.23 of the Companies
Disclosure Letter (all such Contracts, whether now or hereafter existing, collectively, the "COMPANY CONTRACTS") (and true and complete written summaries of any such oral Contracts) have been made available to Buyer, except as set forth in Section 4.19 of the Companies Disclosure Letter.

Except as would not reasonably be expected, individually or in the aggregate, to have a Companies Material Adverse Effect, no Company is and, to the knowledge of the Companies, no other party is in default under, or in breach or violation of, any Company Contract and, to the knowledge of the Companies, no event has occurred which would result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of any Company (in each case, with or without notice or lapse of time or both) a connection with to, any Company Contract, and each Company Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect.

            Section 4.20 Insurance. Section 4.20 of the Companies Disclosure Letter contains a true and complete list of the insurance policies and fidelity bonds of or for the benefit of any Company or its assets, businesses, operations, employees, officers or directors (the "COMPANY INSURANCE POLICIES"). Each of the Company Insurance Policies is valid, enforceable, existing and binding, and the premiums due thereon have been timely paid. There are no outstanding unpaid claims under any of the Company Insurance Policies with respect to any Company, except in the ordinary course of business consistent with past practice. No Company has received notice of cancellation, termination or non-renewal of any Company Insurance Policy or has been denied insurance coverage. The Company Insurance Policies are sufficient for compliance with applicable Law and all Contracts to which any of the Companies is a party or by which it or any of its assets are bound, and are in such amounts, against such risks and losses, and on such terms and conditions as are consistent with industry practice in the business of each Company.

            Section 4.21 Regulatory Matters

            (a) PUHCA and Utility Regulation. Each of the Companies is subject to regulation under PUHCA as a "subsidiary" of CenterPoint, which is a "registered holding company" (as such terms are defined under PUHCA). Genco LP is subject to regulation (i) under the AEA as a licensee or the owner of licensee, (ii) under Texas utility Law as a "power generation company" (as such term is defined under PURA), and (iii) under the ERCOT protocols as a "resource entity" (as such term is defined in the ERCOT protocols). Except as set forth in the immediately preceding sentences, the Companies are not subject to regulation as a public utility, public utility holding company or public service company (or similar designation) by any Governmental Authority.

            (b) STP Compliance. Except as set forth in Section 4.21(b) of the Companies Disclosure Letter, the operation of the South Texas Project is and has since January 1, 1999 been conducted in compliance in all material respects with applicable health, safety, regulatory and other legal requirements. Such legal requirements include, but are not limited to, the NRC Facility Operating Licenses for the South Texas Project issued pursuant to 10 C.F.R. Chapter I, and all regulations, requirements and orders related in any way thereto; and all obligations of the owners of South Texas Project pursuant to contracts with the United States Department of Energy for the disposal of spent nuclear fuel and high-level radioactive waste, and any Laws of the State of Texas or any agency thereof. The operations of the South Texas Project are not the subject of any outstanding notice of violation or material request for information from the NRC or any other agency with jurisdiction over such facility. The South Texas Project maintains, and is in compliance in all material respects with, emergency plans designed to protect the health and safety of the public in the event of an unplanned release of radioactive materials, and the NRC has determined that such plans are in compliance with its requirements.

            (c) Exempt Wholesale Generator Status. Genco LP is, and has been determined by order of the FERC to be, an EWG, and neither such order nor Genco LP's status as an EWG under PUHCA is the subject of any pending or, to the knowledge of the Companies, threatened judicial or administrative proceeding to revoke or modify such status. To the knowledge of the Companies, there are no facts that are reasonably likely to cause Genco LP to lose its status as an EWG under PUHCA.

            (d) Qualified Decommissioning Fund. Except as set forth in Section 4.21(d) of the Companies Disclosure Letter:

                  (i) With respect to all periods prior to the STP Acquisition Closing Date: (i) Genco Holding's Qualified Decommissioning Fund consists of one or more trusts that are validly existing and in good standing under the laws of its jurisdiction of formation with all requisite authority to conduct its affairs as it now does; (ii) Genco Holding's Qualified Decommissioning Fund satisfies the requirements necessary for such fund to be treated as a "Nuclear Decommissioning Reserve Fund" within the meaning of Code Section 468A(a) and as a "Nuclear Decommissioning Fund" and a "Qualified Nuclear Decommissioning Fund" within the meaning of Treas. Reg. Section l.468A-l(b)(3); (iii) Genco Holdings' Qualified Decommissioning Fund is in compliance in all material respects with all applicable rules and regulations of any Governmental Authority having jurisdiction, including the NRC, the PUC and the IRS, (iv) Genco Holdings' Qualified Decommissioning Fund has not engaged in any acts of "self-dealing" as defined in Treas. Reg. Section 1.468A-5(b)(2); (v) no "excess contribution," as defined in Treas. Reg. Section 1.468A-5(c)(2)(ii), has been made to Genco Holdings' Qualified Decommissioning Fund which has not been withdrawn within the period provided under Treas. Reg. Section 1.468A-5(c)(2)(i); and (vi) except as set forth in Section 4.21(d) of the Companies Disclosure Letter, Genco Holdings has made timely and valid elections to make annual contributions to Genco Holding's Qualified Decommissioning Fund since its inception and Genco Holdings has heretofore delivered copies of such elections to Buyer. As used in this Agreement, the term "QUALIFIED DECOMMISSIONING FUND" means all amounts contributed to qualified funds for administrative costs and costs incurred in connection with the entombment, dismantlement, removal and disposal of the structures, systems and components of a unit of common facilities, including all costs incurred in connection with the preparation for decommissioning, such as engineering and other planning expenses incurred with respect to the unit of common facilities after actual decommissioning occurs, such as physical security and radiation monitoring expenses, as part of Genco LP's cost of service required by PURA or as approved by the PUC.

                  (ii) Genco Holdings has heretofore delivered to Buyer a copy of Genco Holdings' Decommissioning Trust Agreement as in effect on the date of this Agreement.

                  (iii) With respect to all periods prior to the STP Acquisition Closing Date, (i) Genco Holdings and/or Mellon Bank, N.A. (the "TRUSTEE") of Genco Holdings' Qualified Decommissioning Fund has/have filed or caused to be filed with the NRC, the IRS and any other Governmental Authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by Genco Holdings and/or the Trustee of Genco Holdings' Qualified Decommissioning Fund; and (ii) there are no interim rate orders that may be retroactively adjusted or retroactive adjustments to interim rate orders that may affect amounts that Buyer may contribute to Genco Holdings' Qualified Decommissioning Fund or may require distributions to be made from Genco Holdings' Qualified Decommissioning Fund. Genco Holdings has delivered to Buyer a copy of the schedule of ruling amounts most recently issued by the IRS for Genco Holdings' Qualified Decommissioning Fund and a complete copy of the request that was filed with the IRS to obtain such schedule of ruling amounts and a copy of any pending request for revised ruling amounts, in each case together with all exhibits, amendments and supplements thereto. Any amounts contributed to Genco Holdings' Qualified Decommissioning Fund while such request is pending before the IRS and which turn out to exceed the applicable amounts provided in the schedule of ruling amounts issued by the IRS will be withdrawn from Genco Holdings' Qualified Decommissioning Fund within the period provided under Treas. Reg. Section 1.468A-5(c)(2)(i).

                  (iv) Genco Holdings has made available to Buyer a statement of assets and liabilities prepared by the Trustee for Genco Holdings' Qualified Decommissioning Funds as of December 31, 2003 and as of June 30, 2004 and will make such a statement available as of the most recently available month end preceding the STP Acquisition Closing, and they fairly presented and will fairly present as of such dates the financial position of each of Genco Holdings' Qualified Decommissioning Funds. Genco Holdings has made available to Buyer information from which Buyer can determine the Tax Basis of all assets in Genco Holdings' Qualified Decommissioning Fund and will make such a statement available as of the most recently available month end preceding the STP Acquisition Closing.

                  (v) Genco Holdings has made available to Buyer all material contracts and agreements to which the Trustee of Genco Holdings' Qualified Decommissioning Fund, in its capacity as such, is a party.

                  (vi) With respect to all taxable periods prior to the STP Acquisition Closing Date, Genco Holdings' Qualified Decommissioning Fund has filed all material Tax Returns required to be filed, including but not limited to returns for estimated Income Taxes, such Tax Returns are true and complete in all material respects, and all Taxes have been paid in full. No notice of deficiency or assessment has been received from any taxing authority with respect to any liability for Taxes of Genco Holdings' Qualified Decommissioning Fund which have not been fully paid or finally settled. There are no outstanding agreements or waivers extending the applicable statutory periods of limitations for any Taxes associated with Genco Holdings' Qualified Decommissioning Fund for any period.

            (e) Nonqualified Decommissioning Funds. Except as set forth in
Section 4.21(e) of the Companies Disclosure Letter:

                  (i) With respect to all periods prior to the STP Acquisition Closing Date, Genco Holdings' Nonqualified Decommissioning Funds is a trust validly existing and in good standing under the laws of its jurisdiction of formation with all requisite authority to conduct its affairs as it now does. Genco Holdings' Nonqualified Decommissioning Funds are in full compliance in all material respects with all applicable rules and regulations of any Governmental Authority, including the NRC and the PUC. Company's Nonqualified Decommissioning Funds are, and since their inception have been, classified as a grantor trust owned by the Parents under Section 671 to 677 of the Code. As used in this Agreement, the term "NONQUALIFIED DECOMMISSIONING FUNDS" means the nonqualified funds, as determined by the Trustee and Texas Genco, LP, established and maintained under the Decommissioning Trust Agreement for decommissioning South Texas Project Unit No. 1, South Texas Project Unit No. 2 and the common facilities to which monies are contributed, which nonqualified funds are not subject to the conditions and limitations of Section 468A of the Code.

                  (ii) With respect to all periods prior to the STP Acquisition Closing Date, Genco Holdings and the Trustee of Genco Holdings' Nonqualified Decommissioning Funds have filed or caused to be filed with the NRC and any other Governmental Authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by either of them.

                  (iii) Genco Holdings has made available to Buyer a statement of assets and liabilities prepared by the Trustee for Genco Holdings' Nonqualified Decommissioning Funds as of December 31, 2003 and as of June 30, 2004 and will make such a statement available as of the end of the most recently available month end preceding the STP Acquisition Closing, and they fairly presented and will fairly present as of such dates the financial position of each of Genco Holdings' Nonqualified Decommissioning Funds. Genco Holdings has made available to Buyer all contracts and agreements to which the Trustee of Genco Holdings' Nonqualified Decommissioning Funds, in its capacity as such, is a party.

                  (iv) Genco Holdings has made available to Buyer all material contracts and agreements to which the Trustee of Genco Holdings' Nonqualified Decommissioning Funds, in its capacity as such, is a party.

            Section 4.22 Affiliate Transactions. Except as set forth in Section
4.22 of the Companies Disclosure Letter or as disclosed in Genco Holding's proxy statement relating to the election of directors dated April 23, 2004, there are no Contracts or transactions between any Company, on the one hand, and any (A) Parent or its affiliates (other than the Companies), on the other hand, other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arms-length basis that is not material to the Company, or (B) (i) officer or director of any Company or Parent or its affiliates, or (ii) affiliate of any such officer or director, on the other hand, in each case in this clause (B) except those of a type available to Company Employees generally and other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arm's-length basis or that is not material to the Company (all Contracts and transactions referred to in clauses (A) or (B), whether entered into before or after the date hereof, "COMPANY AFFILIATE CONTRACTS").

            Section 4.23 Derivative Products.

            (a) All Derivative Products entered into for the account of any Company were entered into in accordance with (i) established risk parameters, limits and guidelines and in compliance with the risk management policies approved by the board of directors of Genco Holdings (the "TRADING POLICIES"), in each case both as in effect at the time such Derivative Products were entered into and as in effect on the date of this Agreement, to restrict the level of risk that any Company is authorized to take, individually and in the aggregate, with respect to Derivative Products and monitor compliance with such risk parameters and (ii) applicable Law and policies of any Governmental Authority.

            (b) Genco Holdings has made available Buyer a true and complete copy of the Trading Policies, and the Trading Policies contain a true and complete description of the practice of the Companies with respect to Derivative Products, as of the date of this Agreement.

            (c) At no time has any Company engaged in any "round trip," "sale/buyback" or "wash" trading or any similar transaction.

            (d) For purposes of this Agreement, "DERIVATIVE PRODUCT" means (i) any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity, natural gas, crude oil and other commodities, emissions allowances, currencies, interest rates and indices and (ii) forward contracts for physical delivery, physical output of assets, and physical load obligations.

            Section 4.24 Fairness Opinion. Genco Holdings has received the written opinion of RBC Capital Markets Corporation to the effect that, as of the date of this Agreement, the consideration to be received in the Public Company Merger by Genco Holdings' shareholders (other than CenterPoint) is fair to such shareholders from a financial point of view. An executed copy of such opinion has been delivered to Buyer.

            Section 4.25 Board Recommendation. The board of directors of Genco Holdings, upon the unanimous recommendation of a special committee thereof, has unanimously (i) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Public Company Merger, in accordance with the TBCA, (ii) determined that this Agreement and the transactions contemplated hereby, including the Public Company Merger, are advisable and fair to and in the best interests of the shareholders of Genco Holdings, (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby, including the Public Company Merger, to the shareholders of Genco Holdings and (iv) directed that approval of this Agreement be submitted to Genco Holdings' shareholders.

            Section 4.26 Ownership of Assets. Except as set forth in Section
4.26 of the Companies Disclosure Letter, none of Genco Holdings or any of its subsidiaries (other than Genco LP, Genco Services and, after the Genco LP Division, Genco II LP) (i) owns, leases or has any other right, title or interest in any assets or properties, (ii) is a party to, or is otherwise bound by or subject to, any Contract, (iii) owns or holds any Permits, or (iv) has any Company Employees.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to Parents and Genco Holdings as follows:

            Section 5.1 Organization; Etc. Buyer (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite limited liability company power and authority to execute and deliver this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and (c) is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect. As used in this Agreement, the term "BUYER MATERIAL ADVERSE EFFECT" means an event, change or circumstance which would materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or directly or indirectly prevent or materially impair or delay the ability of Buyer to perform its obligations hereunder.

            Section 5.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, by Buyer and the consummation of the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly and validly authorized by all requisite corporate or limited liability company action, as applicable, on the part of Buyer and no other corporate actions or proceedings on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by Buyer or to consummate the transactions so contemplated. This Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been, or will be, duly

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

and validly executed and delivered by Buyer and, with respect to this Agreement and any other such agreement, assuming it has been duly authorized, executed and delivered by any other party (other than an affiliate of Buyer), constitutes, or will constitute when executed, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (a) enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            Section 5.3 Consents and Approvals; No Violations. Except for the Required Approvals, none of the execution, delivery and performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated by this Agreement, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, articles of incorporation, regulations, bylaws or similar documents, as applicable, of Buyer, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to Buyer under, any Contract to which Buyer is a party or by which any of its businesses, properties or assets are bound, (c) violate any Law or Permit applicable to Buyer or its business, properties or assets, or (d) require any Approval from, by or to any Governmental Authority, except in the case of clauses (b), (c) and (d) of this
Section 5.3 for those which would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

            Section 5.4 Debt Financing. As of the date hereof, Buyer has delivered to Genco Holdings true and complete copies of (a) the Debt Financing Letter on Section 5.4(a) of the disclosure letter delivered by Buyer to Parents and Genco Holdings concurrently with the execution hereof (the "BUYER DISCLOSURE LETTER") hereto, and (b) the equity letter on Section 5.4(b) of the Buyer Disclosure Letter.

            Section 5.5 Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer by or before any Governmental Authority, nor are there any Orders that affect or bind any of them or any of their respective businesses, properties or assets which would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

            Section 5.6 Investigation by Buyer. Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Genco Business and acknowledges that Buyer has been provided access to personnel, properties, premises and records of the Genco Business for such purpose. In entering into this Agreement, Buyer has relied upon, among other things, its due diligence investigation and analysis of the Companies and the Genco Business, and Buyer:

            (a) acknowledges and agrees that it has not been induced by and has not relied upon any representations or warranties, whether express or implied, made by Parents or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives (in each case other than Genco Holdings) that are not expressly set forth in
Article III of this Agreement, whether or not any such representations, warranties or statements were made in writing or orally, and acknowledges and agrees that all representations and warranties made in Article III are made by CenterPoint and not Genco Holdings;

            (b) acknowledges and agrees that it has not been induced by and has not relied upon any representations or warranties, whether express or implied, made by the Companies or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives (in each case other than Parents) that are not expressly set forth in Article IV of this Agreement, whether or not any such representations, warranties or statements were made in writing or orally, and acknowledges and agrees that all representations and warranties made in Article IV are made by Genco Holdings and not CenterPoint;

            (c) acknowledges and agrees that none of Parents and the Companies or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its directors, officers, employees, affiliates, controlling persons, agents or representatives, including without limitation, any information included in the Confidential Information Memorandum dated February 2004, as supplemented to the date of this Agreement, and any information, document, or material provided or made available, or statements made, to Buyer (including its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives) during site or office visits, in any "data rooms," management presentations or supplemental due diligence information provided to Buyer (including its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives) in connection with discussions or access to management of the Genco Business or in any other form in expectation of the transactions contemplated by this Agreement, in each case except, with respect to Parents and Genco Holdings, as applicable, to the extent reflected in the respective representations and warranties of CenterPoint in Article III or Genco Holdings in Article IV (collectively, "DUE DILIGENCE INFORMATION");

            (d) acknowledges and agrees that (i) the Due Diligence Information includes certain projections, estimates and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Buyer is familiar with such uncertainties, and (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Buyer on such projections, estimates and other forecasts and plans shall be at its sole risk; and

            (e) agrees, to the fullest extent permitted by Law, that none of Parents, the Companies or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Buyer or its directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) resulting from the furnishing to Buyer, or Buyer's use of, any Due Diligence Information, except for fraud or intentional misrepresentation.

            Section 5.7 Brokers; Finders and Fees. No broker, finder, investment banker or other person whose fees or expenses would be payable by the Parents or, prior to the STP Acquisition Closing, the Companies may be entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

            Section 5.8 Buyer's ERCOT Generation. Buyer and its affiliates do not directly or indirectly own, control or have under construction any generating assets located in or capable of delivering electricity to the ERCOT Market. Neither Buyer nor its controlled affiliates have a present intention to acquire or construct any generating assets located in or capable of delivering electricity to the ERCOT Market except through the Companies.

            Section 5.9 Ownership of Genco Holding Stock. Except as set forth in
Section 5.9 of Buyer Disclosure Letter, as of the date of this Agreement, neither Buyer nor any of its "affiliates" or "associates" (as those terms are defined under Rule 12b-2 under the Exchange Act) beneficially owns any shares of Common Stock or any other security of Genco Holdings.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

            Section 6.1 Covenants of Genco Holdings. During the period from the date of this Agreement to the STP Acquisition Closing, unless otherwise expressly contemplated by this Agreement, as set forth in Section 6.1 of the Companies Disclosure Letter or required by applicable Law or unless Buyer gives its prior written consent, which consent shall not be unreasonably withheld or delayed, Genco Holdings shall, and shall cause each other Company to, (1) conduct its businesses only in, and not to take any action except in, the ordinary course of business, in a manner consistent with past practice, in compliance with applicable Laws and in accordance with good utility practices and (2) preserve substantially intact its business organization, to preserve its assets and properties in good repair and condition and to preserve its present relationships with Governmental Authorities, customers, suppliers and other persons with which it has business relations. By way of amplification and not limitation, during the period from the date of this Agreement to the STP Acquisition Closing, Genco Holdings agrees that no Company shall directly or indirectly do, or propose, authorize or commit to do, any of the following, in each case unless otherwise expressly contemplated by this Agreement, as set forth in Section 6.1 of the Companies Disclosure Letter or without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed:

            (a) amend or otherwise change any Company's articles of incorporation or bylaws (or similar organizational documents);

            (b) except as required under a Contract in force as of the date of this Agreement, issue, deliver, sell, lease, sell and leaseback, pledge, license, transfer, mortgage, encumber, dispose of or otherwise subject to any Lien (i) any Company Securities or (ii) any property or assets, whether tangible or intangible, of any Company, other than assets sold, leased, pledged, licensed, transferred, disposed of or encumbered in the ordinary course of business and in a manner consistent with past practice;

            (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other equity interests, property or otherwise, with respect to any of Company Securities other than (i) dividends by a direct or indirect wholly-owned subsidiary of Genco Holdings to its parent to the extent required to fund the dividends referred to in clause (ii) or (iii) below, (ii) prior to the Public Company Merger Closing Date, regular quarterly cash dividends with respect to the Common Stock, not in excess of $0.25 per share per quarter, in each case with usual declaration, record and payment dates and otherwise in accordance with Genco Holdings' past dividend policy and (iii) following the Non-STP Acquisition Closing and the repayment of all principal and interest under the Overnight Bridge Loan, if any, distribution by Genco Holdings of up to $2,231 million in the aggregate of Non-STP Consideration or other cash;

            (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company Securities;

            (e) repurchase, repay or incur any Indebtedness or issue any securities in respect of Indebtedness or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations or Indebtedness of any person, other than repayments in the ordinary course of business and in a manner consistent with past practice under the revolving credit line under the Credit Agreement dated as of December 23, 2003 among Genco Holdings, Texas Genco GP, LLC, Texas Genco LP, LLC, Genco Services, Genco LP, various lenders and Deutsche Bank AG New York Branch, as Administrative and Collateral Agent (as amended, modified or supplemented prior to the date of this Agreement or as contemplated by Section 6.7(d), which amendments, modifications and supplements have been furnished to Buyer, the "CREDIT AGREEMENT") and other than borrowings under the Overnight Bridge Loan, if any;

            (f) (i) make aggregate payments pursuant to the Company Affiliate Contracts set forth in Section 4.22 of the Companies Disclosure Letter, other than any such payments prior to the Non-STP Acquisition Closing Date, not in excess of $3,000,000 per month, (ii) forgive any liabilities, debts or obligations under any Company Affiliate Contract set forth in Section 4.22 of the Companies Disclosure Letter; (iii) take any action outside the ordinary course of business consistent with past practice pursuant to any Company Affiliate Contracts set forth in Section 4.22 of the Companies

Disclosure Letter; or (iv) engage in or enter into any Company Affiliate Contract which would be required to be set forth in Section 4.22 of the Companies Disclosure Letter if in effect on the date of this Agreement;

            (g) (i) amend in any material respect, terminate, cancel or renew any Company Contract or enter into any Contract that would be a Company Contract if in effect on the date of this Agreement, provided that, for the avoidance of doubt, to the extent any such Contract is entered into after the date of this Agreement in accordance with this Agreement, such Contract shall be deemed to be a Company Contract for purposes of this Agreement, (ii) acquire (including by merger, consolidation or acquisition of stock or assets) any assets (other than in the ordinary course of business), business or any corporation, partnership, limited liability company, association or business organization or division thereof (other than acquisitions prior to the Non-STP Acquisition Closing having an aggregate consideration of not more than $5,000,000) other than fuel, supplies, maintenance materials and other inventory items in the ordinary course of business consistent with past practice, or (iii) except as set forth in
Section 6.1(g) of the Companies Disclosure Letter, authorize or make any capital expenditures, except such expenditures made prior to the Non-STP Acquisition Closing Date in an amount not in excess of $5,000,000 individually or $25,000,000 in the aggregate;

            (h) amend, terminate, cancel or renew the Power Purchase Agreement or the agreements referred to in Section 6.18;

            (i) except as required by applicable Law (including, for the avoidance of doubt, ERCOT Market regulation), reactivate or enter into any "reliability must run" Contract with respect to any generating plant that, as of the date of this Agreement, is shutdown or "mothballed";

            (j) except to the extent required under applicable Law or the terms of any Company Plan existing as of the date of this Agreement, (i) increase or otherwise amend the compensation or fringe benefits of any present or former director, officer or employee of any Company (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice), (ii) grant any retention, severance or termination pay to, or enter into, or amend, any employment, consulting or severance Contract with any present or former director, officer or employee of any Company, (iii) loan or advance any money or other property to any present or former director, officer or employee of any Company; (iv) establish, enter into, adopt, amend or terminate any Company Plan, any collective bargaining agreements identified on
Section 4.12 of the Companies Disclosure Letter or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement; or (v) hire any new employees;

            (k) fail to maintain its books and records in accordance with GAAP in any material respect or, except as may be required as a result of a change in Law or in GAAP, and subject to the establishment of the TGN Retirement Plan pursuant to Section 6.8(e) of this Agreement, change material Tax, pension, regulatory or financial accounting policies, procedures, practices or principles used by it;

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

            (l) make, change or rescind any material Tax election; fail to duly and timely file all material Tax Returns and other documents required to be filed with any Governmental Authority, subject to timely extensions permitted by applicable Law; extend the statute of limitations with respect to any Tax; or, except in the ordinary course of business, settle or compromise any material federal, state, local or foreign Tax liability;

            (m) waive, release, assign, settle or compromise any pending or threatened Action which is material, which relates to the transactions contemplated hereby or which is brought by any current, former or purported holder of any Company Securities in such capacity;

            (n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company;

            (o) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the balance sheet or incurred in the ordinary course of business after March 31, 2004 and consistent with past practice;

            (p) make any loans, advances or capital contributions (including any "keep well" or other Contract to maintain any financial statement condition of another person) to, or investments in, any other person, except for loans, advances and capital contributions to Companies that are wholly-owned by Genco Holdings and are in existence on the date of this Agreement (other than any loan by Genco LP or Genco Services);

            (q) other than in the ordinary course of business and in a manner consistent with past practice or as required by applicable Law, (i) modify in any material respect the Trading Policies or any similar policy, other than modifications which are more restrictive to any Company, or (ii) enter into any Contract or transaction related to any Derivative Product or any similar transaction (other than as permitted by the Trading Policies);

            (r) enter into, amend, terminate, cancel or renew any Contract or other transaction other than in the ordinary course of business and in a manner consistent with past practice, as required by applicable Law, or otherwise that, individually or in the aggregate with all other Contracts or transactions, would conflict with, violate or otherwise would not be permitted under the Trading Policies or any similar purchasing policy;

            (s) fail to maintain in full force and effect insurance policies covering the Companies and their respective properties, assets and businesses in a form and amount consistent with good utility practice, including the Company Insurance Policies

(except in the ordinary course of business to the extent any such policies expire in accordance with their term and they are replaced with policies consistent with good utility practice) and to promptly and diligently prosecute claims under such policies;

            (t) except to the extent required by applicable Law, take any action that would reasonably be expected to result in (i) any representation and warranty of the Companies set forth in this Agreement (A) that is qualified as to materiality or Companies Material Adverse Effect becoming untrue or (B) that is not so qualified becoming untrue in any material respect or (ii) any condition to the Public Company Merger set forth in Article VII not being satisfied;

            (u) fail to take any action that would reasonably be expected to, directly or indirectly, prevent or materially impair or delay the consummation of the transactions contemplated hereby (except to the extent specifically permitted by Section 10.1); or

            (v) take, offer, propose to take or enter into or amend any Contract to take, offer or propose any of the actions described above in Sections 6.1(a) through 6.1(u).

            Section 6.2 Access to Information.

            (a) From the date of this Agreement to the STP Acquisition Closing, Genco Holdings will, and will cause each other Company and its and their respective officers, directors, employees, accountants, auditors, counsel, financial advisors and other agents and representatives (collectively, "REPRESENTATIVES") to (i) give Buyer and its Representatives and potential financing sources for the transactions contemplated by this Agreement reasonable access during normal business hours to the officers, employees, agents, properties (including the South Texas Project), offices, plants and other facilities and to the books, personnel, Contracts and records of Genco Holdings or any Company, (ii) permit Buyer to make such copies and inspections thereof as Buyer may reasonably request, and (iii) furnish Buyer with such financial, trading, marketing and operating data and other information concerning the business, properties (including the South Texas Project), Contracts, assets, liabilities, personnel and other aspects of any Company, as Buyer and its Representatives and potential financing sources may from time to time reasonably request, provided, however, that any access to properties of the Companies shall be conducted at Buyer's expense, at a reasonable time, under the reasonable supervision of the Companies' personnel and in such a manner as to not interfere unreasonably with the operation of the businesses of Genco Holdings or the Companies; provided, further, that Genco Holdings shall not be required to provide access to any information (i) that is subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived or (ii) that is subject to contractual prohibition against disclosure to the extent doing so would violate such prohibition, it being agreed that Genco Holdings shall use its commercially reasonable efforts to seek to furnish any such information in a manner that does not result in any such waiver or violation, including entering into joint defense agreements and obtaining requisite consents.

            (b) All such information and access shall be subject to the terms and conditions of the letter agreements (collectively, the "CONFIDENTIALITY AGREEMENT") between the Investors and CenterPoint, until the STP Acquisition Closing Date, with respect to the STP Assets and Liabilities, and until the Non-STP Acquisition Closing Date with respect to the Non-STP Assets and Liabilities. Notwithstanding anything to the contrary contained in this Agreement, none of Parents, the Companies or any of their affiliates will have any obligation to make available or provide to Buyer or its representatives a copy of any consolidated, combined or unitary Tax Return filed by Genco Holdings, or any of their affiliates, or any related material other than any portions of such Tax Returns that relate to the Companies.

            Section 6.3 Consents; Cooperation.

            (a) Each of Parents and Buyer shall cooperate, and use commercially reasonable efforts, to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, including, but not limited to making all filings and obtaining all Approvals and third party consents necessary to consummate the transactions contemplated by this Agreement, provided, however, that, with respect to the foregoing, (i) such efforts shall not require Parents, Merger Sub, the Companies, Buyer or any of their respective subsidiaries to make any payment to obtain any such Approval or third-party consent, other than nominal transfer fees or filing fees and/or the costs and expenses of third parties pursuant to the terms of any Contract, (ii) Parents, Merger Sub and the Companies shall not be permitted to consent to any action or to make or offer to make any substantive commitment or undertaking or incur any liability or obligation with respect to the Companies without the consent of Buyer, which shall not be unreasonably withheld and (iii) that, notwithstanding the foregoing, the actions of Parents, Merger Sub, the Companies and Buyer with respect to filings, approvals and other matters (A) pursuant to the HSR Act and any local, state, federal (other than the HSR Act) or foreign antitrust statute, antitrust law, antitrust regulation or antitrust rule applicable to Parents, the Companies or Buyer ("OTHER ANTITRUST REGULATIONS") shall be governed by subsections (b), (c), (d) and (e) of this Section 6.3 and
(B) related to the NRC Approval shall be governed by Section 6.12 hereof.

            (b) CenterPoint and Buyer shall file with (i) the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ"), the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection with such notification and report form pursuant to the HSR Act, and
(ii) any other applicable Governmental Authority, all filings, reports, information and documentation required for the consummation of the transactions contemplated by this Agreement pursuant to the Other Antitrust Regulations. Each of CenterPoint and Buyer shall furnish to each other's counsel such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and Other Antitrust Regulations. Each of CenterPoint and Buyer shall consult with each other as to the appropriate time of making such filings and submissions and shall use commercially reasonable efforts to make such filings and submissions at the agreed upon time.

            (c) Each of Parents, the Companies and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other governmental or regulatory entities and shall comply promptly by responding to any such inquiry or request.

            (d) Each of Parents, the Companies and Buyer shall use commercially reasonable efforts to vigorously defend, lift, mitigate and rescind the effect of any Action materially and adversely affecting this Agreement or the ability of the parties to consummate the transactions contemplated by this Agreement, including promptly appealing any adverse Order.

            (e) Prior to the date specified in Section 10.1(b) (as it may be extended pursuant thereto), each of Genco Holdings and Buyer shall take any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act and any Other Antitrust Regulations that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Public Company Merger Closing, the Non-STP Acquisition Closing and the STP Acquisition Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer or any of its subsidiaries or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Buyer or its subsidiaries, as may be required in order to avoid the entry of, or to the effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Public Company Merger Closing, the Non-STP Acquisition Closing or the STP Acquisition Closing. At the request of CenterPoint, Buyer shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses or assets of Buyer or any of its subsidiaries, provided that (i) any such action may be conditioned upon the consummation of the transactions contemplated by this Agreement and (ii) any such actions do not and would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect.

            (f) With respect to any agreements for which any required Approval or third-party consent is not obtained prior to the Public Company Merger Closing Date, the Non-STP Acquisition Closing or the STP Acquisition Closing Date, as applicable, Parents, the Companies and Buyer will each use commercially reasonable efforts to obtain any such consent or approval after such date until such consent or approval has been obtained and Parents will provide Buyer or, after the STP Acquisition Closing Date, any Company, with the same benefits arising under such agreements, including performance by either Parent as agent, if legally and commercially feasible, provided that Buyer will provide Parents with such access to the premises, books and records and personnel as is necessary to enable Parents to perform their obligations under such agreements and Buyer shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Buyer would have been responsible therefor if such consent or approval had been obtained.

            (g) Parents and Genco Holdings shall keep Buyer reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and shall promptly furnish Buyer with copies of all notices or other communications received by Parents or by any Company or its or their Representatives from any third party and/or any Governmental Authorities with respect to the transactions contemplated hereby. Parents and Genco Holdings shall promptly furnish to Buyer such necessary information and reasonable assistance as Buyer may request in connection with the foregoing and shall promptly provide counsel for Buyer with copies of all filings made by Parents or the Companies, and all correspondence between Parents or the Companies (and their respective Representatives) with any Governmental Authority and any other information supplied by Parents and any Company (and their respective Representatives) to a Governmental Authority in connection herewith and the transactions contemplated hereby. Parents and Genco Holdings shall, subject to applicable Law, permit counsel for Buyer reasonable opportunity to review in advance, and consider in good faith the views of Buyer in connection with, any proposed written communication by Parents or the Companies to any Governmental Authority. Parents, Merger Sub and Genco Holdings agree not to participate, or to permit any Company to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection herewith and the transactions contemplated hereby unless it consults with Buyer in advance and, to the extent not prohibited by such Governmental Authority, gives Buyer and its counsel the opportunity to attend and participate.

            (h) Buyer shall keep CenterPoint and Genco Holdings reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and shall promptly furnish CenterPoint and Genco Holdings with copies of all notices or other communications received by Buyer or its Representatives from any third party and/or any Governmental Authorities with respect to the transactions contemplated hereby, other than with respect to the Debt Financing for which Buyer's obligations shall be governed by Section 6.7(a). Buyer shall promptly furnish to CenterPoint and Genco Holdings such necessary information and reasonable assistance as CenterPoint and Genco Holdings may request in connection with the foregoing and shall promptly provide counsel for CenterPoint and Genco Holdings with copies of all filings made by Buyer, and all correspondence between Buyer (and its Representatives) with any Governmental Authority and any other information supplied by Buyer (and its Representatives) to a Governmental Authority in connection herewith and the transactions contemplated hereby. Buyer shall, subject to applicable Law, permit counsel for CenterPoint and Genco Holdings reasonable opportunity to review in advance, and consider in good faith the views of CenterPoint and Genco Holdings in connection with, any proposed written communication by Buyer to any Governmental Authority. Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection herewith and the transactions contemplated hereby unless it consults with CenterPoint and Genco Holdings in advance and, to the extent not prohibited by such Governmental Authority, gives CenterPoint and Genco Holdings and its respective counsel the opportunity to attend and participate.

            (i) In the event and for so long as Buyer actively is prosecuting, contesting or defending any Action against a third party in connection with (i) any transactions contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Companies arising out of or related to facts or events, existing prior to the STP Acquisition Closing, the Parents shall, and shall cause their respective affiliates to, cooperate with Buyer and, after the STP Acquisition Closing, the Companies and their counsel in the prosecution, contest or defense, make available its personnel, and provide such testimony and access to its books and records and facilities as shall be reasonably necessary in connection with the prosecution, contest or defense, all at the sole control, cost and expense of the Companies.

            (j) Genco Holdings shall use its reasonable best efforts to obtain from the IRS prior to the STP Acquisition Closing (i) a ruling that the indirect transfer of the assets of the Qualified Decommissioning Fund pursuant to this Agreement is not a taxable event and (ii) a ruling that Genco Holdings will continue to be entitled to make tax-deductible contributions to the Qualified Decommissioning Fund after the STP Acquisition Closing. Parent and Genco Holdings shall keep Buyer apprised of the status of any communications with, and any inquiries or requests for additional information from, the IRS with respect to such rulings and shall promptly respond to any such inquiry or request.

            Section 6.4 Commercially Reasonable Efforts. Each of Parents, Genco Holdings and Buyer shall cooperate, and use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, after the Non-STP Acquisition Closing, each of the parties at the reasonable request of the other shall execute and deliver, or cause to be executed and delivered, such assignments, deeds, bills of sale and other instruments of transfer as any party reasonably may request as necessary, proper or advisable in order to effect or further evidence the Non-STP Acquisition and the other transactions contemplated thereby. In addition, at the STP Acquisition Closing, Parents shall deliver, or cause to be delivered, to Buyer all minute books, stock record books (or similar registries) and corporate (or similar) records and seals of the Companies held by Parents or their respective affiliates (other than the Companies) or otherwise not in the possession of the Companies, other than such items delivered in connection with the Non-STP Acquisition.

            Section 6.5 Public Announcements. Prior to the STP Acquisition Closing, except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement, except as described in the following sentence and in the reasonable judgment of the party may be required by Law (including in connection with regulatory proceedings) or in connection with its obligations as a publicly-held, exchange-listed or Nasdaq-quoted company, in which case the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release. Upon the execution of this Agreement and upon each of the Public Company Merger Closing, the Non-STP Acquisition Closing and the STP Acquisition Closing, the parties will consult with each other with respect to the issuance of a joint report, statement or press release with respect to this Agreement and the transactions contemplated by this Agreement.

            Section 6.6 Tax Matters.

            (a) No Election Under Section 338(h)(10). CenterPoint and Buyer agree that they will not make a joint election under Section 338(h)(10) of the Code or under any comparable provision of state or local Law (an "ELECTION") with respect to the STP Acquisition.

            (b) Indemnification.

                  (i) Parents' Indemnification of Buyer. Notwithstanding anything in the Spin-off Separation Agreement to the contrary, Parents shall indemnify Buyer and the Companies from, against and in respect of any (A) Taxes (as defined in Section 6.6(n) of this Agreement) with respect to the Non-STP Assets and Liabilities for any Taxable period ending on or prior to the Non-STP Acquisition Closing Date and the portion of any Straddle Period ending on the Non-STP Acquisition Closing Date (determined in accordance with the provisions of paragraph (c) below), (B) Taxes imposed on any Company (including, without limitation, any Taxes attributable to the Non-STP Acquisition or the Genco LP Division) for any Taxable period ending on or prior to the STP Acquisition Closing Date and the portion of any Straddle Period ending on the STP Acquisition Closing Date (determined in accordance with the provisions of paragraph (c) below), (C) Taxes for which any Company may be liable under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as a member of an affiliated, consolidated or combined group, (D) Taxes of any other person for which any Company may be liable as a transferee or successor, by contract or otherwise, (E) Taxes resulting from any obligation under, any Tax sharing, Tax indemnity or similar contract and (F) any Transfer Taxes (as defined below) for which either Parent is liable under Section 6.6(f) of this Agreement.

                  (ii) Buyer's Indemnification of Parents. Buyer shall indemnify Parents from, against and in respect of any liability of Parents or their subsidiaries for any (A) Taxes with respect to the Non-STP Assets and Liabilities for any Taxable period beginning after the Non-STP Acquisition Closing Date and the portion of any Straddle Period beginning after the Non-STP Acquisition Closing Date (determined in accordance with the provisions of paragraph (c) below), (B) Taxes imposed on any Company for any Taxable period beginning after the STP Acquisition Closing Date and the portion of any Straddle Period beginning after the STP Acquisition Closing Date (determined in accordance with the provisions of paragraph (c) below); and (C) Transfer Taxes for which Buyer is liable under Section 6.6(f) of this Agreement.

            (c) Computation of Tax Liabilities; Proration of Taxes and Earnings and Profits. To the extent permitted by applicable Law or administrative practice, the taxable years of the Companies shall end on and include the Non-STP Acquisition Closing Date with respect to any Company acquired (directly or indirectly) by Buyer on such date or STP Acquisition Closing Date with respect to any Company acquired (directly or indirectly) by Buyer on such date. Whenever it is necessary to determine the liability for Taxes, or the earnings and profits, for a portion of a taxable year or period that begins before and ends after, as applicable, the Non-STP Acquisition Closing Date or the STP Acquisition Closing Date (the "APPLICABLE CLOSING DATE") (a "STRADDLE PERIOD"), the determination of the Taxes or the earnings and profits for the portion of the year or period ending on, and the portion of the year or period beginning after, the Applicable Closing Date shall be determined by assuming that the taxable year or period ended on and included the Applicable Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis and annual property taxes shall be prorated on the basis of the number of days in the annual period elapsed through the Applicable Closing Date as compared to the number of days in the annual period elapsing after the Applicable Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to any Company shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

            (d) Tax Returns.

                  (i) Parents shall prepare, or cause to be prepared, in accordance with past practice unless otherwise required by applicable Law, and file or cause to be filed when due Tax Returns with respect to the Companies for any taxable period, or portion thereof, ending on or before the STP Acquisition Closing Date which are required or permitted by applicable Law or administrative practice to be filed with respect to a taxable period, or portion thereof, ending on or before the STP Acquisition Closing Date.

                  (ii) Buyer shall prepare, or cause to be prepared, and file or cause to be filed when due all other Tax Returns with respect to the Companies required to be filed with respect to a taxable period, or portion thereof, ending after the STP Acquisition Closing Date.

                  (iii) If either Buyer or Parents may be liable for any material portion of the Tax payable in connection with any Tax Return to be filed by the other (or any item reported on such Tax Return is likely to affect the Tax liability of such party), the party responsible under this Agreement for filing such return (the "PREPARER") shall prepare and deliver to the other party (the "PAYOR") a copy of such return and any schedules, work papers and other documentation then available that are relevant to the preparation of the portion of such return for which the Payor is or may be liable under this Agreement not later than 45 days before the Due Date (as defined in Section 6.6(n) of this Agreement). The Preparer shall not file such return until the earlier of either the receipt of written notice from the Payor indicating the Payor's consent thereto, or the Due Date.

            The Payor shall have the option of providing to the Preparer, at any time at least 15 days prior to the Due Date, written instructions as to how the Payor wants any, or all, of the items for which it may be liable (or any item that is likely to affect the Tax liability of such party) reflected on such Tax Return. The Preparer shall, in preparing such return, cause the items for which the Payor is liable under this Agreement to be reflected in accordance with the Payor's instructions (unless, in the opinion of a partner of a nationally recognized law firm retained by the Preparer, complying with the Payor's instructions would likely subject the Preparer to any criminal penalty or to civil penalties under sections 6662 through 6664 of the Code or similar provisions of applicable state, local or foreign Law) and, in the absence of having received such instructions, in accordance with past practice.

            If the Preparer fails to satisfy its obligations under this Section 6.6(d), the Payor shall have no obligation to indemnify the Preparer for any Taxes which are reflected on any such return or any related loss, and shall retain any and all remedies it may otherwise have which arise out of such failure.

            (e)   Contest Provisions.

                  (i) Notification of Contests. Each of Buyer, on the one hand, and Parents, on the other hand (the "RECIPIENT"), shall notify the chief tax officer (or other appropriate person) of Parents or Buyer, as the case may be, in writing within 15 days of receipt by the Recipient of written notice of any pending or threatened audits, adjustments or assessments (a "TAX AUDIT") which are likely to affect the liability for Taxes of such other party. If the Recipient fails to give such prompt notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit to the extent that such failure to give notice adversely affects the other party's right to participate in the Tax Audit.

                  (ii)  Which Party Controls.

                        (a) Parents' Items. If such Tax Audit relates to any taxable period, or portion thereof, ending on or before the Applicable Closing Date or for any Taxes for which Parents are liable in full under this Agreement, Parents shall, at their expense, control the defense and settlement of such Tax Audit.

                        (b) Buyer's Items. If such Tax Audit relates to any taxable period, or portion thereof, beginning on or after the Applicable Closing Date or for any Taxes for which Buyer is liable in full under this Agreement, Buyer shall, at its expense, control the defense and settlement of such Tax Audit.

                        (c) Combined and Mixed Items. If such Tax Audit relates to Taxes for which both Parents and Buyer are liable under this Agreement, to the extent practicable such Tax Items (as defined in Section 6.6(n) of this Agreement) will be distinguished and each party will control the defense and settlement of those Taxes for which it is so liable. If such Tax Audit relates to a taxable period, or portion thereof, beginning before and ending after the Applicable Closing Date and any Tax Item cannot be identified as being a liability of only one party or cannot be separated from a Tax Item for which the other party is liable, Parents, at their expense, shall control the defense and settlement of the Tax Audit, provided that such party defends the items as reported on the relevant Tax Return and provided further that no such matter shall be settled without the written consent of both parties, not to be unreasonably withheld.

                        (d) Participation Rights. Any party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense and shall have the right to consent to any settlement of such Tax Audit, (such consent not to be unreasonably withheld) to the extent that such settlement would have an adverse effect for a period for which that party is liable for Taxes, under this Agreement or otherwise.

            (f)   Transfer Taxes. All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the Non-STP Acquisition or the STP Acquisition (the "TRANSFER TAXES"), shall be shared equally by Parents and Buyer. Notwithstanding
Section 6.6(d) of this Agreement, which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Law for filing such Tax Returns, and such party will use its commercially reasonable efforts to provide such Tax Returns to the other party at least 10 days prior to the Due Date for such Tax Returns.

            (g) Buyer's Claiming, Receiving or Using of Refunds and Overpayments. If, after the STP Acquisition Closing Date, Buyer or any Company
(i) receives any refund or (ii) actually utilizes the benefit of any overpayment of Taxes which, in each case (i) and (ii), (A) relates to Taxes paid by Parents or any Company with respect to a taxable period, or portion thereof, ending on or before the STP Acquisition Closing Date, or (B) is the subject of indemnification by Parents under this Agreement, Buyer shall promptly transfer, or cause to be transferred, to Parents the entire amount of the refund or overpayment (including interest, if any, received from the Taxing Authority with respect to such refund) received or actually utilized by Buyer or any Company (net of any tax thereon), provided, however, that any refund or tax benefit related to the carryback of any Tax Item of any Company from a taxable period beginning after the STP Acquisition Closing Date to a taxable period ending on or before the STP Acquisition Closing Date to the extent permitted by Section 6.6(h) shall be for the

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

account of Buyer. Buyer agrees to notify Parents within 15 days following the receipt of any such refund or actual utilization of any such overpayment.

            (h) Buyer shall make, and shall cause the Companies to make, elections under Section 172(b)(3) and any other applicable provision of the Code and the Treasury Regulations promulgated thereunder, and under any comparable provision of any state, local or foreign tax law in any state, locality or foreign jurisdiction in which any Company files a combined, consolidated or unitary return with Parents, to relinquish the entire carryback period with respect to any Tax Item of any Company arising in any taxable period beginning after the STP Acquisition Closing Date that could be carried back to a taxable year of such Company ending on or before the STP Acquisition Closing Date; provided, however, that with respect to any such item for which an election cannot be made under applicable Law, Parents shall be required to pay to Buyer or the applicable Company thereof any Tax refund received or credit utilized that results solely from such carryback net of any costs of Seller in procuring such Tax refund or credit. To the extent permitted by this Section 6.6(h), Parents shall permit Buyer or any Company to (or, with respect to consolidated, combined or unitary income taxes, Parents shall at Buyer's request) amend and file any Tax Return filed by or including any Company in order to carryback any Tax Item of any Company from a taxable period beginning after the STP Acquisition Closing Date to a taxable period ending on or before the STP Acquisition Closing Date.

            (i) Resolution of All Tax-Related Disputes. In the event that Parents and Buyer cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by a partner at a nationally recognized law firm or nationally recognized accounting firm mutually acceptable to Parents and Buyer, whose decision shall be final and binding upon all persons involved and whose expenses shall be shared equally by Parents and Buyer.

            (j)   Post-Closing Actions Which Affect Liability for Taxes.

                        (a) Buyer shall not permit any Company to take any action on or after the Applicable Closing Date which could materially increase Parents' liability for Taxes (including any liability of Parents to indemnify Buyer and the Companies for Taxes under this Agreement). Parents shall not take any action on or after the Applicable Closing Date which could materially increase Buyer's or any Company's liability for Taxes (including any liability of Buyer or any Company to indemnify Parents for Taxes under this Agreement).

                        (b) Except to the extent required by applicable Law, or as provided in Sections 6.6(g) and (h), neither Buyer, Parents, any Company nor any affiliate of any of them shall, without the prior written consent of the other party, amend any Tax Return (with respect to any Tax Item of any Company) filed by, or with respect to, any Company or any of their subsidiaries for any taxable period, or portion thereof, beginning before the Applicable Closing Date.

            (k) Assistance and Cooperation. The parties agree that, after the Applicable Closing Date:

                  (i) Each party shall assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

                  (ii) The parties shall cooperate fully in preparing for any Tax Audits, or disputes with taxing authorities, relating to any Tax Returns or Taxes of any Company, including providing access to relevant books and records relating to Taxes at issue;

                  (iii) The parties shall make available to each other and to any taxing authority as reasonably requested all relevant books and records relating to Taxes;

                  (iv) Each party shall promptly furnish the other party with copies of all relevant correspondence received from any taxing authority in connection with any Tax Audit or information request relating to Taxes for which such other party may have an indemnification obligation under this Agreement; and

                  (v) Except as otherwise provided in this Agreement, the party requesting assistance or cooperation shall bear the other party's out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

            (l) This Section 6.6 alone shall govern the procedure for all Tax indemnification claims.

            (m) The Tax Allocation Agreement by and among CenterPoint Energy, Inc. and its Affiliated Companies and Texas Genco Holdings, Inc. and its Affiliated Companies dated as of August 31, 2002 (the "Tax Allocation Agreement"), shall remain in effect until (i) the Non-STP Acquisition Closing Date, with respect to any Company acquired (directly or indirectly) by Buyer on such date or (ii) the STP Acquisition Closing Date, with respect to any Company acquired (directly or indirectly) by Buyer on such date, at which time such agreement, and any other Tax sharing agreement or arrangements, written or unwritten, binding any Company shall terminate. Notwithstanding the foregoing, unless the transactions contemplated by this Agreement are terminated, no payments shall be made by Genco Holdings or any other Company under the Tax Allocation Agreement or any Tax sharing agreements or arrangements, other than payments with respect to current Taxes payable imposed in the ordinary course of business for the current taxable period (the "Permitted Payments")(for the avoidance of doubt, such Permitted Payments shall exclude (A) any Taxes relating to the Non-STP Acquisition or the Genco LP Division and (B) any adjustments which would otherwise be made to Taxes paid under such Tax Allocation Agreement by Genco Holdings or any other Company for prior periods), and provided, however that any Permitted Payments that would not have been due under the terms of the Tax Allocation Agreement until after the Non-STP Acquisition Closing Date or STP Acquisition Closing Date, as applicable, shall be paid on the date set forth in such Tax Allocation Agreement (notwithstanding the fact that such Tax Allocation Agreement may have been previously terminated pursuant to this Section 6.6(m)).

            (n) For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes (other than the Transfer Taxes) of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income taxes, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, franchise, withholding, estimated, social security, utility, workers' compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, unclaimed property and escheat obligations, franchise fees, street rentals, right-of-way fees and any other fees or impositions related to the use or occupancy of public rights of way or other governmental taxes imposed by or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties; "DUE DATE" shall mean, with respect to any Tax Return, the date such return is due to be filed (taking into account any valid extensions); "TAX ITEM" shall mean, with respect to Taxes, any item of income, gain, deduction, loss or credit or other tax attribute "TAX RETURN" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            Section 6.7 Debt Financing.

            (a) Parents and Genco Holdings agree to provide, and shall cause each Company and their respective Representatives to provide, all cooperation reasonably requested by Buyer and necessary in connection with the arrangement of the Debt Financing, including (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, "road shows" and sessions with rating agencies, (ii) preparation by Genco Holdings of business projections, financial statements, offering memoranda, private placement memoranda, prospectuses and similar documents and (iii) execution and delivery by the Companies of any underwriting or placement agreements, pledge and security documents, other definitive financing documents, including any indemnity agreements, or other requested certificates or documents, including a certificate of the chief financial officers of any Company with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the financing to be used in connection with the transactions contemplated by this Agreement, legal opinions, engineering reports, environmental reports, surveys and title insurance as may be reasonably requested by Buyer, provided, however, that no such agreements or documents shall impose any monetary obligation or liability (i) on the Companies (excluding, for the avoidance of doubt, the Non-STP Assets and Liabilities in any Company acquired in the Non-STP

Acquisition) prior to the STP Acquisition Closing other than payment obligations under the Overnight Bridge Loan, or (ii) on CenterPoint or any of its affiliates other than the Companies. Parents and Genco Holdings shall use commercially reasonable efforts to cause Deloitte & Touche LLP, the independent auditors of the Companies, to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements needed in connection with the Debt Financing. Genco Holdings agrees to allow Buyer's accounting representatives the opportunity to review the financial statements in draft form and to allow such representatives access to each Company and supporting documentation with respect to the preparation of such financial statements and to use commercially reasonable efforts to cause its independent auditors to provide reasonable access to their working papers relating to procedures performed with respect to such financial statements. Buyer shall keep CenterPoint reasonably apprised of the status of all material matters relating to the arrangement of the Debt Financing and shall give CenterPoint and Genco Holdings prompt written notice of (i) any material breach by any party of the Debt Financing Letter (or any definitive agreements entered into pursuant thereto) or (ii) any termination of the Debt Financing Letter.

            (b) Without limiting the generality of the provisions of Section 6.7(a), to the extent reasonably required in connection with the Debt Financing, Genco Holdings shall use commercially reasonable efforts to provide, or cause each of the Company and their respective Representatives to provide, the following:

                  (i) (1) for each tract of Real Property constituting a power generating site and the power generating assets located thereon owned by one of the Companies ("Plant Real Property"), and for the Energy Development Center, Texas standard form owner's (with respect to the portion thereof constituting Owned Real Property) and leasehold (with respect to the portion thereof constituting Leased Real Property) title insurance policies and, if applicable, a Texas standard form mortgagee's policy of title insurance reasonably satisfactory to Buyer's sources of Debt Financing ("BUYER'S LENDER") from one or more nationally recognized title companies satisfactory to Buyer, Genco Holdings and CenterPoint (the "TITLE COMPANY"), with each such policy (A) dated as of the Public Company Merger Closing Date, (B) in an amount reasonably acceptable to Buyer, (C) accompanied by copies of all documents referenced as exceptions to title,
      (D) insuring good, valid and indefeasible fee simple title to the Owned Real Property and good, valid and indefeasible leasehold interest in the Leased Real Property in one of the Companies subject only to the Permitted Liens and such matters as may be reasonably requested by Buyer, (E) naming such Company as "insured" and (F) containing such other available endorsements (including, without limitation, non-imputation endorsements) and affirmative coverages as Buyer may reasonably request, and (2) duly executed affidavits and other documents executed by the Companies, consistent with local practice, as are necessary to induce the Title Company to issue the policies, endorsements and affirmative coverages described in the manner set forth above in subclause (1);

                  (ii) a new or recertified survey for each Plant Real Property and the Energy Development Center (a "SURVEY") of the type and with such detail as a reasonably prudent financial institution making a project financing loan for existing electric power generating plants would require (the "SURVEY STANDARD"), prepared or recertified on or after the date of this Agreement by land surveyors licensed in the states in which the Owned Real Property is located, which Surveys have been certified or recertified by said surveyors to each Company, Buyer, Buyer's Lender and, to the extent necessary to satisfy the Survey Standard set forth above, show the following items: (A) no material violation of any setback or building line requirement (whether such requirements are imposed by Law or deed or plat), unless the Title Company is willing and able to insure over such violation; (B) no material encroachment by improvements located on adjoining properties onto any material portion of any Plant Real Property or the Energy Development Center, or by improvements located on any material portion of Plant Real Property or the Energy Development Center, onto adjoining properties, easements, utilities or rights of way, unless the Title Company is willing and able to insure over such encroachment;
      (C) adequate means of ingress and egress to and from each Plant Real Property or the Energy Development Center; and (D) the CEHE Land (if any) adjacent to each tract of Owned Real Property constituting Plant Real Property;

                  (iii) a current estoppel certificate, in form reasonably satisfactory to Buyer, for each Lease, from each lessor thereunder; and

                  (iv) for all Real Property other than Plant Real Property and the Energy Development Center, such evidence of title as a reasonably prudent financial institution making a project financing loan for an existing portfolio of electric power generating assets would require.

            (c) Buyer shall use commercially reasonable efforts to arrange the Debt Financing on the terms and conditions described in the Debt Financing Letter, including using commercially reasonable efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained therein and (ii) to satisfy all conditions applicable to Buyer in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Financing Letter, Buyer shall use commercially reasonable efforts to arrange any such portion from alternative sources on terms and conditions which are, in the reasonable judgment of Buyer, comparable or more favorable (to Buyer) in the aggregate thereto, and to the extent that any terms and conditions are not set forth in the Debt Financing Letter, on terms and conditions reasonably satisfactory to Buyer.

            (d) CenterPoint and Genco Holdings shall use commercially reasonable efforts to obtain any waivers, amendments, modifications or supplements necessary in connection with the transactions contemplated by this Agreement to the Credit Agreement or the Credit Agreement, dated October 7, 2003, among CenterPoint, as Borrower, and JPMorgan Chase Bank, as Administrative Agent.

            (e) All documented out-of-pocket costs and expenses reasonably incurred by Parents or the Companies in complying with Sections 6.7(a), (b) or
(c) shall be paid by Buyer, unless this Agreement is terminated prior to the Public Company Merger Effective Time (i) under circumstances in which Buyer would have the right to terminate this Agreement under Section 10.1(c) or (ii) as a result of the failure of the conditions set forth in Section 8.3(a) or 8.3(b) to be satisfied. All documented out-of-pocket costs and expenses incurred reasonably by Genco Holdings in complying with Section 6.7(d) shall be paid by CenterPoint.

            Section 6.8 Employees; Employee Benefits.

            (a) On or as soon as reasonably practicable following the execution of this Agreement, Genco Holdings shall provide Buyer with a true and complete list (which shall be confirmed and adjusted as necessary five (5) days prior to the Non-STP Acquisition Closing Date or, in the case of the employees listed on Section 6.8(a) of the Companies Disclosure Letter (the "SCHEDULED EMPLOYEES"), the STP Acquisition Closing Date) of (i) all individuals who are employed by the Companies on a full-time, permanent or part-time basis principally at or with respect to the business of the Companies immediately prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date (such individuals hereinafter referred to as the "ACTIVE COMPANY EMPLOYEES"), which list shall include each Active Company Employee's name, position, hourly wage rate or salary, total compensation (including incentive and similar compensation), the Company by which such Active Company Employee is employed, and the vacation time to which each employee is entitled (for purposes of Section 6.8(b)), and (ii) all individuals who are employees of the Companies on a full-time, permanent or part-time basis and are on a leave of absence (due to sickness, disability or any other reason) immediately prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date (such individuals hereinafter referred to as the "EMPLOYEES ON LEAVE"), which list shall include the same information provided in clause (i) for Active Company Employees. The parties agree that an Employee on Leave who returns to active employment with the Companies at his or her former work location not later than twelve (12) weeks from the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date (or such later date as required by Law) shall be considered an Active Company Employee as of the date such individual returns to active employment with a Company at his or her former work location. None of the Companies, Buyer or Buyer's affiliates shall have any obligation under this Agreement to continue the employment of any Active Company Employee or Employee on Leave following the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date. Parents shall retain all responsibility and liability for any wages, compensation or benefits for any individual employee while such individual is an Employee on Leave until (and if) such individual becomes an Active Company Employee.

            (b) From and after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, Buyer and its affiliates will honor in accordance with their terms and this Agreement the executive,

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

employment and other agreements and arrangements set forth in Section 6.8(b) of the Companies Disclosure Letter, as of the date of this Agreement, between a Company and certain employees and former employees thereof, and all of the Plans; provided, however, that nothing herein shall preclude any change in any Plan, including termination of any Plan, effective on a prospective basis, and consistent with applicable Law. Beginning immediately after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, any Employee Welfare Benefit Plan or material fringe benefit including vacation pay or paid sick leave, that Buyer maintains, contributes to or participates in (collectively, "BUYER EMPLOYEE BENEFIT PLANS") shall be made available to each Active Company Employee when, and on the same terms and conditions, such Buyer Employee Benefit Plan would be made available to a new employee of Buyer or its controlled affiliates who is similarly situated to the Active Company Employee; provided, however, that, during the one-year period commencing on the Non-STP Acquisition Closing Date, and subject to Section 6.8(h) of this Agreement, health and welfare benefits provided under the Employee Welfare Benefit Plans of the Companies and Buyer or its affiliates for the Active Company Employees shall be substantially similar in the aggregate to such benefits provided to Active Company Employees immediately prior to the execution of this Agreement by the Companies and Parents, with such changes to such Plans, but only to the extent permitted under section 6.1(j) of this Agreement; and provided, further, that nothing in this Section 6.8(b) shall result in Buyer providing a duplication of benefits to any Company Employees or Active Company Employees. Buyer and Buyer Employee Benefit Plans shall recognize
(i) all of each Active Company Employee's time of employment and service with Parents, their affiliates and the Companies, as applicable, from such Active Company Employee's initial date of hire through the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date for the purpose of determining vesting and eligibility (but not for purposes of benefit accruals) under Buyer Employee Benefit Plans, (ii) the amount of annual vacation time under Buyer's vacation policy to which an Active Company Employee shall be entitled, and (iii) all other purposes for which such service is either taken into account or recognized; provided, however, that such service need not be credited to the extent it would result in a duplication of benefits. On and after the Non-STP Acquisition Closing Date until (i) December 31, 2004, if the Non-STP Acquisition Closing occurs in 2004, or (ii) June 30, 2005, if the Non-STP Acquisition Closing occurs in 2005 (such period the "TRANSITION PERIOD"), each Active Company Employee shall continue to be covered under the Company vacation policy and sick leave policy in which such Active Company Employee participated immediately prior to the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date. During the year in which the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date occurs, in addition to vacation time earned or accrued with any Company, Buyer or its affiliate after the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, each Active Company Employee shall be entitled to receive any unused earned or accrued vacation time with the Company, Buyer or its affiliates that he or she may have accrued or earned immediately prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, subject to management approval for the specific days of vacation required by the Active Company Employee; provided, however, that, if Buyer deems it necessary to disallow such Active Company Employee from taking such earned or accrued vacation and such vacation cannot be rescheduled, Buyer shall be liable for and pay in cash to each such Active Company Employee an amount equal to the vacation time not taken as provided under the terms of the vacation policy. Any Active Company Employee whose employment is voluntarily or involuntarily terminated by Buyer during the Transition Period shall receive pay for earned or accrued and unused vacation time in accordance with such Company's vacation policy as in effect immediately prior to the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date.

            (c) If the Non-STP Acquisition Closing occurs during 2004, then Buyer shall cause each Company (or its affiliates) to, or, Buyer shall, continue and maintain in effect and operation the Texas Genco Holdings, Inc. Short-Term Incentive Plan ("TGN STI PLAN"), as in effect on the date of this Agreement, subject to such changes as permitted in Section 6.8(c) of the Companies Disclosure Letter, with the same performance goals and objectives as established for 2004, for the remainder of 2004, and, provided and to the extent such 2004 performance goals are met, bonuses earned for 2004 shall be paid under the TGN STI Plan to the Active Company Employees covered by such plan in 2005 in accordance with the terms of the TGN STI Plan. If the Non-STP Acquisition Closing occurs after June 30, 2005, then Buyer shall cause each Company (or its affiliates) or, Buyer shall, continue and maintain in effect and operation the TGN STI Plan, as in effect on the date of this Agreement, subject to such changes as are permitted in Section 6.8(c) of the Companies Disclosure Letter, with the same performance goals and objectives as established for 2005, and, provided and to the extent such 2005 performance goals are met, bonuses earned for 2005 shall be paid under the TGN STI Plan to the Active Company Employees covered by such plan in 2006 in accordance with the terms of the TGN STI Plan. From the date of this Agreement until the Non-STP Acquisition Closing Date, Parents shall, or shall cause the Companies to, accrue the target amounts payable under the TGN STI Plan in respect of the period prior to the Non-STP Acquisition Closing Date.

            (d) Notwithstanding anything to the contrary in this Section 6.8, Parents shall be liable for any amounts to which any Company Employee becomes entitled under any benefit, retention or severance policy, plan, agreement arrangement or program which exists or arises or may be deemed to exist or arise, under any applicable Law or otherwise, as a result of, or in connection with, the transactions contemplated by this Agreement other than an Active Company Employee whose employment is terminated (following the Non-STP Acquisition Closing) on or after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date. In the event that an Active Company Employee's employment is terminated, other than for cause (as defined in Section 6.8(f)), by Buyer, its affiliates or any Company (following the Non-STP Acquisition Closing) on or after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, then Buyer shall be responsible for severance costs for such Active Company Employee, including any severance benefits due under Section 6.8(f) below. Buyer shall be responsible and assume all liability for all notices or payments due

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

to any Active Company Employees, and all notices, payments, fines or assessments due to any governmental authority, under any applicable foreign, federal, state or local Law with respect to the employment, discharge or layoff of employees by any Company after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, including, but not limited to, the Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection with the foregoing. On or promptly after the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, Parents (to the extent Parents have such information and the Companies do not have such information) and the Companies shall provide to Buyer a list of all Company Employees whose employment was terminated within 90 days prior to the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date and the date that each such Company Employee was terminated.

            (e) Buyer and Parents agree that prior to the Non-STP Acquisition Closing Date Genco LP (or such other appropriate Company) may establish the Texas Genco Retirement Plan, and related trust ("TGN RETIREMENT PLAN"), Texas Genco Savings Plan, and related trust ("TGN SAVINGS PLAN"), and Texas Genco Benefit Restoration Plan ("TGN BRP") to provide benefits for eligible Company Employees; provided, however, that prior to the STP Acquisition Closing Date, the Scheduled Employees shall not be eligible to participate in any such plans. The TGN Retirement Plan shall be a pension plan, intended to be qualified under
Section 401(a) of the Code, established to provide benefits for Company Employees that are substantially similar to the benefits provided for such employees under the CenterPoint Energy, Inc. Retirement Plan (the "CNP RETIREMENT PLAN"), as in effect as of the date of this Agreement. Notwithstanding the foregoing, if Genco LP (or such other appropriate Company) establishes the TGN Retirement Plan prior to the Non-STP Acquisition Closing Date, such Company and CenterPoint agree to (i) provide for the transfer of assets to the TGN Retirement Plan from the CNP Retirement Plan on terms that are consistent with applicable Law, and (ii) provide Buyer with a reasonable opportunity prior to such transfer to review the proposed transfer and, with respect to the Scheduled Employees, CenterPoint agrees to transfer the accrued benefits of the Scheduled Employees from the CNP Retirement Plan to the TGN Retirement Plan effective as of the STP Acquisition Closing Date, subject to clause (i) above; provided, however, that CenterPoint shall only have such obligation if the TGN Retirement Plan has not been terminated and no action has been taken by Buyer or the plan sponsor to terminate such plan as of such date. The TGN Savings Plan shall be a savings plan, intended to be qualified under
Section 401(a) of the Code, established to provide benefits for Company Employees that are substantially similar to the benefits provided for such employees under the CenterPoint Energy, Inc. Savings Plan ("CNP SAVINGS PLAN"), as in effect as of the date of this Agreement, which shall include an employee stock ownership plan within the meaning of Section 4975 of the Code ("ESOP"); provided, however, that except as required by applicable Law, Buyer shall not be required to continue the ESOP on or after the Non-STP Acquisition Closing Date and, to the extent required by applicable federal securities law, Parents shall prepare and file a registration statement on Form S-8, along with a related prospectus, with respect to the ESOP securities on or before the effective date of such plan, and maintain the effectiveness of such registration statement through the Non-

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

STP Acquisition Closing Date to the extent required by applicable Law. CenterPoint agrees to take such action to cause any plan-to-plan transfer of the Scheduled Employees' account balances under the CNP Savings Plan to the TGN Savings Plan as of, or as soon as administratively practicable after, the STP Acquisition Closing Date; provided, however, that CenterPoint shall only have such obligation if such plan has not been terminated and no action has been taken by Buyer or the plan sponsor to terminate such plan as of such date. The TGN BRP shall be an excess benefits plan related to the TGN Retirement Plan established to provide benefits for Company Employees that are substantially similar to the excess benefits provided for such employees under the CenterPoint Energy, Inc. Benefit Restoration Plan, as in effect as of the date of this Agreement.

            (f) Buyer and Parents agree that, prior to the Non-STP Acquisition Closing Date, Genco Holdings (or Genco II LP) may enter into a severance agreement with each of the Active Company Employees listed in Section 6.8(f) of the Companies Disclosure Letter (individually, "TGN SEVERANCE AGREEMENT" and collectively, "TGN SEVERANCE AGREEMENTS") to provide the severance benefits described in Section 6.8(f) of the Companies Disclosure Letter to such Active Company Employees in the event of an eligible termination of employment during the two-year period commencing on the Non-STP Acquisition Closing Date, and Buyer and its affiliates will cause Genco Holdings and its successors to honor such agreements in accordance with their terms and this Agreement. Buyer and Parents agree that, prior to the STP Acquisition Date, Genco Holding (or Genco II LP) may establish the Texas Genco Severance Benefits Plan #2060 ("TGN SEVERANCE PLAN #2060"), which shall provide (i) benefits that are identical to those provided under the Texas Genco Holdings, Inc. Severance Benefits Plan #2050 ("TGN SEVERANCE PLAN #2050"), for the Scheduled Employees who were listed as "Employees" under the TGN Severance Plan #2050 as of such plan's effective date, and (ii) such Scheduled Employees severance benefits in the event of an eligible termination of employment during the two-year period commencing on the STP Acquisition Closing Date. With respect to an Active Company Employee (1) who is not eligible for benefits under the TGN Severance Plan #2050, the TGN Severance Plan #2060 or a TGN Severance Agreement and (2) whose employment is terminated, other than for Cause, by Buyer, its affiliates or any Company within one year after the Non-STP Acquisition Closing Date, or, in the case of a Scheduled Employee, the STP Acquisition Closing Date (each a "COVERED EMPLOYEE"), Buyer shall provide or cause the applicable Company to provide each such terminated Covered Employee with severance benefits which shall be no less favorable than the following benefits:

                  (i) a lump-sum cash severance payment in an amount equal to three weeks of the Covered Employee's base salary or annualized base rate of pay ("severance pay") multiplied by the number of full years of Service credited to the Covered Employee, with a minimum of 12 weeks and a maximum of 52 weeks of severance pay to be awarded to a Covered Employee;

                  (ii) an additional lump-sum cash severance payment in an amount equal to the Covered Employee's target award under the TGN STI Plan, if any, based upon the Covered Employee's actual eligible earnings for the period

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

      commencing on January 1st of the year during which his or her termination occurs and ending on the Covered Employee's termination date;

                  (iii) for the applicable period required by COBRA for benefits provided to the Covered Employee under a group health plan, as defined in
      Section 5000(b)(1) of the Code, of the Buyer or its affiliates ("BUYER MEDICAL PLAN"), the Covered Employee shall pay the active employee rate with respect to coverage during the period of time commencing as of his or her termination date equal to the total number of weeks used to calculate his or her severance benefit in clause (i) above, and thereafter the full COBRA rate (which is equal to 102% of the full group rate, which includes the employee's and employer's share of the group coverage cost and a 2% administrative fee) with respect to such coverage for the remainder of the continuation coverage period required by COBRA, with such benefits governed by and subject to (a) the terms and conditions of the plan documents providing such benefits, including the reservation of the right to amend or terminate such benefits under those plan documents at any time, and (b) the provisions of COBRA, and such Covered Employee who, as of his or her termination date, has (1) attained age 50, but not age 55, and (B) completed at least 20 years of Service shall have the same access to the Company's or Buyer's retiree medical plan (if any) as such Covered Employee would have been eligible to access had the Covered Employee terminated his or her employment immediately after attaining age 55; provided, however, that such access shall not commence prior to the date the Covered Employee actually attains age 55;

                  (iv) in addition to any benefit the Covered Employee is otherwise entitled to under the TGN Retirement Plan, if the Covered Employee as of his or her termination date has (a) attained age 50, but not yet 55, and (b) completed at least 20 years of Service, then he or she shall be deemed eligible to receive a benefit equal to the early retirement benefit (payable in a form other than a lump-sum) under the TGN Retirement Plan that the Covered Employee would have been eligible to receive thereunder had he or she terminated his or her employment immediately after attaining age 55; provided, however, that such benefit shall not commence prior to the date the Covered Employee actually attains age 55 and, for benefit accrual purposes, that the Covered Employee's benefit under the TGN Retirement Plan shall be based on his actual Service as of his or her termination date; and

                  (v) the Covered Employee shall be offered outplacement services appropriate to his or her employment position on his or her termination date as provided in Section 6.8(f)(v) of the Companies Disclosure Letter.

For purpose of the severance benefits payable under Section 6.8(f)(i) above, (1) the term "CAUSE" shall mean termination from employment due to (i) gross negligence in the performance of duties; (ii) intentional and continued failure to perform duties; (iii) intentional engagement in conduct which is materially injurious to Genco Holdings or its affiliates, successors, employees or property (monetarily or otherwise) or Buyer; an intentional act of fraud, embezzlement or theft; an intentional wrongful disclosure of

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

confidential or proprietary information of the Company or an affiliate; or (iv) conviction of a felony or a misdemeanor involving moral turpitude; provided, however, that for this purpose, an act or failure to act on the part of an Active Company Employee will be deemed "intentional" only if done or omitted to be done by the Active Company Employee not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company, and no act or failure to act on the part of the Active Company Employee will be deemed "intentional" if it was due primarily to an error in judgment or negligence; and (2) the term "SERVICE" shall be defined as in the TGN Retirement Plan, as in effect on the Non-STP Acquisition Closing Date or, in the case of a Scheduled Employee, the STP Acquisition Closing Date; provided, however, that
(i) less than six months of Service shall not constitute a year of Service, and six months or more of Service shall constitute a full year of Service (except in the event a Covered Employee has a total of less than six months of Service, in which case the employee shall be deemed to have one year of Service); and (ii) to the extent not credited as Service under the TGN Retirement Plan, Service shall include the employee's employment with Genco Holdings or its affiliates during the period commencing on the Non-STP Acquisition Closing Date or, in the case of a Scheduled Employee, the STP Acquisition Closing Date and ending on the employee's termination date. The parties to this Agreement agree that any severance benefits payable pursuant to this Section 6.8(f) (including benefits payable under the TGN Severance Plan #2050 and TGN Severance Agreements) shall be in exchange for, subject to, and conditioned upon, a Covered Employee's execution of a valid and enforceable waiver and release that shall release Parents, Parents' affiliates, the Companies, the affiliates of the Companies, Buyer, Buyer's affiliates, Genco Holdings, Genco Holdings' affiliates and each of their directors, officers, employees and agents, employee benefit plans, and the fiduciaries and agents of said plans from liability and damages in any way related to the Covered Employee's employment with or separation from employment with Buyer, Parents, the Companies or any of their affiliates.

            (g) Buyer agrees that upon the Non-STP Acquisition Closing Date, or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, each Active Company Employee shall be immediately eligible to participate, without any waiting time, in a group health plan, as defined in Section 5000(b)(1) of the Code of Buyer or its affiliates ("BUYER MEDICAL PLAN"). Buyer agrees that Buyer Medical Plan shall credit each Active Company Employee towards the deductibles, coinsurance and maximum out-of-pocket provisions imposed under such group health plan, for the calendar year during which the Non-STP Acquisition Closing Date occurs, with any applicable expenses already incurred during the portion of the year preceding the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, under the applicable group health plans of Parents.

            (h) Following the Non-STP Acquisition Closing Date, to the extent applicable, Parents shall retain all liabilities, obligations and responsibilities to provide post-retirement medical, health and life insurance benefits ("RETIREE MEDICAL BENEFITS") to any Company Employee or Active Company Employee who (A) retired on or prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, or (B) would have, had such Company Employee or

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

Active Company Employee retired prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, been entitled to Retiree Medical Benefits pursuant to the terms of any Plan; provided, that such Company Employee or Active Company Employee shall be entitled to elect to receive such benefits upon their termination with Buyer. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the provisions of Section 6.8(b) of this Agreement, Buyer shall have no obligation to continue, establish or maintain any Plan or Employee Welfare Benefit Plan that provides for Retiree Medical Benefits (except to the extent required by applicable Law).

            (i) Except as otherwise provided in this Section 6.8 or under the Transition Services Agreement referenced in Section 8.3(f) of this Agreement, Buyer acknowledges that, on and after the Non-STP Acquisition Closing Date with respect to the Companies other than Genco Holdings and Genco LP, and on and after the STP Acquisition Closing Date with respect to Genco Holdings and Genco LP, the participation by the Companies in all Plans not sponsored or maintained solely by any of the Companies shall terminate as of the applicable date, and Buyer shall be solely responsible for providing any successor or alternate plans; provided, however, that nothing in this Section 6.8 shall require Buyer to provide such plans for the benefit of the Scheduled Employees on or prior to the STP Acquisition Closing Date.

            (j) Buyer shall comply with any obligations under any collective bargaining agreements identified on Section 4.12 of the Companies Disclosure Letter, to the extent required by applicable Law.

            (k) After the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, Buyer shall be responsible for, and shall indemnify and hold harmless, Parents, the Companies and their respective officers, directors, employees, affiliates and agents and the fiduciaries (including plan administrators) of the Plans, from and against, any and all claims, losses, damages, costs and expenses (including attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, commissions and vacation entitlements accrued but unpaid as of the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date and post-closing bonuses (with respect to the Non-STP Acquisition Closing Date or the STP Acquisition Closing Date, as applicable), due to any Active Company Employee, (ii) the liabilities assumed by Buyer under this Section 6.8 or any failure by Buyer to comply with the provisions of this Section 6.8, and (iii) any claims of, or damages or penalties sought by, any Active Company Employee, or any governmental entity on behalf of or concerning any Active Company Employee, with respect to any act or failure to act by Buyer to the extent arising from the employment, discharge, layoff or termination of any Active Company Employee who becomes an employee of Buyer or any Company after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date.

            (l) Parents shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each

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

Company Employee with respect to claims incurred by such Company Employees or their covered dependents prior to the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date and with respect to any Company Employee who retired or was terminated prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date. Such expenses and benefits with respect to claims incurred by Company Employees or their covered dependents on or after the Non-STP Acquisition Closing shall be the responsibility of Buyer. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; and in the case of long-term disability benefits, when the disability occurs. In addition, after the Non-STP Acquisition Closing Date, Parents shall be responsible for, and shall indemnify and hold harmless, Buyer and its officers, directors, employees, affiliates and agents and the fiduciaries (including plan administrators) of the CenterPoint Energy, Inc. Savings Plan and the CenterPoint Energy, Inc. Retirement Plan, from and against any and all claims, losses, damages, costs and expenses (including attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of any litigation, arbitration and administrative or other proceeding with respect to the CenterPoint Energy, Inc. Savings Plan or the CenterPoint Energy Inc. Retirement Plan.

            (m) Nothing herein expressed or implied shall confer upon any of the employees of the Parents, the Companies or any of their affiliates, any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of the Agreement.

            Section 6.9 Insurance.

            (a) From and after the date of this Agreement (including after the Non-STP Acquisition Closing Date and after the STP Acquisition Closing Date), CenterPoint shall not take or fail to take, and shall cause each of its subsidiaries not to take or fail to take, any action (including any termination, alteration or amendment) if such action or inaction, as the case may be, would adversely affect the applicability of, or limit or restrict the coverage available under: (i) any insurance policies (including, without limitation, the Company Insurance Policies) held by CenterPoint or any of its subsidiaries or predecessors that cover all or any part of the Genco Business, the Companies or any liabilities or obligations that were initially assumed or are of the type initially assumed by Genco Holdings in the Spin-off Separation Agreement ("APPLICABLE INSURANCE POLICIES"); or (ii) any cost sharing, coverage-in-place, or similar arrangement or agreement related to and/or replacing the Applicable Insurance Policies ("APPLICABLE INSURANCE AGREEMENTS", and together with the Applicable Insurance Policies, the "APPLICABLE INSURANCE"). CenterPoint agrees that from and after August 31, 2002, all Applicable Insurance (including the proceeds therefrom) directly or indirectly applicable to such assets or liabilities shall be for the benefit of the Companies. CenterPoint and its affiliates and, prior to the STP Acquisition Closing Date, Genco Holdings, shall not agree to any buy out of coverage with respect to liability exposures under any Applicable Insurance Policies without Buyer's prior written consent (not to be unreasonably withheld). In connection with any such buy out approved by Genco Holdings, Genco

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

Holdings shall receive a share of any such buyout proceeds as agreed to by CenterPoint and the Buyer.

            (b) Any Company shall be entitled to assert any rights such Company has under any Applicable Insurance. To the extent necessary to satisfy
Section 6.9(a) and permissible under Applicable Insurance Policies without causing cancellation or loss of rights under Applicable Insurance, CenterPoint agrees to transfer or assign to the Companies or otherwise cause to be vested in the Companies the Applicable Insurance with respect to the Non-STP Assets and Liabilities at or prior to the Non-STP Acquisition Closing Date and at or prior to the STP Acquisition Closing Date with respect to the STP Assets and Liabilities. The parties agree that, in the event and to the extent that CenterPoint is not able to cause all Applicable Insurance to be modified, amended and/or assigned so that Buyer and its subsidiaries (including, for clarification, the applicable Companies that become subsidiaries of Buyer as of such time as those Companies become subsidiaries) are the direct beneficiaries of, and additional insureds under such Applicable Insurance, with all rights to directly enforce, obtain the benefit of and take all other action in respect of such Applicable Insurance, prior to the Non-STP Acquisition Closing Date, the following provisions shall apply:

                  (i) The Separation Amendment shall amend the Spin-Off Separation Agreement and related agreements and instruments to clarify that CenterPoint shall retain all liabilities included in the Non-STP Assets and Liabilities, and the STP Assets and Liabilities, to the extent and only to the extent that such liabilities are covered under the Applicable Insurance (the "INSURED RETAINED LIABILITIES").

                  (ii) CenterPoint agrees, after receipt of a claim, to use commercially reasonable efforts to obtain the maximum available actual recovery for any Insured Retained Liabilities under the Applicable Insurance, provided that CenterPoint shall have no liability or obligation to Buyer or any Company (other than its obligation to comply herewith) for any amounts or costs in excess of amounts actually recovered under the Applicable Insurance. Buyer agrees to reasonably cooperate in defending claims relating to the Insured Retained Liabilities, including, without limitation, at CenterPoint's request, providing information, direction and guidance to CenterPoint. Buyer further agrees to reimburse CenterPoint and/or its counsel for documented out-of-pocket expenses reasonably incurred subsequent to the Non-STP Acquisition Closing Date with respect to the Non-STP Assets and Liabilities and subsequent to the STP Acquisition Closing Date with respect to the STP Assets and Liabilities in defending such claims, but only to the extent that such documented out-of-pocket expense are not paid under any Applicable Insurance.

                  (iii) To the extent any Insured Retained Liability is partially, but not fully, covered by the Applicable Insurance: (a) Buyer and its subsidiaries and Representatives shall be entitled to participate in all aspects of the defense, litigation, settlement and any other proceedings and negotiations regarding such Insured Retained Liability; and (b) neither CenterPoint nor any of its affiliates or

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      Representatives shall enter into any settlement of such Insured Retained
      Liability without Buyer's prior written consent.

                  (iv) CenterPoint shall promptly notify Buyer in writing of any Insured Retained Liability for which: (a) coverage is denied or threatened to be denied in part or in full under the Applicable Insurance and/or (b) CenterPoint believes that no coverage is available under the Applicable Insurance. CenterPoint shall provide together with such notice sufficient documentation to demonstrate the basis for any asserted lack of coverage for such Insured Retained Liability. To the extent Buyer is satisfied that there is no coverage for such Insured Retained Liability, such Insured Retained Liability shall cease to qualify as an Insured Retained Liability and to such extent shall be deemed a Genco Liability (as defined in the Spin-Off Separation Agreement). During the resolution of any disputes with respect to the matters set forth in this clause (iv), CenterPoint agrees that Buyer and its subsidiaries and Representatives shall be entitled to participate in all aspects of the defense, litigation, settlement and any other proceedings and negotiations regarding the disputed Insured Retained Liability (hereinafter, "DISPUTED INSURED RETAINED LIABILITY") except to the extent that such participation would jeopardize maintenance of the Applicable Insurance in effect; provided that in such event participation shall be allowed to the greatest extent that would not jeopardize maintenance of the Applicable Insurance in effect.

                  (v) Notwithstanding the provisions of subsection (iv) above, CenterPoint, at Buyer's expense: (a) shall contest any denial or reduction of coverage for any Insured Retained Liability; and (b) shall not settle any claim related to any Disputed Insured Retained Liability without Buyer's prior written consent.

                  (vi) In no event shall CenterPoint or any of its affiliates enter into any cost sharing, coverage-in-place or similar agreement or arrangement or any other compromise or settlement relating to any Applicable Insurance or Insured Retained Liability without the prior written approval of Buyer.

                  (vii) Nothing in this Section 6.9 shall constitute a representation or warranty by CenterPoint that coverage is available to Buyer and its subsidiaries under the Applicable Insurance for any specific claim. Neither this Section 6.9 nor any provision hereof shall be read in a manner that violates or conflicts with any provision of any of the Applicable Insurance. Nothing in this Section 6.9 shall be deemed (A) to constitute an assignment of any Applicable Insurance Policy or any interest therein to the Buyer or (B) to provide CenterPoint or any of its affiliates with rights to coverage other than as already set forth in the Applicable Insurance. To the extent that this Section 6.9 or any provision hereof violates or conflicts with any provision of any Applicable Insurance Policy or would cause a cancellation or loss of rights under any Applicable Insurance Policy, the parties agree that this Section 6.9 shall be amended or construed with respect only to such Applicable Insurance Policy and to the minimum extent

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      necessary to cure or avoid such conflict, inconsistency, violation, cancellation or loss of rights, provided, however, that this provision shall not constitute a representation or warranty that any such conflict, purported assignment, inconsistency or violation may be avoided or cured.

                  (viii) CenterPoint agrees promptly to provide Buyer with copies of correspondence with insurers and other counterparties under the Applicable Insurance in respect of any Insured Retained Liability.

            (c) Parents and Genco Holdings agree that Buyer and its subsidiaries may use, following the Non-STP Acquisition Closing Date, the third party providers, including legal counsel, currently used by Parents and the Companies to defend and manage the defense of asbestos-related claims involving the Companies.

            Section 6.10 No Solicitation of Transactions.

            (a) Each of Parents and Genco Holdings agrees that neither it nor any other Company shall, and that it shall cause its Representatives and the Representatives of any Company not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing non-public information) any inquiries or the making or implementation of any proposal or offer (including any proposal from or offer to its shareholders) with respect to (i) a merger, reorganization, share exchange, tender offer, exchange offer, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving any Company or (ii) any purchase or sale of more than 10% of the assets of the Companies, taken as a whole, or any Company Securities (any such proposal or offer being hereinafter referred to as an "ALTERNATIVE PROPOSAL"). Each of Parents and Genco Holdings further agrees that neither it nor any Company shall, and that it shall cause its Representative and the Representative of any Company not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to an Alternative Proposal, or engage in any negotiations concerning an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal or accept an Alternative Proposal.

            (b) CenterPoint shall not, directly or indirectly, sell, transfer, pledge, hypothecate, encumber, assign or dispose of any membership interests in Utility Holding (or any beneficial ownership thereof) or its beneficial ownership interest in the Shares or offer to make such a sale, transfer or other disposition (collectively, "TRANSFER") to any person, and Utility Holding shall not Transfer the Shares (or any beneficial ownership thereof).

            (c) Each of Parents and Genco Holdings (as applicable) shall notify Buyer promptly (and in any event by 5:00 p.m. New York City time, on the next business day) of the receipt of any inquiries, proposals or offers relating to an Alternative Proposal received by any Parent or Company or its Representatives, indicating, in connection with such notice, the name of such person and the material terms of any inquiries, proposals or offers. Each of Parents and Genco Holdings shall keep Buyer reasonably informed of the

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status of any inquiries, proposals or offers and any modifications thereto. Each of Parents and Genco Holdings further agrees that neither of the Parents nor any Company shall enter into any agreement with any person subsequent to the date of this Agreement with respect to an Alternative Proposal or that prohibits Genco Holdings from providing such information to Buyer. Genco Holdings agrees that no Company shall terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which it is a party and that each Company shall use commercially reasonable efforts to enforce the provisions of any such agreement.

            (d) Effective as of the date of this Agreement, each of Parents and Genco Holdings agrees that each Company shall, and each of Parents and Genco Holdings shall cause any Representative of a Parent or Company to, terminate any existing activities, discussions or negotiations with any third parties that may be ongoing with respect to any Alternative Proposal. Genco Holdings shall use commercially reasonable efforts to inform the Representatives of a Parent or a Company of the obligations undertaken in this Section 6.10 and shall request that all confidential information previously furnished to any such third parties be returned promptly.

            (e) The board of directors of Genco Holdings (or any committee thereof) shall not approve or recommend an Alternative Proposal.

            (f) Genco Holdings and the board of directors of Genco Holdings may take and disclose to Genco Holdings' shareholders a position in accordance with Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal; provided that the foregoing will in no way (i) permit any action that would otherwise have been prohibited under this Agreement (including Section 6.10(e)),
(ii) limit the obligation of Genco Holdings to comply with its obligations under this Agreement or (iii) eliminate or modify the effect that any action taken or disclosure made in accordance with such Rule would have under this Agreement.

            (g) Genco Holdings shall not, and shall not permit any Company to, adopt, authorize or enter into any Rights Plan.

            Section 6.11 Tax Exempt Financing. (a) Buyer and CenterPoint understand and agree that:

                  (i) the pollution control facilities identified in Section 6.11(a)(1) of the Parents Disclosure Letter (each a "POLLUTION CONTROL FACILITY" and collectively the "POLLUTION CONTROL FACILITIES") have been financed or refinanced, in whole or in part, with the proceeds of the issuance and sale by various governmental authorities of the industrial development revenue bonds or private activity bonds listed in such Section 6.11(a)(2) (collectively, the "REVENUE BONDS"), the interest on which is excludable from gross income for purposes of federal income taxation; CenterPoint, or CenterPoint Energy Houston Electric, LLC, a Texas limited liability company and indirect wholly-owned subsidiary of CenterPoint ("CEHE" and, collectively with CenterPoint, the "CENTERPOINT OBLIGORS"), is the entity obligated to make payments to the issuer

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

      and any credit or liquidity provider in connection with each issue of Revenue Bonds; the Revenue Bonds listed in Section 6.11(a)(2) of the Parents Disclosure Letter are the only outstanding bonds or similar obligations the interest on which is excludable from gross income for purposes of federal income taxation relating the Genco Business; and
      Section 6.11(a)(1) of the Parents Disclosure Letter accurately reflects the generation facilities where the Pollution Control Facilities financed by such Revenue Bonds are located;

                  (ii) the basis for such exclusion is the use of the Pollution Control Facilities for one or more of the following purposes: (a) the abatement or control of atmospheric pollution or contamination, (b) the abatement or control of water pollution or contamination, (c) sewage disposal, or (d) the disposal of solid waste, such purposes ("QUALIFYING USES") being discussed in more detail in Section 6.11(b) below;

                  (iii) the use of a Pollution Control Facility for a purpose other than its current Qualifying Uses indicated in subsection (ii) above could impair (a) such excludability from gross income of the interest on the issue of Revenue Bonds which were issued to finance or refinance the acquisition or construction of that Pollution Control Facility, possibly with retroactive effect, unless appropriate remedial action (which could include prompt redemption or defeasance of such issue of Revenue Bonds, in whole or in part) were taken, or (b) the deductibility of the CenterPoint Obligors' payment of interest on such issue of Revenue Bonds;

                  (iv) any breach by Buyer of its covenants under Section 6.11 could result in the incurrence by the CenterPoint Obligors of increased interest costs on the Revenue Bonds or loss of the interest deduction for tax purposes, or transaction costs relating to any refinancing, redemption or defeasance of the issue of Revenue Bonds which were issued to finance or refinance the acquisition or construction of any particular facilities, and, subject to Section 6.11(i), Buyer shall be liable to the CenterPoint Obligors to the extent such additional costs and expenses result from a breach by Buyer of its covenants under Section 6.11; provided, however, that Buyer shall only be liable after a final determination of taxability by the IRS to the CenterPoint Obligors for (i) actual costs incurred as a result of a final declaration of the IRS declaring any series of Revenue Bonds taxable, and, without duplication, (ii) actual costs accruing to the CenterPoint Obligors resulting from a loss of the deductibility of interest paid on such Revenue Bonds; provided, further, that the CenterPoint Obligors will promptly notify Buyer in writing of any audit by the IRS which could result in additional costs and expenses for which Buyer could be responsible hereunder and allow representatives of Buyer to participate in all proceedings and will not agree to any settlement without the prior written consent of Buyer (which consent shall not be unreasonably withheld); and

                  (v) notwithstanding the other provisions of this Section 6.11, neither Buyer nor the Companies will have any liability under this Agreement or otherwise to the CenterPoint Obligors arising with respect to the Revenue Bonds

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

      and relating to the use of the Pollution Control Facilities for a purpose other than a Qualifying Use prior to the Non-STP Acquisition Closing, and the CenterPoint Obligors agree to fully release Buyer and the Companies in respect of any such liability effective as of the Non-STP Acquisition Closing.

            (b) Subject to Section 6.11(c), Buyer covenants not to use (and to cause its subsidiaries not to use) the Pollution Control Facilities for any purpose other than each such Pollution Control Facility's current Qualifying Uses, which in each case may include:

                  (i) abating or controlling atmospheric or water pollution or contamination by removing, altering, disposing of or storing pollutants, contaminants, waste or heat, all as contemplated in U.S. Treasury Regulations Section 1.103-8(g);

                  (ii) the collection, storage, treatment, utilization, processing or final disposal of solid waste, all as contemplated in U.S. Treasury Regulations Section 1.103-8(f); or

                  (iii) the collection, storage, treatment, utilization, processing or final disposal of sewage, all as contemplated in U.S. Treasury Regulations Section 1.103-8(f);

unless, in each such case, (i) Buyer has obtained and delivered to the CenterPoint Obligors, at Buyer's expense, an opinion addressed to the CenterPoint Obligors of nationally recognized bond counsel reasonably acceptable to the CenterPoint Obligors ("BOND COUNSEL" and such opinion being an "OPINION OF BOND COUNSEL") that such a change in use will not impair the excludability from gross income for federal income tax purposes of the interest on any issue of Revenue Bonds or that such change in use will not affect the CenterPoint Obligors' eligibility to deduct interest payments made with respect to such bonds, or (ii) there are no longer any Revenue Bonds or, to the extent permitted by this Agreement, tax-exempt bonds issued to refinance Revenue Bonds outstanding with respect to such Pollution Control Facility. Except with respect to the Gas Plant Pollution Control Facilities (as defined below), Buyer reasonably expects that each of the Pollution Control Facilities will continue to be used for its current Qualifying Uses set forth in subsection (a)(ii) above, and for no other purpose, for the remainder of the Pollution Control Facilities' useful lives. Subject to the representations in Section 6.11(i), Buyer covenants to refrain (and to cause its subsidiaries to refrain) from making any use of the Pollution Control Facilities, other than each such Pollution Control Facility's current Qualifying Uses, that would (i) impair the excludability from gross income for federal income tax purposes of the interest on any issue of Revenue Bonds, or (ii) impair the deductibility of the CenterPoint Obligors' payments of interest on such issue of Revenue Bonds.

            (c)   It is expressly understood and agreed that the provisions of
Section 6.11(b) above shall not prohibit Buyer or any of Buyer's subsidiaries from (i) causing or otherwise permitting the operation of the Pollution Control Facilities to be

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suspended on a temporary basis; (ii) causing or otherwise permitting the termination of the operation of any Pollution Control Facilities on a permanent basis and the shutting down, retiring, abandoning and/or decommissioning of any of the Pollution Control Facilities; or (iii) subject to Section 6.11(f), selling, exchanging or transferring any of the Pollution Control Facilities to a third party. Notwithstanding the foregoing, except in the case of any of the Pollution Control Facilities financed or refinanced with the Revenue Bonds identified on Section 6.11(c) of the Parents Disclosure Letter (such facilities, the "Gas Plant Pollution Control Facilities"), neither Buyer nor Buyer's subsidiaries shall cause or otherwise permit the dismantlement of all or any portion of a Pollution Control Facility unless (i) such dismantlement occurs subsequent to the end of the expected economic useful life of the Pollution Control Facility (as determined on the date of issue of the most recent issue of Revenue Bonds that financed or refinanced prior to the date of this Agreement such Pollution Control Facility and as set forth in the documentation and tax information filings with respect to such Revenue Bonds), (ii) in the event such dismantlement involves the sale (for scrap or otherwise) of all or any portion of such Pollution Control Facility, the amount received in consideration for such sale is used by Buyer or such subsidiary, within 90 days of such dismantlement, to acquire or construct property that is used for the same Qualifying Use for which such Pollution Control Facility had been used prior to its dismantlement, (iii) Buyer or such subsidiary first obtains and delivers to the CenterPoint Obligors at Buyer's or its subsidiary's expense an Opinion of Bond Counsel addressed to the CenterPoint Obligors that such action will not (x) impair the exclusion from gross income of the interest on any issue of Revenue Bonds for federal income tax purposes or (y) affect the CenterPoint Obligors' eligibility to deduct interest payments made with respect to such bonds, or (iv) there are no longer any Revenue Bonds or, to the extent permitted by this Agreement, tax-exempt bonds issued to refinance Revenue Bonds outstanding with respect to such Pollution Control Facility. In addition, Buyer shall give the CenterPoint Obligors 120 days advance written notice before Buyer or any subsidiary of Buyer shall cause or otherwise permit the dismantlement of all or any portion of any of the Gas Plant Pollution Control Facilities.

            (d) If Buyer, its successors or assigns desires to finance or refinance any improvement or addition to any of the Pollution Control Facilities, the CenterPoint Obligors agree to cooperate, at Buyer's expense, with all reasonable requests by Buyer in supplying any information, records or reports necessary or desirable to effect such financing.

            (e) If the CenterPoint Obligors desire to refund any Revenue Bonds, Buyer, at the expense of the CenterPoint Obligors, shall cooperate with all reasonable requests of the CenterPoint Obligors and with Bond Counsel with respect to the issuance of the refunding bonds and shall provide upon request any representations, agreements or covenants that are reasonably requested concerning Buyer's compliance to such date and/or in the future; provided that Buyer shall not be required to make any covenants, representations or agreements which will adversely impact Buyer or Buyer's operation of the Genco Business or Buyer's intended use of the Pollution Control Facilities, including the sale or discontinuance of use of any Pollution Control Facilities; provided further that the CenterPoint Obligors agree that they will not undertake any refunding of Revenue Bonds with tax-exempt bonds that have a maturity that is later than the latest maturity of

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

any other outstanding series of Revenue Bonds previously issued to finance or refinance all or a portion of Pollution Control Facilities located at the same generation facility as the Pollution Control Facilities that were financed or refinanced (in whole or in part) with the series of Revenue Bonds to be refunded. If Buyer shall desire to cause an Opinion of Bond Counsel to be delivered to the CenterPoint Obligors pursuant to Section 6.11(b) or the second sentence of Section 6.11(c), the CenterPoint Obligors shall cooperate with Buyer and with Bond Counsel and shall provide upon request copies of documents relating to the Revenue Bonds and any representations relating to the Revenue Bonds and the CenterPoint Obligors or any affiliate or predecessor entity's prior use of the Pollution Control Facilities and compliance with the terms of the trust indentures, installment payment and bond agreements, tax certificates and agreements and any other agreements underlying or relating to the Revenue Bonds or any similar documents relating to any tax-exempt bonds refunded by the Revenue Bonds that are reasonably requested. Buyer shall cooperate with the CenterPoint Obligors and with Bond Counsel, and shall provide upon request such representations as the CenterPoint Obligors may reasonably request in connection with efforts by the CenterPoint Obligors to obtain any opinions of Bond Counsel contemplated under the terms of the bond documents relating to the Revenue Bonds in connection with the transactions contemplated by this Agreement; provided, that, Buyer shall not be required to provide any representations that would adversely impact Buyer or Buyer's operation of the Genco Business or Buyer's intended use of the Pollution Control Facilities, including the sale or discontinuance of use of any Pollution Control Facilities, and the parties hereto agree that obtainment of any such opinions of Bond Counsel shall not constitute a condition to any party's obligation to close any of the transactions contemplated by this Agreement.

            (f) If Buyer or any of Buyer's subsidiaries shall sell, exchange, transfer or otherwise dispose of any of the Pollution Control Facilities or any subsidiary that owns any of the Pollution Control Facilities to a third party, Buyer shall cause to be included in the documentation relating to such transaction covenants and agreements on the part of such third party for the benefit of the CenterPoint Obligors substantially the same as those on the part of Buyer contained in Section 6.11; provided that if the third party transferee makes such agreements, Buyer shall be released from any liability or obligations under this Section 6.11 (including Section 6.11(a)) with regard to the portion of Pollution Control Facilities so disposed of arising as a result of a breach of such agreements by such third party transferee after the closing of such transaction.

            (g) The CenterPoint Obligors shall notify Buyer, as soon as practicable, in writing when any issue of Revenue Bonds has been refunded, paid in full, defeased or is no longer outstanding.

            (h) The CenterPoint Obligors shall retain all of their obligations as borrower, obligor, company or the user contained in each trust indenture, loan agreement, installment payment and bond amortization agreement, tax certificate, tax agreement, continuing disclosure agreement, agreement with credit and liquidity providers or any other agreement relating to the Revenue Bonds (the "BOND DOCUMENTS") for each issue of Revenue Bonds and any Revenue Bonds issued to refund any Revenue Bonds and any other legal or offering document relating to the Revenue Bonds. Buyer shall have only

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

those responsibilities specifically set forth in this Section 6.11 with respect to the Pollution Control Facilities and the Revenue Bonds.

            (i) CenterPoint, on behalf of the CenterPoint Obligors, represents and warrants to Buyer that, except as set forth in Section 6.11(i) of the Parents Disclosure Letter: (i) there are no Liens on the Pollution Control Facilities that secure debt or other payment obligations of a CenterPoint Obligor or any of their affiliates other than the Companies; (ii) each of the Pollution Control Facilities is being, and since the initial issuance of Revenue Bonds or tax-exempt bonds refinanced with Revenue Bonds has been, used for its current Qualifying Uses as set forth in subsection (a)(ii) above, and for no other purpose; (iii) they have not received any notice that there is any audit or administrative action pending by the Internal Revenue Service as to the exemption from federal income taxation of interest on any of the Revenue Bonds, and they are not aware as of the date of this Agreement of any facts or circumstances that could give rise to any challenge to such exemption from federal income taxation of interest on any of the Revenue Bonds; and (iv) no event of default or default which with the lapse of time could become an event of default exists under any of the Bond Documents relating to any of the Revenue Bonds or will occur as a result of the Public Company Merger or any other transaction contemplated hereby.

            (j) The CenterPoint Obligors agree that they will provide information to Buyer prior to Non-STP Acquisition Closing as to any Pollution Control Facilities, if any, the legal title to which is held by a governmental issuer of Revenue Bonds. When all Revenue Bonds of such issue are no longer outstanding and title is transferred to the obligor on such issue of Revenue Bonds, the CenterPoint Obligors will promptly take all actions necessary to transfer or cause to be transferred such title to Buyer or its designees, successors or assigns. If CenterPoint transfers its payment obligations with respect to the Revenue Bonds it shall require its transferee to convey or cause such title to be conveyed to Buyer or its designees, successors or assigns.

            (k) If Buyer incurs any costs or expenses, including the time of any of its employees, in connection with the CenterPoint Obligors' refunding any of the Revenue Bonds or a successful defense of an IRS audit, the CenterPoint Obligors shall pay to Buyer an amount equal to its actual costs reasonably incurred unless any such costs or expenses arise directly or indirectly out of Buyer's breach of its obligations under this Section 6.11.

            Section 6.12 NRC Approval.

            (a) As promptly after the date hereof as may be feasible (and in any event, within 45 calendar days of the date of this Agreement), Genco Holdings and Buyer shall jointly prepare and file one or more applications (the "NRC APPLICATION") with the NRC for approval of the indirect transfer of the NRC license for the South Texas Project and, to the extent necessary, any conforming amendment of the NRC license to reflect such indirect transfer. Thereafter, Parents, Genco Holdings and Buyer shall cooperate with one another to facilitate review of the NRC Application by the NRC staff, including but not limited to promptly providing the NRC staff with any and all documents or

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

information that the NRC staff may reasonably request or require any of the parties to provide or generate. In addition, Parents and Genco Holdings shall provide Buyer with the opportunity to review and comment on any application to be filed with the NRC relating to Genco LP's exercise of its right of first refusal to increase its interest in STP and they shall keep Buyer reasonably apprised as to the status of any such application and cooperate with Buyer to the extent such application may relate to the NRC Application.

            (b) The NRC Application shall identify STP Nuclear Operating Company ("STPNOC"), Genco Holdings and Buyer as separate parties to the NRC Application, but Genco Holdings and Buyer shall jointly direct and control the prosecution of the NRC Application. In the event the processing of the NRC Application by the NRC becomes subject to a hearing or other extraordinary procedure by the NRC (a "CONTESTED PROCEEDING"), until such Contested Proceeding becomes final and nonappealable, Genco Holdings, on the one hand, and Buyer, on the other hand, shall separately appear therein by their own counsel, and shall continue to cooperate with each other to facilitate a favorable result.

            (c) Parents, Genco Holdings and Buyer will bear their own costs of the preparation, submission and processing of the NRC Application, including any Contested Proceeding that may occur in respect thereof; provided, however, that Buyer, on the one hand, and Parents, on the other hand, shall equally share the costs of all NRC staff fees payable in connection with the NRC Application and costs incurred by South Texas Project Nuclear Operating Company in filing and prosecuting the NRC Application. In the event that Parents, Genco Holdings and Buyer agree upon the use of common counsel, they shall share equally the fees and expenses of such counsel.

            (d) Buyer will conform to the restrictions on foreign ownership, control or domination contained in Sections 103d and 104d of the Atomic Energy Act, 42 U.S.C. Sections 2133(d) and 2134(d), as applicable, and the NRC's regulations in 10 C.F.R. Section 50.38 and will take, as promptly as practicable after the date of this Agreement, commercially reasonable efforts to develop and implement a mitigation plan to address foreign ownership concerns that is satisfactory to the NRC. For purposes of this Section 6.12(d), commercially reasonable efforts include the acceptance of licensing conditions similar in all material respects to those that have been or are being imposed by the NRC on similarly situated license applicants.

            Section 6.13 Preparation of Information Statement; SEC Filings.

            (a) Promptly after the execution and delivery of this Agreement, Genco Holdings shall prepare (in consultation with Buyer and Parents) and file with the SEC an information statement, which information statement shall relate to the adoption of this Agreement and approval of the transactions contemplated hereby, including the Public Company Merger, and shall comply with the requirements of Rule 13e-3 under the Exchange Act (the "INFORMATION STATEMENT"). The Information Statement shall include the recommendation of the board of directors of Genco Holdings described in Section 4.25. Genco Holdings shall also mail a copy of the Information Statement to

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Genco Holdings' shareholders as promptly as practicable following the date of this Agreement.

            (b) Each of Buyer, Genco Holdings and Parents (i) shall furnish all information concerning itself and its subsidiaries to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement and (ii) agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it or its subsidiaries (other than, in the case of Parents, the Companies) for inclusion or incorporation by reference in the Information Statement and any amendment or supplement thereto will, at the date of mailing to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Buyer, Genco Holdings and Parents agrees to promptly correct any information provided by it for use in the Information Statement that shall have become false or misleading. Genco Holdings will cause the Information Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

            (c) Genco Holdings shall promptly notify Buyer upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide Buyer and Parents with copies of all correspondence between Genco Holdings and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Information Statement or any amendment or supplement thereto or responding to any comments of the SEC with respect thereto, Genco Holdings (i) shall provide Buyer and Parents an opportunity to review and comment on such document or response and
(ii) shall include in such document or response all comments reasonably proposed by Buyer and Parents.

            (d) Each of the Genco SEC Reports to be filed by Genco Holdings after the date of this Agreement, when filed, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the Genco SEC Reports (including any financial statements or schedules included or incorporated by reference therein) to be filed by Genco Holdings after the date of this Agreement, when filed, will contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (e) Each of the audited and unaudited financial statements (including any related notes) included in the Genco SEC Reports to be filed by Genco Holdings after the date of this Agreement, when filed, will comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of Genco

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Holdings and its subsidiaries at the respective date thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount).

            Section 6.14 Directors' and Officers' Indemnification and Insurance.
(a) The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of the date of this Agreement, in the articles of incorporation and the bylaws, respectively, of Genco Holdings and shall provide indemnification with respect to claims arising from facts or events that occurred prior to the Public Company Merger Effective Time to the fullest extent permitted by and in accordance with the TBCA and other applicable Law from time to time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Public Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Public Company Merger Effective Time were Company Employees.

            (b) The Surviving Corporation shall cause to be obtained at the Public Company Merger Effective Time "tail" insurance policies with a claims period of at least six years from the Public Company Merger Effective Time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Genco Holdings' existing policies for claims arising from facts or events that occurred prior to the Public Company Merger Effective Time; provided that if such "tail" insurance policies are not available at a cost not greater than the amount set forth on Section 6.14 of the Companies Disclosure Letter (the "INSURANCE CAP"), the Surviving Corporation shall cause to be obtained as much comparable insurance for as long a period (not to exceed six years from the Public Company Merger Effective Time) as is available for a cost not to exceed the Insurance Cap.

            Section 6.15 Section 16 Matters. Prior to the Public Company Merger Closing, Genco Holdings and CenterPoint shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Common Stock (including derivative securities with respect to Common Stock) that are treated as dispositions to Genco Holdings under such rule and result from the Public Company Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Genco Holdings or CenterPoint.

            Section 6.16 Intercompany Accounts and Agreements.

            (a) Except as set forth in Section 6.16(a) of the Parents Disclosure Letter and Section 6.6(m) of this Agreement, any intercompany accounts and all amounts due under intercompany leases and other agreements between any of the Companies, on the one hand, and Parents and their affiliates (other than the Companies), on the other hand, related to the Non-STP Assets and Liabilities shall be paid or otherwise settled in cash, and all such agreements shall be terminated, as of the Non-STP Acquisition

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Closing; provided, that, any intercompany accounts between any of the Companies, on the one hand, and Parents and their affiliates (other than the Companies), on the other hand, relating to the Texas Genco Money Pool Agreement dated as of October 22, 2003 (the "MONEY POOL AGREEMENT") shall be paid or otherwise settled in cash and such agreement shall be terminated as of such date with respect to Genco II LP and Genco Services and from such date until the STP Acquisition Closing Date, no person other than a Company may borrow funds under the Money Pool Agreement; provided, further, that all amounts payable under any fuel purchase Contracts and the Current Transition Services Agreement shall be paid in the ordinary course consistent with past practice. Such payment, settlement or termination shall be made effective at or prior to the Non-STP Acquisition Closing or as promptly thereafter as practicable. No adjustment shall be made to the Non-STP Consideration as a result of any such payment, settlement or termination.

            (b) Except as set forth in Section 6.16(b) of the Parents Disclosure Letter and Section 6.6(m) of this Agreement, any intercompany accounts and all amounts due under intercompany leases and other agreements between any of the Companies, on the one hand, and Parents and their affiliates (other than the Companies), on the other hand, related to the STP Assets and Liabilities shall be paid or otherwise settled in cash, and all such agreements shall be terminated, as of the STP Acquisition Closing; provided, that, any intercompany accounts between any of the Companies, on the one hand, and Parents and their affiliates (other than the Companies), on the other hand, relating to the Money Pool Agreement shall be paid or otherwise settled in cash and such agreement shall be terminated as of such date with respect to all Companies; provided, further, that all amounts payable under the Transition Services Agreement shall be paid in the ordinary course consistent with past practice. Such payment, settlement or termination shall be made effective at or prior to the STP Acquisition Closing or as promptly thereafter as practicable. No adjustment shall be made to the STP Consideration as a result of any such payment, settlement or termination.

            (c) Parents and Genco Holdings agree that, to the extent any intercompany leases or agreements between any of the Companies, on the one hand, and the Parents or their affiliates, on the other hand, have not been disclosed in Section 4.22 of the Companies Disclosure Letter, to the extent and as Buyer reasonably requests that any such lease or agreement survive the Non-STP Acquisition Closing or the STP Acquisition Closing, as applicable, Parents shall, or shall cause their applicable affiliate to, cause such lease or contract to survive the Non-STP Acquisition Closing or the STP Acquisition Closing, as applicable.

            (d) Prior to the Non-STP Acquisition Closing Date, neither Genco LP nor Genco Services shall, and Genco Holdings shall not make any payment, incur any liability to or enter into any Contract or transaction with, Parent or any of its affiliates (including the Companies, other than Genco LP and Genco Services), except pursuant to Company Affiliate Contracts in effect on the date of this Agreement or with Buyer's prior written consent.

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            Section 6.17 Transition Services and Other Intercompany
Arrangements. (a) Each of Buyer and CenterPoint agree to enter into the Transition Services Agreement on the Non-STP Acquisition Closing Date. At the Non-STP Acquisition Closing, all data processing, accounting, insurance, banking, personnel, legal, communications, information technology and other products and services provided to the Companies or Genco II LP by or at the expense of CenterPoint or any of its affiliates (other than a Company), including any agreements or understandings (written or oral) with respect thereto with respect to the Genco Business, will terminate, except to the extent provided in the Transition Services Agreement or as set forth in Sections 6.16(a) and (b) of the Parents Disclosure Letter.

      (b) On or prior to the Public Company Merger Closing Date, CenterPoint, Genco Holdings, Buyer and Genco LP, as applicable, shall execute an amendment to the Spin-off Separation Agreement substantially in the form attached as Schedule 6.17(b), which amendment shall be effective as of or after the Public Company Merger Effective Time (the "SEPARATION AMENDMENT").

            Section 1.18 Power Purchase Agreement. On or prior to the Non-STP Acquisition Closing Date, Genco LP and Genco II LP shall enter into a power purchase agreement on the terms set forth on Schedule 6.18 attached hereto and otherwise on terms and conditions reasonably satisfactory to Buyer and Genco Holdings.

            Section 1.19 Decommissioning Undertakings. Buyer covenants and agrees that following the STP Acquisition, Buyer shall cause its subsidiary that owns the STP interest to maintain the Decommissioning Trust in compliance in all material respects with applicable Laws, including regulations or rulings of the IRS, NRC and the PUC (or any successor entity having jurisdiction over the Decommissioning Trust and the collection of decommissioning funds). CenterPoint covenants and agrees to cause its transmission and distribution subsidiary, CenterPoint Energy Houston Electric, LLC ("CEHE") (i) to maintain in its tariffed rates for the delivery of electricity the non-bypassable STP decommissioning funding charge established in CEHE's most recent rate order, with such changes to the charge as may be authorized or ordered by the PUC from time to time, (ii) to deposit the decommissioning revenues collected by CEHE through the decommissioning charges into Buyer's nuclear decommissioning trust for STP (or, as applicable, into a decommissioning trust for STP maintained by an entity succeeding to or having acquired all or part of Buyer's interest in
STP). CenterPoint and Buyer shall cooperate with the other, and shall cause each of their subsidiaries to cooperate, at Buyer's expense with respect to documented out-of-pocket expenses reasonably incurred, in providing information for and otherwise supporting filings with the PUC in connection with the decommissioning charge, including any rate proceeding filed by CEHE. Such support shall include: (i) Buyer or its subsidiary providing decommissioning studies and information as may be required to substantiate Buyer's proposed decommissioning charge levels, (ii) CenterPoint causing CEHE to provide information as may be required to substantiate Buyer's proposed decommissioning charge levels, including any necessary testimony or information relating to sales forecasts and rate design, (iii) Buyer and CenterPoint supporting, and causing their subsidiaries to support, the maintenance of the decommissioning charge and any increase to such charge proposed by Buyer or its

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subsidiary or any request by Buyer or its subsidiary that such charge be established as a separate non-bypassable charge in CEHE's rates and (iv) Buyer and CenterPoint opposing, and causing their subsidiaries to oppose, positions taken by other parties to reduce, delay the recovery of or impose other terms or conditions relating to the annual decommissioning funding amount to the extent that Buyer or its subsidiary does not support such position. CenterPoint shall cause CEHE to timely file proposed tariff and any other information necessary to implement PUC orders effecting a change in the annual decommissioning funding amount for STP included in CEHE's rates, and CenterPoint shall cooperate with Buyer and its subsidiaries in complying with Code Section 468A and the Treasury Regulations thereunder including filing any necessary elections or rulings with the IRS or other authorities. Buyer and CenterPoint agree that the provisions of this Section 6.19 shall be binding upon and shall benefit their respective successors and assigns. CenterPoint agrees that it will not enter into any transaction the effect of which would be to transfer, allocate, vest or assign (whether by merger, operation of law or otherwise) all or any part of its transmission or distribution business or the requirement to collect all or any portion of such non-bypassable STP decommissioning fund charge to any other person without obtaining the agreement of such person to be bound by and abide by the terms of this Section 6.19 or substantially similar terms, and Buyer agrees that it will not enter into any transaction the effect of which would be to transfer, allocate, vest or assign (whether by merger, operation of law or otherwise) its interest in STP to any other person without obtaining the agreement of such person to be bound by and abide by the terms of this Section
6.19 or substantially similar terms. All references in this Section 6.19 to Buyer, CenterPoint or CEHE shall include each such party's successors and assigns.

            Section 6.20 True-up Proceeds. Buyer acknowledges that it has no claim or entitlement to any recovery or other amount resulting from any final order issued by the PUC in the stranded cost true-up proceeding now pending before the PUC in Docket No. 29526 or to any proceeds from any securitization bonds that may be issued by a subsidiary of CenterPoint to recover amounts CenterPoint and its subsidiaries may be entitled to recover as a result of that proceeding. In the event that Buyer or any subsidiary receives any stranded cost recovery, amount or proceeds referred to in the prior sentence, Buyer shall (or shall cause such subsidiary to) immediately pay such recovery, amount or proceeds over to CenterPoint.

            Section 6.21 Environmental Reporting Regarding NOx Emission Reductions. Unless CenterPoint notifies Buyer that CenterPoint is not required to furnish such information to the PUC, within 90 days after December 31, 2004, 2005 and 2006, Buyer shall furnish or cause to be furnished to CenterPoint a statement detailing the capital expenditures made by Buyer and its subsidiaries for purposes of reduction of emissions of NOx during the prior year. Such statement shall be in a form agreed by Buyer and CenterPoint in order to permit CenterPoint to file reports required by the PUC. This provision does not require Buyer to make any capital expenditures for these purposes or subject Buyer to any liability with respect to CenterPoint's filings with the PUC, but is solely a reporting obligation to enable CenterPoint to comply with its obligations.

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            Section 6.22 Leases. Prior to the Genco LP Division, CenterPoint
shall (or shall cause its applicable subsidiary to) enter into one or more lease agreements with Genco LP or its designated affiliate on the terms set forth in
Section 6.22 of the Companies Disclosure Letter and otherwise on terms and conditions reasonably acceptable to Buyer.

                                   ARTICLE VII

             CONDITIONS TO CONSUMMATION OF THE PUBLIC COMPANY MERGER

            Section 7.1 Conditions to Genco Holdings and Merger Sub's Obligations to Consummate the Public Company Merger. The respective obligations of Genco Holdings and Merger Sub to consummate the Public Company Merger are subject to the satisfaction on or prior to the Public Company Merger Closing Date of each of the following conditions:

            (a) No Law or Order shall exist or shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the Public Company Merger or the Non-STP Acquisition or any of the other transactions related thereto;

            (b) Any waiting period applicable to the Public Company Merger or the Non-STP Acquisition, under applicable U.S. antitrust or trade regulation laws and regulations, including under the HSR Act, shall have expired or been terminated;

            (c) The consummation of the Public Company Merger is permitted by Rule 14c-2 promulgated under the Exchange Act;

            (d) The Companies shall have access to immediately available funds under the Overnight Bridge Loan as contemplated by the Public Company Merger Debt Term Sheet, the Buyer shall have received proceeds from the Debt Financing in an amount equal to the Non-STP Consideration (or such amount shall have been funded into escrow as contemplated by the Debt Financing Letter) and the Delayed Draw Term Facility shall be in full force and effect, in each case on the terms and conditions set forth in the Debt Financing Letter or the Public Company Merger Debt Term Sheet, as applicable, or upon terms and conditions which are, in the judgment of Buyer, comparable or more favorable (to Buyer) in the aggregate thereto, and to the extent that any terms and conditions are not set forth in the Debt Financing Letter, on terms and conditions reasonably satisfactory to Buyer and, with respect to the Public Company Merger Debt Term Sheet, Genco Holdings;

            (e) Buyer shall have delivered to Parents a certificate, dated as of the date scheduled for the Public Company Merger Closing and effective so long as the Public Company Merger is consummated on such date, to the effect that, in reliance on the certificates referred to in Section 8.3(d), and based on the

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      satisfaction or waiver by Buyer of the conditions precedent set forth in
      Section 8.3(e) and 8.3(f), Buyer is prepared to consummate the Non-STP Acquisition on the following business day (subject to the satisfaction of the conditions set forth in Section 8.1 and 8.5), and upon delivery of such certificate, all the conditions in Section 8.3 shall be deemed satisfied or waived, so long as the Public Company Merger is consummated on the date scheduled for the Public Company Merger, and the Non-STP Acquisition occurs on the following business day or as soon as possible thereafter;

            (f)   The conditions in Section 8.2 shall have been satisfied; and

            (g)   Genco II LP shall have been certified as an EWG by the FERC.

Genco Holdings shall not waive the conditions set forth in subsection (a), (b) or (c) of this Section 7.1 without Buyer's consent.

                                  ARTICLE VIII

              CONDITIONS TO CONSUMMATION OF THE NON-STP ACQUISITION

            Section 8.1 Conditions to Buyer, Genco Holdings and CenterPoint's Obligations to Consummate the Non-STP Acquisition. The respective obligations of Buyer, Genco Holdings and CenterPoint to consummate the Non-STP Acquisition are subject to the satisfaction on or prior to the Non-STP Acquisition Closing Date of each of the following conditions:

            (a) No Law or Order shall exist or shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the Non-STP Acquisition or any of the other transactions related thereto.

            (b) Any waiting period applicable to the Non-STP Acquisition under applicable U.S. antitrust or trade regulation laws and regulations, including under the HSR Act, shall have expired or been terminated.

            (c)   The Public Company Merger shall have been consummated.

            Section 8.2 Further Conditions to Genco Holdings and CenterPoint's Obligations. The obligation of Genco Holdings and CenterPoint to consummate the Non-STP Acquisition is further subject to satisfaction or, if permitted by applicable Law, waiver by Genco LP and CenterPoint, on or prior to the Public Company Merger Closing Date of each of the following conditions:

            (a) Representations and Warranties. Each of the representations and warranties of Buyer set forth in Article V of this Agreement shall be true and correct as of the date of this Agreement and on and as of the Public Company Merger Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties which speak as of

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      an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Buyer Material Adverse Effect set forth in such representations or warranties, would reasonably be expected, in the aggregate, to have a Buyer Material Adverse Effect.

            (b) Performance Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Public Company Merger Closing.

            (c) Officer's Certificate. Genco LP and CenterPoint shall have received a certificate, dated the Public Company Merger Closing Date, signed on behalf of Buyer by an officer of Buyer certifying as to the matters described in Sections 8.2(a) and 8.2(b).

            Section 8.3 Further Conditions to Buyer's Obligations. The obligation of Buyer to consummate the Non-STP Acquisition shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer, on or prior to the Public Company Merger Closing Date, of each of the following conditions:

            (a) Representations and Warranties. Each of the representations and warranties of Parents and Genco Holdings (i) set forth in Articles III and IV of this Agreement shall be true and correct as of the date of this Agreement and as of the Public Company Merger Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Companies Material Adverse Effect set forth in such representations or warranties, would reasonably be expected, in the aggregate, to have a Companies Material Adverse Effect and (ii) set forth in Sections 3.3 and
      4.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Public Company Merger Closing Date as though made on and as of the Public Company Merger Closing Date, except for representations and warranties which speak as of an earlier date or period which shall be true and correct as of such date or period.

            (b) Performance Obligations. Each of Parents and Genco Holdings shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Public Company Merger Closing Date, including, without limitation, causing the consummation of the Genco LP Division.

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            (c)   No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Companies Material Adverse Effect.

            (d) Officer's Certificate. Buyer shall have received a certificate, dated the Public Company Merger Closing Date, signed on behalf of (i) the Parents by the Chief Executive Officer or Chief Financial of CenterPoint and (ii) Genco Holdings by the Chief Executive Officer or Chief Financial of Genco Holdings, in each case certifying as to the matters described in Section 8.3(a), 8.3(b) and 8.3(c).

            (e) Receipt of Debt Financing. Genco Holdings shall have access to immediately available funds under the Overnight Bridge Loan as contemplated by the Public Company Merger Debt Term Sheet, Buyer shall have received proceeds from the Debt Financing in an amount equal to the Non-STP Consideration (or such amount shall have been funded into escrow as contemplated by the Debt Financing Letter) and the Delayed Draw Term Facility shall be in full force and effect, in each case on the terms and conditions set forth in the Debt Financing Letter or the Public Company Merger Debt Term Sheet, as applicable, or upon terms and conditions which are, in the judgment of Buyer, comparable or more favorable (to Buyer) in the aggregate thereto, and to the extent that any terms and conditions are not set forth in the Debt Financing Letter, on terms and conditions reasonably satisfactory to Buyer and, with respect to the Public Company Merger Debt Term Sheet, Genco Holdings.

            (f) Ancillary Agreements. At the request of Buyer delivered prior to the Public Company Merger Closing Date, (i) CenterPoint and Buyer shall have entered into a Transition Services Agreement, dated as of the Non-STP Acquisition Closing Date, between CenterPoint and Buyer, in substantially the form attached as Exhibit E to this Agreement (the "TRANSITION SERVICES AGREEMENT"), and (ii) the parties thereto shall have entered into the Separation Amendment, and each such agreement shall not have been revoked, terminated or amended.

            (g) EWG Certification. Genco II LP shall have been certified as an EWG by the FERC.

            (h) Genco II LP and Genco Services shall hold all Permits necessary to operate the Non-STP Assets and Liabilities consistent with past practice, except where the failure to hold such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            Section 8.4 Additional Conditions to Genco Holdings and CenterPoint's Obligations. The obligation of Genco Holdings and CenterPoint to consummate the Non-STP Acquisition shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Genco Holdings and CenterPoint, on or prior to

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the Non-STP Acquisition Closing Date, of the following conditions with respect to the Power Purchase Agreement:

            (a) All Bonds (as defined in the Phase I Lien Annex to the Power Purchase Agreement) issued by Genco LP under the Phase I Lien Annex to the Power Purchase Agreement shall have been cancelled and returned to the Trustee (as defined in the Phase I Lien Annex to the Power Purchase Agreement).

            Section 8.5 Additional Conditions to Buyer's Obligations. The obligation of Buyer to consummate the Non-STP Acquisition shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer, on or prior to the Non-STP Acquisition Closing Date, of the following conditions:

            (a) Performance Obligations. Each of Parents and Genco Holdings shall have performed in all material respects all obligations required to be performed by it under this Agreement in order to consummate the Non-STP Acquisition and all obligations required to be performed by it under this Agreement from the Public Company Merger Closing Date through and prior to the Non-STP Acquisition Closing.

            (b) Officer's Certificate. Buyer shall have received a certificate, dated the Non-STP Acquisition Closing Date, signed on behalf of (i) the Parents by the Chief Executive Officer or Chief Financial of CenterPoint and (ii) Genco Holdings by the Chief Executive Officer or Chief Financial of Genco Holdings, in each case certifying as to the matters described in Section 8.5(a).

            (c)   Provided that Buyer has satisfied the condition set forth in
      Section 8.4(a), (i) the Indenture (as defined in the Phase I Lien Annex to the Power Purchase Agreement) shall have been satisfied and discharged or
      (ii) (A) Genco II LP shall have been released and discharged from all obligations and covenants under such Indenture and on and under all Securities (as defined in the Indenture) then Outstanding (as defined in the Indenture) and (B) all assets (including all property, real, personal and mixed) of Genco II LP shall have been released from all liens under the Indenture.

                                   ARTICLE IX

                CONDITIONS TO CONSUMMATION OF THE STP ACQUISITION

            Section 9.1 Conditions to CenterPoint and Buyer's Obligations to Consummate the STP Acquisition. The respective obligations of CenterPoint and Buyer to consummate the STP Acquisition are subject to the satisfaction on or prior to the STP Acquisition Closing Date of each of the following conditions:

            (a) No Law or Order shall exist or shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the STP Acquisition or any of the other transactions related thereto;

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

            (b) Any waiting period applicable to the STP Acquisition under applicable U.S. antitrust or trade regulation laws and regulations, including under the HSR Act, shall have expired or been terminated;

            (c) The NRC Approval shall have been obtained and shall be in full force and effect, any waiting period prescribed by Law before the STP Acquisition may be consummated shall have expired, no rehearing or appeal of such NRC Approval shall be pending or to Genco Holdings' or Buyer's knowledge threatened; and

            (d)   The Non-STP Acquisition shall have been consummated.

            Section 9.2 Further Conditions to Buyer's Obligations. The obligation of Buyer to consummate the STP Acquisition shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer, on or prior to the STP Acquisition Closing Date, of each of the following conditions:

            (a) Representations and Warranties. Each of the representations and warranties of Parents and Genco Holdings (i) set forth in Articles III and IV of this Agreement relating to the Companies (excluding the Non-STP Assets and Liabilities transferred in the Non-STP Acquisition) shall be true and correct as of the date of this Agreement and as of the STP Acquisition Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Companies Material Adverse Effect set forth in such representations or warranties, would reasonably be expected, in the aggregate, to have a Companies Material Adverse Effect and (ii) set forth in Section 3.3(b) of this Agreement shall be true and correct as of the STP Acquisition Closing Date as though such representation was made on and as of such date. For purposes of this
      Section 9.2, in the definition of "Companies Material Adverse Effect", the words "Companies taken as a whole" shall be deemed to be followed by the phrase "(including the Non-STP Assets and Liabilities as in effect as of the date hereof)", so that the only items relevant shall be any state of facts, changes, developments, events, effects, conditions and occurrences affecting the STP Assets and Liabilities, which shall be compared to the Companies taken as a whole as of the date of this Agreement, ignoring any such item thereafter affecting the Non-STP Assets and Liabilities.

            (b) Performance Obligations. From the Non-STP Acquisition Closing Date through the STP Acquisition Closing Date, each of Parents and Genco Holdings shall have performed in all material respects all obligations relating to the Companies (excluding the Non-STP Assets and Liabilities transferred in the

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      Non-STP Acquisition) required to be performed by it under this Agreement at or prior to the STP Acquisition Closing.

            (c) No STP Assets Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any state of facts, change, development, event, effect, condition or occurrence with respect to the Companies (for the avoidance of doubt excluding the Non-STP Assets and Liabilities transferred in the Non-STP Acquisition) that, individually or in the aggregate, has had or would reasonably be expected to have a Companies Material Adverse Effect.

            (d) Officer's Certificate. Buyer shall have received a certificate, dated the STP Acquisition Closing Date, signed on behalf of CenterPoint by the Chief Executive Officer or Chief Financial of CenterPoint certifying as to the matters described in Section 9.2(a), 9.2(b) and 9.2(c).

                                   ARTICLE X

                           TERMINATION AND ABANDONMENT

            Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the STP Acquisition Closing Date, as follows (the date of any such termination, the "TERMINATION DATE"):

            (a) by mutual written consent of CenterPoint, Genco Holdings and Buyer;

            (b)   by CenterPoint, Genco Holdings or Buyer if the STP Acquisition

      Closing shall not have been consummated on or before April 30, 2005 (such date, as it may be extended under clause (a) of this paragraph, the "OPTIONAL TERMINATION DATE"); provided, however, that (a) either CenterPoint, Genco Holdings or Buyer may, in its sole discretion, elect to extend the Optional Termination Date for up to two consecutive 90-day extension periods if, in each case, (i) the conditions set forth in Sections 7.1(b), 9.1(b) or 9.1(c) have not been satisfied, (ii) all other conditions to consummation of the Public Company Merger, in the case of
      Section 7.1(b), or the STP Acquisition Closing, in the case of Section 9.1(b) or 9.1(c), are satisfied or capable of then being satisfied (other than the condition in Section 9.1(d) in the case of the STP Acquisition Closing), and (iii) the sole reason that the Public Company Merger or the STP Acquisition Closing, as applicable, has not been consummated by such date is that the conditions set forth in Sections 7.1(b), 9.1(b) or 9.1(c), as applicable, have not been satisfied due to the failure to obtain the necessary consents and Approvals under applicable Laws or a judgment, injunction, order or decree of a court or governmental or regulatory entity of competent jurisdiction shall be in effect and Parents and Genco Holdings, on the one hand, or Buyer, on the other hand, as applicable, are still attempting to obtain such necessary consents and Approvals under applicable Laws, or are contesting (x) the refusal of such court or

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      governmental or regulatory entity to give such consents or Approvals or
      (y) the entry of any such judgment, injunction, order or decree, in court or through other applicable proceedings; and (b) the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to either of CenterPoint or Genco Holdings, if either of their failure to perform, or Buyer, if its failure to perform, its obligations under this Agreement has been the cause of, or resulted in, the failure of the Public Company Merger or STP Acquisition Closing to have been consummated on or before the Termination Date or Optional Termination Date, as applicable;

            (c) by CenterPoint or Genco Holdings, on the one hand, or Buyer, on the other hand, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of any of Buyer, in the case of termination by CenterPoint or Genco Holdings, or the Parents or Genco Holdings, in the case of a termination by Buyer, which breach, individually or together with all other such breaches, would constitute, if occurring or continuing on the Non-STP Acquisition Closing Date or the STP Acquisition Closing Date, the failure of any of the conditions set forth in Section 8.2, 8.3 or 9.2, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Non-STP Acquisition Closing Date or the STP Acquisition Closing Date, as the case may be;

            (d) by CenterPoint, Genco Holdings or Buyer if (i) a Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and non-appealable or (ii) a Governmental Authority of competent jurisdiction shall have denied or otherwise failed to grant a Required Approval and such failure or denial shall have become final and non-appealable, a result of which the conditions set forth in Section 7.1 or, if the Public Company Merger has occurred, Section 8.1 or, if the Non-STP Acquisition Closing has occurred, Section 9.1, shall become incapable of being satisfied; or

            (e) by Buyer if the Non-STP Acquisition has not occurred within three calendar days after the Public Company Merger Closing Date.

            Section 10.2 Procedure for and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement by either party as provided under Section 10.1 of this Agreement, written notice thereof shall be given by a party so terminating to the other party and this Agreement shall forthwith become void and have no effect, and the transactions contemplated by this Agreement shall be abandoned without further action by Parents, Genco Holdings or Buyer, without any liability or obligation on the part of Buyer, Genco Holdings or Parents, other than the provisions of Section 6.2(b), this Section 10.2 and Article XI. If this Agreement is terminated under Section 10.1 of this Agreement:

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

            (a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated by this Agreement which have not been consummated as of the date of termination, whether obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement and
      Section 6.2(b) of this Agreement;

            (b) all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the agency or other person to which made, to the extent the applicable transaction has not been consummated; and

            (c) there shall be no liability or obligation under this Agreement on the part of Parents, Genco Holdings or Buyer or any of their respective Representatives, except that nothing contained in this Section 10.2 shall relieve any party from liability for its breach of representations, warranties, covenants or agreements set forth in this Agreement; and except that the obligations provided for in this Section 10.2 shall survive any such termination.

Notwithstanding anything to the contrary in this Agreement, in the event of a termination of this Agreement pursuant to Article X following the consummation of the Non-STP Acquisition, the provisions of this Agreement shall remain in effect in accordance with their terms, except for the obligations relating solely to the STP Assets and Liabilities, including the obligation to consummate the STP Acquisition.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

            Section 11.1 Representations and Warranties. All representations and warranties in Articles IV and V of this Agreement or in any instrument delivered pursuant to this Agreement shall not survive and shall terminate at the Public Company Merger Effective Time (as such representations and warranties relate to the Non-STP Assets and Liabilities) or at the STP Acquisition Closing (otherwise) or, subject to Section 10.2(c), upon termination of this Agreement pursuant to Article X, as the case may be. The representations and warranties contained in Article III (other than Section 3.4) and Section 6.11(i) of this Agreement shall survive indefinitely.

            Section 11.2 Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the parties to this Agreement, under an instrument in writing signed by all parties.

            Section 11.3 Entire Agreement; Assignment. This Agreement (including the Parents Disclosure Letter, Companies Disclosure Letter and Buyer Disclosure Letter), the Confidentiality Agreement and the Parent Written Consent (a) constitute the entire agreement between the parties concerning the subject matter of this Agreement and

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supersede other prior agreements and understandings, both written and oral, between the parties concerning the subject matter of this Agreement, and (b) shall not be assigned, by operation of Law or otherwise, by a party, without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Buyer may assign its rights or obligations hereunder to any affiliate or a lender (or agent therefor) for security purposes, provided that no such assignment shall relieve Buyer of its obligations hereunder.

            Section 11.4 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

            Section 11.5 Notices. Unless otherwise provided in this Agreement, all notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Such notices and communications shall be sent to the appropriate party at its address or facsimile number given below or at such other address or facsimile number for such party as shall be specified by notice given under this Agreement (and shall be deemed given upon receipt by such party or upon actual delivery to the appropriate address, or, in case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error; in the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; provided, however, that such mailing shall in no way alter the time at which the facsimile notice is deemed received):

            (a)   if to Genco Holdings, to

                  Texas Genco Holdings, Inc.
                  1111  Louisiana Street
                  Houston, Texas 77002
                  Telecopy: (713) 207-0141
                  Attention: David G. Tees

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                  with a copy to

                  Baker Botts L.L.P.
                  One Shell Plaza
                  910 Louisiana Street
                  Houston, Texas 77002-4995
                  Telecopy: (713) 229-7701
                  Attention: J. David Kirkland, Jr.

            (b)   if to Parents, to

                  CenterPoint Energy, Inc,
                  1111 Louisiana Street
                  Houston, Texas 77002
                  Telecopy: (713) 207-0141
                  Attention: Gary Whitlock

                  Utility Holding LLC
                  1011 Centre Road
                  Suite 324
                  Wilmington, Delaware 19805
                  Telecopy: (302) 225-1485
                  Attention: Patricia F. Genzel
                             President and Secretary

                  with a copy to

                  Baker Botts L.L.P.
                  One Shell Plaza
                  910 Louisiana Street
                  Houston, Texas 77002-4995
                  Telecopy: (713) 229-7701
                  Attention: J. David Kirkland, Jr.

            (c)   if to Buyer, to

                  GC Power Acquisition LLC
                  c/o Simpson Thacher & Bartlett LLP
                  425 Lexington Avenue
                  New York, New York 10017
                  Telecopy: (212) 455-2502
                  Attention: David J. Sorkin
                             Brian M. Stadler

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                  with  a copy to

                  Simpson Thacher & Bartlett LLP
                  425   Lexington Avenue
                  New   York, New York 10017
                  Telecopy: (212) 455-2502
                  Attention: David J. Sorkin
                             Brian M. Stadler

            Section 11.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (except to the extent that mandatory provisions of Texas Law are applicable). All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of New York, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action. Each party irrevocably consents to the service of any and all process in any such Action by the mailing of copies of such process to such party at its address specified in Section 11.5. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Section 11.6 shall affect the right of any party to serve legal process in any other manner permitted by Law. The consents to jurisdiction set forth in this Section 11.6 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 11.6 and shall not be deemed to confer rights on any person other than the parties. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

            Section 11.7 Descriptive Headings. The table of contents and descriptive headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

            Section 11.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but any of which together shall constitute one and the same instrument.

Section 6.9 Fees and Expenses. Whether or not this Agreement and the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Each of the Parents and Genco Holdings, on the one hand,

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and Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders' fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

            Section 11.10 Interpretation.

            (a) The phrase "TO THE KNOWLEDGE OF" any person or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any executive officer of such person, after due inquiry. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

            (b) For purposes of this Agreement, the term: (i) "AFFILIATE" means, unless otherwise indicated, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified; (ii) "COMPANY IP" means all Intellectual Property owned, held or used by any Company, all material patent, copyright, trademark and service mark registrations and applications, domain names issued to, assigned to and filed by any Company (or, to the extent applicable, any affiliate of Parents engaged in the Genco Business who transferred, directly or indirectly, assets or liabilities to any Company in the Separation Transactions) and all IP Contracts; (iii) "GOOD UTILITY PRACTICES" means with respect to each generation facility, any of the practices, methods and acts generally engaged in or approved by a significant portion of the electric utility industry in the United States for facilities of similar size, technology and age in the United States during a particular time period, or any of such practices, methods, and acts, which, in the exercise of reasonable judgment in light of the facts known or that reasonably should be known at the time a decision is made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition; (iv) "INTELLECTUAL PROPERTY" means all U.S. and foreign intellectual property, including: (a) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how, whether or not patented or patentable; (b) copyrights and works of authorship in any media, including computer hardware, software, firmware, applications, files, systems, networks, databases and

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

compilations, documentation and related textual works, graphics, advertising, marketing and promotional materials, photographs, artwork, drawings, articles, textual works, and Internet site content; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos trade dress and other source indicators and the goodwill of any business symbolized thereby; (d) trade secrets, drawings, blueprints and all non-public, confidential or proprietary information, documents, materials, analyses, reach and lists; (e) all registrations, applications and recordings and licenses and other agreements related thereto; and (f) all rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related thereto; (v) "PERSON" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, representative office, branch, Governmental Authority or other similar entity such determination; and
(vi) "SUBSIDIARY" means, with respect to any person, any other person of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the outstanding equity securities or securities carrying 50% or more of the voting power in the election of the board of directors or other governing body of such person; provided that STPNOC shall be deemed to be a "subsidiary" of Genco Holdings for purposes of the following Sections of this Agreement: 3.5, 4.1 (other than the last sentence), 4.3, 4.5, 4.6(a) (first sentence only), 4.8 (first sentence only), 4.9, 4.10,
4.14 (first sentence only), 4.15, 4.21, 4.22, 6.1, 6.2, 6.3, 6.6, 6.7 and 6.16;
and provided, further, that the parties acknowledge that Genco Holdings does not control STPNOC, and accordingly (i) the representations and warranties referred to above in Article IV are made to the Company's knowledge and (ii) with respect to the obligations of Genco Holdings to cause the Companies to take various actions under Sections 6.1, 6.2, 6.3, 6.6, 6.7 and 6.16, Genco Holdings' obligations under such Sections shall be to cause Genco LP not to approve or take any other action that would permit STPNOC to take actions under such Sections that could not be taken by Companies.

            Section 11.11 Third-Party Beneficiaries. This Agreement is solely for the benefit of Parents, Genco Holdings, CEHE (with respect to Section 6.11 only) and their respective successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its successors and permitted assigns, with respect to the obligations of Parents and Genco Holdings, under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            Section 11.12 No Waivers. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy. No waiver by a party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

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

No waiver shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

            Section 11.13 Specific Performance. The parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

            Section 11.14 Acknowledgments. Notwithstanding anything else that may be expressed or implied in this Agreement, CenterPoint, Utility Holding and Genco Holdings covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby shall be had against any current or future director, officer, employee, general or limited partner, member or Affiliate (including the Investors) of Buyer or any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Buyer or any current or future shareholder of Buyer or any current or future director, officer, employee, general or limited partner, member or Affiliate (including the Investors) of any of the foregoing, as such, for any obligation of Buyer under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby or for any claim based on, in respect of or by reason of such obligations of Buyer or their creation.

            Section 11.15 Parent Undertaking. CenterPoint agrees to cause Utility Holding to, and subject to Section 11.16 to use its best efforts to cause Genco Holdings to, perform the actions required of it under this Agreement and guarantees the performance of the obligations of Utility Holding and, after the Public Company Merger, of Genco Holdings.

            Section 11.16 Special Committee. Prior to the Public Company Merger Effective Time, any action by Genco Holdings to terminate this Agreement pursuant to Section 10.1, any agreement by Genco Holdings to amend this Agreement pursuant to Section 11.2 or any waiver by Genco Holdings pursuant to
Section 7.1, 8.1, or 8.2 shall be made, taken or given, as the case may be, only with the concurrence, or at the direction, of the Special Committee of the Board of Directors of Genco Holdings which was appointed to act in connection with this Agreement and related matters.

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            IN    WITNESS WHEREOF, each of the undersigned has caused this
Agreement to be duly signed as of the date first above written.

                                           TEXAS GENCO HOLDINGS, INC.

                                           By:__________________________________

                                              Name:_____________________________

                                              Title:____________________________

                                           GC POWER ACQUISITION LLC

                                           By:__________________________________

                                              Name:_____________________________

                                              Title:____________________________

                                           HPC MERGER SUB, INC.

                                           By:__________________________________

                                              Name:_____________________________

                                              Title:____________________________

                                           NN HOUSTON SUB, INC.

                                           By:__________________________________

                                              Name:_____________________________

                                              Title:____________________________

                                           PARENTS:

                                           CENTERPOINT ENERGY, INC.

                                           By:__________________________________

                                              Name:_____________________________

                                              Title:____________________________


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

                                           UTILITY HOLDING, LLC

                                           By:__________________________________

                                              Name:_____________________________

                                              Title:____________________________



                                       98